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As filed with the Securities and Exchange Commission on September 13, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its articles of incorporation)

Indiana	3815	35-1345024
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2701 Kent Avenue West Lafayette, Indiana 47906 (765) 463-4527 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	Peter T. Kissinger
President
Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906
(765) 463-4527
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen J. Hackman, Esq. Ice Miller One American Square Box 82001 Indianapolis, IN 46282-0002 Tel: (317) 236-2100 Fax: (317) 236-2219	David K. Meyercord, Esq. Strasburger & Price, LLP 901 Main Street, Suite 4300 Dallas, TX 75202-3794 Tel: (214) 651-4300 Fax: (214) 651-4330

        Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger described herein.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares	228,857(1)	$.29(2)	$796,422(2)	$73.27(2)

(1)
Based on 2,496,129 common shares of PharmaKinetics Laboratories, Inc. and 250,155 Class B Preferred shares of PharmaKinetics Laboratories, Inc. outstanding on June 30, 2002 and an exchange ratio of one-twelfth (1/12) of one common share of Bioanalytical Systems, Inc. for each PharmaKinetics Laboratories, Inc. common share. Each Class B Preferred share is convertible into 1.00062 common shares of PharmaKinetics Laboratories, Inc.

(2)
Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $.29 (the average of the high and low bid per common share of PharmaKinetics Laboratories, Inc. as quoted on the Over-the-Counter Bulletin Board on September 12, 2002).

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[PHARMAKINETICS LABORATORIES, INC. LOGO]

PharmaKinetics Laboratories, Inc.
302 West Fayette Street
Baltimore, Maryland 21201

                    , 2002

Dear Shareholder:

        You are cordially invited to attend a special meeting of the shareholders of PharmaKinetics Laboratories, Inc. ("PKLB") to be held at the company's offices at 302 West Fayette Street, Baltimore, Maryland 21201 on            , October    , 2002 at 10:00 a.m., local time. At the special shareholders meeting you will be asked to consider and vote upon a proposal to approve the merger of a wholly-owned subsidiary of Bioanalytical Systems, Inc. ("BAS") with PKLB.

        The board of directors of PKLB has unanimously approved a merger agreement dated June 20, 2002, as amended July 24, 2002, that provides for the merger. As a result of the merger, PKLB will become a wholly-owned subsidiary of BAS. Each holder of PKLB common shares will be entitled to receive one-twelfth (1/12) of one BAS common share for each of their PKLB common shares. Each holder of PKLB Class B Preferred shares will be entitled to receive one-twelfth (1/12) of one BAS common share for each PKLB common share into which their Class B Preferred shares are convertible. Each Class B Preferred share is currently convertible into 1.00062 PKLB common shares. In addition, the warrant held by the holders of PKLB Class B Preferred shares to purchase 100,000 PKLB common shares at a price of $6.00 per share will be exchanged for a warrant to purchase 8,333 BAS common shares at a price of $72.00 per share. Each holder of PKLB Class A Preferred shares will be entitled to receive a 6% Subordinated Convertible Note due 2008 issued by BAS with a principal amount equal to $6.00 per Class A Preferred share. Assuming the conversion of all of the notes on the first anniversary of their issuance, BAS will issue approximately 312,488 additional common shares to PKLB shareholders in connection with the merger.

        We cannot complete the merger unless we obtain at the special shareholders meeting the approval of the holders of at least two-thirds (2/3) of the PKLB common shares, the holders of at least two-thirds (2/3) of the Class A Preferred shares and the holders of at least two-thirds (2/3) of the Class B Preferred shares, each voting separately by class. The classes of shares have disparate voting rights as described in the accompanying proxy statement/prospectus. Certain holders of 717,194 Class A Preferred shares have agreed in writing that they will vote all of their Class A Preferred shares in favor of approval of the merger agreement and the merger. These shares represent 86% of the outstanding Class A Preferred shares. For a more detailed description of the special meeting, see "The Special Shareholders Meeting" beginning on page 24.

        The accompanying proxy statement/prospectus gives you detailed information about BAS, PKLB and the merger, and includes a copy of the merger agreement. We encourage you to read the entire document carefully before deciding how to vote.

        Your vote is important. Whether or not you plan to attend the special shareholders meeting, please act promptly to vote your shares by completing, signing, and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage paid envelope.

        We are very enthusiastic about the merger. I join all the other members of the board of directors in recommending that you vote "FOR" each of the proposals being submitted to shareholders.

                      /s/ James M. Wilkinson, II, Ph.D.

                      James M. Wilkinson, II, Ph.D.
                       President and Chief Executive Officer
                      PharmaKinetics Laboratories, Inc.

[PHARMAKINETICS LABORATORIES, INC. LOGO]

PharmaKinetics Laboratories, Inc.
302 West Fayette Street
Baltimore, Maryland 21201

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER    , 2002

To the Shareholders of PharmaKinetics Laboratories, Inc.:

        A special meeting of the shareholders of PharmaKinetics Laboratories, Inc. will be held at 302 West Fayette Street, Baltimore, Maryland 21201 on    , October     , 2002, at 10:00 a.m., local time, to consider and vote on the following matters as described in the accompanying proxy statement/prospectus:

1.
The adoption of the Agreement and Plan of Merger, dated as of June 20, 2002, as amended July 24, 2002, by and among Bioanalytical Systems, Inc., PI Acquisition Corp., a wholly-owned subsidiary of Bioanalytical Systems, Inc., and PharmaKinetics Laboratories, Inc., and approval of the merger contemplated thereby of PI Acquisition Corp. with and into PharmaKinetics Laboratories, Inc. A copy of the merger agreement is attached to the proxy statement/prospectus as Annex A.

2.
Any other matter as may properly come before the special meeting or any adjournment or postponement thereof.

        The board of directors of PharmaKinetics Laboratories, Inc. unanimously recommends that you vote "FOR" this proposal.

        Only shareholders of record at the close of business on                        , 2002 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting.

        You are cordially invited to attend the PharmaKinetics Laboratories, Inc. special shareholders meeting. Whether or not you plan to attend, please act promptly to vote your shares on the proposals described above. You may vote your shares by completing, signing, and dating the enclosed proxy card and returning it as promptly as possible in the enclosed postage-paid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting.

        If you attend the PharmaKinetics Laboratories, Inc. special shareholders meeting, you may vote your shares in person even if you have previously submitted a proxy.

                      By Order of the Board of Directors,

                      Jeffrey A. Scheidt
                       Secretary

Baltimore, Maryland
                        , 2002

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 13, 2002

PHARMAKINETICS LABORATORIES, INC.

PROXY STATEMENT

BIOANALYTICAL SYSTEMS, INC.

PROSPECTUS

        This proxy statement and prospectus relates to the proposed acquisition of PharmaKinetics Laboratories, Inc. by Bioanalytical Systems, Inc. pursuant to an Agreement and Plan of Merger, dated as of June 20, 2002, as amended as of July 24, 2002.

        Assuming various conditions of the merger agreement are met, BAS will acquire PKLB by merging a BAS subsidiary with and into PKLB, and PKLB will be the surviving corporation of the merger. In the merger, holders of PKLB common stock will receive one-twelfth of one BAS common share for each share of PKLB common stock they own at the time of the merger. Holders of PKLB Class B preferred stock will receive one-twelfth of one BAS common share for each share of PKLB common stock into which the Class B preferred shares they own at the time of the merger are convertible. In addition, the warrant held by the holders of PKLB Class B Preferred shares to purchase 100,000 PKLB common shares at a price of $6.00 per share will be exchanged for a warrant to purchase 8,333 BAS common shares at a price of $72.00 per share. Holders of the PKLB common stock and PKLB Class B preferred stock will receive approximately 228,857 BAS common shares. Each holder of PKLB Class A preferred stock will receive a BAS 6% Convertible Subordinated Note in a principal amount equal to $6.00 for each share of Class A preferred stock such holder owns at the time of the merger. Holders of the notes may convert the notes after the first anniversary of their issuance into BAS common shares at the rate of $16.00 per common share. Assuming the conversion of all of the notes on the first anniversary of their issuance, BAS will issue approximately 312,488 additional common shares to PKLB stockholders in connection with the merger.

        BAS common shares are traded on the Nasdaq Market System under the symbol "BASI."

        This proxy statement/prospectus and the accompanying form of proxy are first being sent to PKLB stockholders on or about                        , 2002.

        See "Risk Factors" beginning on Page 18 of this proxy statement/prospectus for a discussion of risks associated with the merger.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus is                        , 2002

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about BAS and PKLB from documents each has filed with the SEC that are not included in or delivered with this proxy statement/prospectus. If you call or write, BAS will send you copies of these documents, excluding exhibits, without charge. You may contact BAS at:

Bioanalytical Systems, Inc.
2701 Kent Avenue
West Lafayette, Indiana 47906
Attention: Investor Relations
Telephone number: (765) 463-4527

        If you call or write, PKLB will send you copies of the documents which it has filed with the SEC, excluding exhibits, without charge. You may contact PKLB at:

PharmaKinetics Laboratories, Inc.
302 West Fayette Street
Baltimore, Maryland 21201
Attention: Investor Relations
Telephone Number: (410) 385-4500

        In order to receive timely delivery of the documents in advance of the special shareholders meeting, you should make your request no later than                        , 2002.

        For more information on the matters incorporated by reference in this proxy statement/prospectus, please see "Where You Can Find More Information" on page 80.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	4
The Companies	4
The Merger	4
The Special Shareholders Meeting	5
Reasons for the Merger; Recommendations of PKLB's Board of Directors	5
Share Ownership by PKLB Management	5
What PKLB Shareholders Will Receive in the Merger	6
Comparative Market Data	6
PKLB Stock Options	7
Accounting Treatment of the Merger	7
Tax Consequences of the Merger	7
Appraisal or Dissenters' Rights	8
Interests of Directors and Executive Officers of PKLB in the Merger	8
Material Terms of the Merger Agreement	9
Conditions to completion of the merger	9
Termination of the Merger Agreement	9
A Termination Fee May Be Payable if the Merger Is Not Completed	10
Restrictions on Alternative Transactions	10
Comparison of Rights of BAS Shareholders and PKLB Shareholders	10
Risks of the Merger	10
Selected Historical Financial Data of BAS	11
Selected Historical Financial Data of PKLB	12
Comparative Per Share Data	13
Summary Unaudited ProForma Combined Information	14
RISK FACTORS	16
Risks Relating to the Merger	16
Risks Relating to BAS after the Merger	17
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	21
THE SPECIAL SHAREHOLDERS MEETING	22
Time and Place of the Special Meeting; Matters To Be Considered	22
Vote Required and Voting Rights	22
Record Date; Quorum	22
How Proxies will be Voted at the PKLB Special Shareholders Meeting	23
Treatment of Abstentions and Broker Non-Votes	23
How to Revoke a Proxy	23
Solicitation of Proxies	23
Appraisal Rights	23
THE MERGER	26
General	26
Background of the Merger	26
Recommendations of the Board of Directors; Reasons for the Merger	28
Interests of Directors and Executive Officers of PKLB in the Merger	31
Share Ownership	31
Accounting Treatment	31
Federal Income Tax Consequences	31
Federal Securities Laws Consequences; Stock Transfer Restrictions	34
THE MERGER AGREEMENT	35
Structure of the Merger	35

i

Closing; Effective Time	35
What Shareholders Will Receive in the Merger	35
Procedures for Surrender of PKLB Certificates	35
You should not send your share certificates with the enclosed proxy.	36
Dividends and Distributions	36
Lost Certificates	36
Representations and Warranties	36
Conduct of Business	37
No Solicitation	39
Altana	40
Stock Options	41
Indemnification	41
Expenses	41
Approvals	41
Conditions to the Completion of the Merger	41
Termination	43
Break-Up Fee	43
Director Designation	44
Amendments	44
The 6% Subordinated Convertible Notes Due 2008	44
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	46
THE BUSINESS OF BIOANALYTICAL SYSTEMS, INC.	47
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BIOANALYTICAL SYSTEMS, INC.	49
THE BUSINESS OF PHARMAKINETICS LABORATORIES, INC.	55
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PHARMAKINETICS LABORATORIES, INC.	56
UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS	59
UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET	60
COMPARISON OF SHAREHOLDER RIGHTS	67
WHERE YOU CAN FIND MORE INFORMATION	81
EXPERTS	83
LEGAL MATTERS	83
SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS	83
INDEX TO FINANCIAL STATEMENTS	84
ANNEX A	Agreement and Plan of Merger	A-1
ANNEX B	Maryland Annotated Code, Corporations & Associations, Sections 3-201 through 3-213 concerning Appraisal Rights	B-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.
What is the proposed transaction?

A.
BAS will acquire PKLB by merging a wholly owned subsidiary of BAS with and into PKLB. As a result of the merger, PKLB will be a wholly owned subsidiary of BAS and PKLB shareholders will no longer own an interest in PKLB. PKLB shareholders will receive BAS common shares or a BAS note as described elsewhere in this proxy statement/prospectus.

Q:
What are PKLB shareholders being asked to vote on at the special shareholders meeting?

A:
For PKLB to complete the merger, PKLB shareholders must vote to approve and adopt the merger agreement and the merger. If you do not vote your PKLB shares, the effect will be a vote against the merger agreement and the merger.

  The board of directors of PKLB unanimously recommends voting "FOR" approval of the merger agreement and the merger at the PKLB special shareholders meeting.

Q.
Why is the PKLB board of directors recommending the approval of the merger agreement?

A.
The PKLB board of directors believes that the merger is fair to and in the best interests of PKLB and its shareholders. See "The Merger—Recommendations of the Board of Directors; Reasons for the Merger" on page 30.

Q:
What will PKLB common shareholders receive in the merger?

A:
If you own PKLB common shares, you will receive one-twelfth (1/12) of one BAS common share for each PKLB common share you own when the merger takes effect.

Q:
What will PKLB Class A Preferred shareholders receive in the merger?

A:
PKLB's articles of incorporation state that, if PKLB engages in a merger, before any payment or distribution can be made to the holders of PKLB common shares or Class B Preferred shares, the holders of the Class A Preferred shares are entitled to receive $5.925 per share. If you own PKLB Class A Preferred shares, you will receive a 6% Subordinated Convertible Note due 2008 issued by BAS, with a principal amount equal to $6.00 for each Class A Preferred share you own when the merger takes effect. The notes mature on January 1, 2008. No interest will accrue on the notes for one year after the date they are issued. The notes and any accrued interest can be converted into BAS common shares at a conversion price of $16.00 per share at any time after one year from the date of issuance and prior to maturity. The notes will not be registered under federal or state securities laws and may not be resold without being so registered unless an exemption from registration is available.

Q:
What will Class B Preferred shareholders receive in the merger?

A:
If you own Class B Preferred shares, you will receive one-twelfth (1/12) of one BAS common share for each PKLB common share you would have received if you had converted your Class B Preferred shares into common shares immediately prior to the merger. Each Class B Preferred share is currently convertible into 1.00062 PKLB common shares. In addition, the warrant you hold to purchase 100,000 PKLB common shares at a price of $6.00 per share will be exchanged for a warrant to purchase 8,333 BAS common shares at a price of $72.00 per share.

Q:
What do I need to do now?

A:
After you have carefully read and considered this proxy statement/prospectus, please fill out, sign and date the enclosed proxy card and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the PKLB special shareholders meeting. You may also attend the PKLB special shareholders meeting and vote in person.

Q:
What vote is required to approve the merger?

A:
Maryland law and the articles of amendment and restatement for PKLB require that the merger agreement and the merger be approved at the special shareholders meeting by the holders of at least two-thirds (2/3) of PKLB's common shares, the holders of at least two-thirds (2/3) of PKLB's Class A Preferred shares and the holders of at least two-thirds (2/3) of PKLB's Class B Preferred shares, each voting as a separate class. In these separate class votes, each share is entitled to one vote. Certain holders of 717,194 Class A Preferred shares have agreed in writing that they will vote all of their Class A Preferred shares in favor of the merger agreement and the merger. These shares represent 86% of the outstanding Class A Preferred shares. The Class B Preferred shares are held by one shareholder who has advised PKLB that it intends to vote in favor of the merger agreement and the merger.

Q.
What if I don't vote?

A:
If you do not submit a proxy or instruct your broker to vote your shares and you do not vote in person at the special meeting, the effect will be the same as if you voted against the merger agreement and against approval of the merger.

Q:
If my shares are held in "street name" by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker is not permitted to vote your shares without specific instructions from you. Unless you follow the directions your broker provides you regarding how to instruct your broker to vote your shares, your shares will not be voted.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. If you are a record holder, you may change your vote:

  •
  by writing to PKLB's corporate secretary prior to the PKLB special shareholders meeting stating that you are revoking your proxy;

  •
  by signing a later-dated proxy card and returning it by mail so it is received by PKLB prior to the PKLB special shareholders meeting; or

  •
  by attending the PKLB special shareholders meeting and voting in person.

  If your shares are held in a street name account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

Q:
Should I send in my share certificates now?

A:
No. After we complete the merger, BAS will send you written instructions explaining how to exchange your share certificates.

Q:
When do you expect to complete the merger?

A:
We are working toward completing the merger as quickly as possible. We anticipate completing the merger shortly after the PKLB special shareholders meeting is held, assuming that the PKLB shareholders approve and adopt the merger agreement and the merger.

Q:
Will the merger be taxable to me?

A:
Yes. The merger will be taxable to PKLB shareholders. Generally, for federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the value of the shares or notes received by the shareholder pursuant to the merger and the aggregate tax basis in the PKLB shares sold by the shareholder. You will not receive any cash in the merger, other than cash in lieu of fractional shares. Therefore, if you recognize a gain on the exchange of your PKLB shares for BAS shares or notes, you must pay any resulting tax using cash from other sources. Under the terms of the 6% Subordinated Convertible Notes (the "Notes") to be received by holders of the Class A Preferred shares, interest is not required to be paid at least annually. As a result, the Notes will be considered to be issued with original issue discount ("OID") within the meaning of Code Section 1273 for federal income tax purposes. The total amount of OID with respect to a Note will equal the excess of its "stated redemption price at maturity" over its "issue price". For federal income tax purposes, the Note's "stated redemption price at maturity" generally will equal the total of all payments required to be made under the Note, regardless of whether such payments are denominated as principal or interest (other than "qualified stated interest" payments as such term is defined in the Code and the related Treasury Regulations). However, the payments to be made under the terms of the Notes do not constitute "qualified stated interest" because they are not required to be made at least annually and thus, all such payments will be included in the determination of "stated redemption price at maturity". The Note's "issue price" will generally be the price paid by the first buyer of each Note. More information regarding the federal income tax consequences of the merger can be found under "The Merger—Federal Income Tax Consequences" on page 33. Tax matters are very complicated. You should ask your tax advisor to advise you about the tax impact of the merger on you.

Q:
Will I have the right to have my shares appraised if I dissent from the merger?

A:
Yes. PKLB is organized under Maryland law. Under Maryland law, PKLB shareholders are entitled to dissent from the merger, and, if the merger is consummated, obtain payment for the fair value of their shares in cash. Maryland law includes certain procedural requirements which must be met by a shareholder that wishes to preserve these rights.

  More information regarding how to exercise your appraisal rights can be found under "The Special Shareholders Meeting—Appraisal Rights" on page 25.

Q:
Where can I find more information about the companies?

A:
Both companies file reports and other information with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov and at the offices of the National Association of Securities Dealers. You can also request copies of these documents from either BAS or PKLB. See "Where You Can Find More Information," on page 80.

Q:
Who can answer my questions?

A:
If you are a PKLB shareholder and have questions or want additional copies of this proxy statement/prospectus, please contact:

PharmaKinetics Laboratories, Inc.
302 West Fayette Street
Baltimore, Maryland 21201
Attention: Investor Relations
Telephone Number: (410) 385-4500

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. To understand the proposed transactions fully and their consequences to you, we urge you to read carefully the entire proxy statement/prospectus and the documents we refer to in this proxy statement/prospectus. Please see "Where You Can Find More Information" on page 80. We have included page references directing you to a more complete description of each item presented in this summary.

The Companies

Bioanalytical Systems, Inc. (See page 50)

2701 Kent Avenue
West Lafayette, Indiana 47906
(765) 463-4527

        BAS is an Indiana corporation that provides contract development services and research equipment to pharmaceutical, medical device and biotechnology companies. These companies use BAS services and equipment to improve the speed and efficiency of the preclinical, clinical, and analytical development of their products. Scientists engaged in drug metabolism studies, pharmacokinetics and basic neuroscience research at pharmaceutical research organizations are BAS's principal clients.

        BAS services group provides screening and pharmacological testing, preclinical/safety testing, formulation development, regulatory compliance and quality control testing. BAS also designs, manufactures and markets a range of products that collect, separate, detect and quantify chemicals in biological samples. For example, BAS liquid chromatography and electrochemistry instrument platform, epsilon™, is used to separate and quantify drugs, xenobiotics, metabolites and other chemicals in blood, cerebrospinal fluid and other biological media. BAS is focusing its products business on expediting preclinical screening of developmental drugs.

        For additional information about BAS and its business, see "The Business of Bioanalytical Systems, Inc." on page 50.

PharmaKinetics Laboratories, Inc. (See page 58)

302 West Fayette Street
Baltimore, Maryland 21201
(410) 385-4500

        PKLB is a contract research organization providing a range of clinical research and development services to pharmaceutical and biotechnology industries in the development of prescription and non-prescription drug products. These services include Phase I clinical research, bioanalytical laboratory testing, and the management and monitoring of multi-center clinical trials. PKLB offers ancillary services in these areas such as protocol development, case report form design, data management, biostatistics and regulatory consulting. PKLB has focused its business development efforts on both generic and innovator pharmaceutical and biotechnology companies in the United States and Canada.

        For additional information about PKLB and its business, see "The Business of PharmaKinetics Laboratories, Inc." on page 58.

The Merger (See page 28)

        BAS and PKLB have entered into a merger agreement that provides for a merger of PI Acquisition Corp., a wholly-owned subsidiary of BAS, into PKLB. As a result of the merger, PKLB will become a wholly-owned subsidiary of BAS and PKLB shareholders will no longer own an interest in PKLB. PKLB shareholders will receive BAS common shares or a BAS note as described below.

        For additional information about the merger, see "The Merger" and "The Merger Agreement" on pages 26 and 34, respectively. We urge you to read carefully the entire merger agreement, which is attached to this proxy statement/prospectus as Annex A. The merger agreement is incorporated by reference in this proxy statement/prospectus. It is the legal document that governs the merger.

The Special Shareholders Meeting (See page 24)

        The PKLB special shareholders meeting will be held at 302 West Fayette Street, Baltimore, Maryland 21201, on                        , September    , 2002 at 10:00 a.m., local time. You may vote at the PKLB special shareholders meeting if you owned PKLB common shares, Class A Preferred shares or Class B Preferred shares at the close of business on the record date, [            ] [    ], 2002.

        Maryland law and the articles of amendment and restatement for PKLB require that the merger agreement and the merger be approved at the special shareholders meeting by the holders of at least two-thirds (2/3) of the PKLB common shares, the holders of at least two-thirds (2/3) of the Class A Preferred shares and the holders of at least two-thirds (2/3) of the Class B Preferred shares, each voting as a separate class. In these separate class votes, each share is entitled to one vote.

        Certain holders of 717,194 Class A Preferred shares have agreed in writing that they will vote all of their Class A Preferred shares in favor of the merger agreement and the merger. These shares represent 86% of the outstanding Class A Preferred shares. The Class B Preferred shares are held by one shareholder who has advised PKLB that it intends to vote in favor of the merger agreement and the merger. For additional information about the special shareholders meeting, see "The Special Shareholders Meeting" on page 24.

Reasons for the Merger; Recommendations of PKLB's Board of Directors (See page 30)

        We are proposing the merger because it presents an opportunity to combine our separate operations to be a stronger competitor in our markets.

        After careful consideration, PKLB's board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement and the merger. The PKLB Board of Directors believes the merger is in the best interests of the PKLB shareholders. For additional information about the reasons for the merger and the recommendations of PKLB's Board of Directors, see "The Merger—Recommendations of the Board of Directors; Reasons for the Merger" on page 30.

        The PKLB Board did not obtain or rely upon an opinion from a financial advisor as to the fairness of the merger to PKLB from a financial point of view when it approved the merger agreement.

Share Ownership by PKLB Management (See page 33)

        On                        , 2002, the record date for the special shareholders meeting, PKLB directors and executive officers beneficially owned            shares of the outstanding PKLB common shares. These shares represented approximately            % of the PKLB common shares outstanding on                        , 2002. On                        , 2002, PKLB directors and executive officers beneficially owned            PKLB Class A Preferred shares. These shares represented    % of the Class A Preferred shares outstanding on                         , 2002. Each of the directors and executive officers of PKLB has indicated that he or she intends to vote "FOR" approval of the merger agreement and the merger. For additional information about share ownership by PKLB management, see "The Merger—Interests of Directors and Executive Officers of PKLB in the Merger" on page 32.

What PKLB Shareholders Will Receive in the Merger (See page 37)

        Each PKLB common share will be exchanged for one-twelfth (1/12) of one common share of BAS.

        If you own PKLB Class B Preferred Shares, you will receive one-twelfth (1/12) of one BAS common share for each PKLB common share you would have had the right to receive if you had converted your Class B Preferred shares into PKLB common shares immediately prior to the merger. Each Class B Preferred share is currently convertible into 1.00062 PKLB common shares. In addition, the warrant held by the Class B Preferred shareholder to purchase 100,000 PKLB common shares at a price of $6.00 per share will be exchanged for a warrant to purchase 8,333 BAS common shares at a price of $72.00 per share.

        No fractional BAS common shares will be issued in the merger. Instead, fractional shares will be paid in cash based on the market price of BAS common shares on the date the merger occurs.

        If PKLB engages in a merger, before any payment or distribution can be made to the holders of PKLB common shares or Class B Preferred shares, the holders of the Class A Preferred shares are entitled to receive $5.925 per share. If you own PKLB Class A Preferred shares, you will receive a 6% Subordinated Convertible Note due 2008 issued by BAS with a principal amount equal to $6.00 for each Class A Preferred share you own when the merger takes effect. The notes will not accrue interest for one year from the date of issuance and will be convertible into BAS common shares at any time after one year from the date of issuance and prior to maturity at a price of $16.00 per share. Neither the notes nor any BAS common shares received upon conversion of the notes will be registered under federal or state securities laws when they are received by former PKLB Class A Preferred shareholders. Therefore, neither the notes nor any BAS common shares received upon conversion can be resold unless they are first registered or an exemption from registration is available. BAS has agreed to register any shares received by the noteholders upon conversion of the notes for resale under the federal securities laws. For additional information about the notes, see "The Merger Agreement—The 6% Subordinated Convertible Notes Due 2008" on page 46.

        Immediately after the merger, former PKLB shareholders will own approximately 4.8% of BAS outstanding shares. If all of the 6% Subordinated Convertible Notes due 2008 were converted into BAS common shares at $16.00 per share, BAS would issue an additional 312,488 shares and former PKLB shareholders would own approximately 10.6% of BAS outstanding shares.

        For additional information about what PKLB shareholders will receive in the merger, see "The Merger Agreement—What Shareholders Will Receive in the Merger" on page 37.

Comparative Market Data (See page 49)

        BAS common shares are currently quoted on the Nasdaq National Market System under the symbol "BASI" and PKLB common shares are currently quoted on the Over-the-Counter Bulletin Board under the symbol "PKLB.OB". The following table presents trading information for BAS common shares and PKLB common shares on June 19, 2002. The table also presents the equivalent per share price of PKLB common shares on such date, determined by multiplying the prices of BAS common shares by one-twelfth (1/12), the exchange ratio provided for in the merger agreement. June 19, 2002 was the last trading day before the announcement of the signing of the merger agreement. You should read the information presented below in conjunction with "Comparative Per Share Market Price and Dividend Information" on page 49.

	High	Low	Close
BAS Common Shares	$5.25	$5.09	$5.10
PKLB Common Shares	$0.59	$0.55	$0.55
BAS Common Shares Equivalent	$0.4375	$0.4242	$0.425

        The market prices of the BAS common shares and PKLB common shares fluctuate. The share exchange ratio in the merger agreement does not change. As a result, these market price fluctuations will affect the value of the consideration PKLB shareholders will receive in the merger. You should obtain current market quotations. The Class A Preferred shares and the Class B Preferred shares do not trade on an established market and no market quotations are available.

PKLB Stock Options (See page 43)

        The PKLB employee stock option plans provide that all options outstanding under the PharmaKinetics Laboratories, Inc. Employee Stock Option Plans, regardless of any applicable vesting schedule, will be cancelled effective as of the merger. Options granted to Non-Employee Directors will not automatically cancel, but the merger agreement requires the cancellation of all such shares prior to consummation of the merger. For additional information about PKLB stock options, see "The Merger Agreement—Stock Options" on page 43.

Accounting Treatment of the Merger (See page 33)

        The merger will be accounted for by BAS as a purchase for financial reporting purposes. That means that the purchase price will be allocated by BAS to PKLB's assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair market value of the net tangible and intangible assets of PKLB acquired will be recorded on BAS's books as goodwill. For additional information about the accounting treatment of the merger, see "The Merger—Accounting Treatment" on page 33.

Tax Consequences of the Merger (See page 33)

        The merger will be a taxable transaction for federal income tax purposes. PKLB shareholders generally will recognize a gain or loss for United States federal income tax purposes based on the tax basis of their PKLB capital stock exchanged in the merger.

        You will not receive any cash in the merger, other than cash in lieu of fractional shares. Therefore, if you recognize a gain on the exchange of your PKLB shares for BAS shares or notes, you must pay any resulting tax using cash from other sources.

        In addition, under the terms of the 6% Subordinated Convertible Notes (the "Notes") to be received by holders of the Class A Preferred shares, interest is not required to be paid at least annually. As a result, the Notes will be considered to be issued with original issue discount ("OID") within the meaning of Code Section 1273 for federal income tax purposes. The total amount of OID with respect to a Note will equal the excess of its "stated redemption price at maturity" over its "issue price".

        For federal income tax purposes, the Note's "stated redemption price at maturity" generally will equal the total of all payments required to be made under the Note, regardless of whether such payments are denominated as principal or interest (other than "qualified stated interest" payments as such term is defined in the Code and the related Treasury Regulations). However, the payments to be made under the terms of the Notes do not constitute "qualified stated interest" because they are not required to be made at least annually and thus, all such payments will be included in the determination of "stated redemption price at maturity". The Note's "issue price" will generally be the price paid by the first buyer of each Note.

        Each holder of a Note will be required to treat such OID as ordinary interest income, included in the holder's income over the term of the Note under a statutorily prescribed method which is intended to approximate the true economic yield of the Notes. OID will therefore be included in each holder's income before the holder actually receives cash representing such income (irrespective of whether the holder is a cash basis taxpayer or an accrual basis taxpayer). Such a holder, however, will not be required to include in income any cash payments or other payments.

        The amount of OID required to be included in a holder's income in any taxable year will be the sum of the "daily portions" of OID for each day during the taxable year for which the Note is held. The daily portions will be determined by allocating a pro rata portion of the OID on the Note attributable to an "accrual period" (i.e., the one-year period, or shorter period, from the date of original issue ending on a date in the calendar year corresponding to either the maturity date of the Note or the one year before such maturity date) to each day during the period. The amount of OID on each Note attributable to an accrual period will be the product of the "adjusted issue price" at the beginning of the accrual period (i.e., the issue price increased by the OID attributable to prior accrual periods reduced by any cash payments, including interest payments, made with respect to the Note in prior accrual periods) multiplied by the yield to maturity of the Note (the interest rate that, when used in computing the present value of all payments of principal and interest under the Note, produces an amount equal to the issue price). The amount of OID required to be accrued annually on the Notes will vary from year to year, reflecting the compounding of OID for prior accrual periods, as well as any periodic cash payments with respect to the Notes.

        The Issuer will report, in the annual tax information statements which the Issuer is required to provide to each holder and to the Internal Revenue Service, the amount of OID which must be included in the holder's income in each year.

        Tax matters are very complicated, and the tax consequences of the merger to each shareholder will depend on the facts of that shareholder's situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you. For additional information about the tax consequences of the merger, see "The Merger—Federal Income Tax Consequences" on page 33.

Appraisal or Dissenters' Rights (See page 25)

        PKLB is organized under Maryland law. Under Maryland law, PKLB shareholders are entitled to dissent from the merger and, if the merger is consummated, to obtain payment for the fair value of their shares in cash. Maryland law includes certain procedural requirements which must be met by a shareholder that wishes to preserve these rights. In order to preserve your right to receive payment of the fair value of your shares, you must:

  •
  file with PKLB a written objection to the proposed merger at or before the shareholders' meeting at which the merger will be considered;

  •
  NOT vote in favor of the merger; and

  •
  within 20 days after the Maryland Department of Assessments and Taxation accepts the articles of merger for record, make a written demand on the successor, PKLB, for payment of your PKLB shares. The written demand must state the number and class of shares for which you demand payment.

        For additional information regarding how to exercise your appraisal rights, see "The Special Shareholders Meeting—Appraisal Rights" on page 25.

Interests of Directors and Executive Officers of PKLB in the Merger (See page 32)

        In considering the recommendations of the PKLB board of directors with respect to the merger, you should be aware that some directors and members of management of PKLB have interests in the merger that are different from, or in addition to, your interests as a shareholder.

  •
  Under the merger agreement, BAS has agreed to provide continuing indemnification for directors of PKLB.

  •
  Certain executive officers have severance agreements that will become effective upon consummation of the merger.

  •
  A director has loaned $350,000 to PKLB in order to fund its ongoing working capital requirements. Repayment of such loans could be doubtful if the merger does not occur.

        For additional information about the interests of directors and executive officers of PKLB in the merger, see "The Merger—Interests of Directors and Executive Officers of PKLB in the Merger" on page 32.

Material Terms of the Merger Agreement (See page 37)

        We have attached the merger agreement as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger. For a summary of the material terms of the merger agreement, see "The Merger Agreement" on page 37.

Conditions to completion of the merger (See page 44)

        We will complete the merger only if a number of conditions are satisfied or waived. Some of these considerations are:

  •
  PKLB shareholders must approve the merger agreement and the merger;

  •
  no court order or injunction prohibits the completion of the merger;

  •
  the registration statement on Form S-4 of which this proxy statement/prospectus is a part is effective;

  •
  there has been no change or changes which, taken as a whole, individually or in the aggregate, have or could reasonably be expected to have, a material adverse effect on the business of BAS or PI Acquisition Corp.;

  •
  all PKLB directors surrender their PKLB stock options for cancellation effective upon consummation of the merger;

  •
  the holders of no more than 10% of the common shares shall have exercised their statutory appraisal rights; and

  •
  BAS and PKLB shall have complied in all material respects with their obligations under the merger agreement.

        We anticipate completing the merger shortly after the PKLB special shareholders meeting is held, assuming that the PKLB shareholders approve and adopt the merger agreement and the merger. For additional information about the conditions to completion of the merger, see "The Merger Agreement—Conditions to the Completion of the Merger" on page 44.

Termination of the Merger Agreement (See page 45)

        We may agree in writing to terminate the merger agreement at any time without completing the merger, even after the PKLB shareholders have approved and adopted the merger agreement and the merger. In addition, the merger agreement may be terminated:

        by either PI Acquisition Corp. or PKLB:

  •
  if the merger has not been completed by December 31, 2002;

  •
  if a court or other governmental agency issues a final order, decree, or injunction which permanently restrains or prohibits the merger; or

  •
  if the PKLB shareholders fail to approve the merger.

        by PI Acquisition Corp.:

  •
  if PKLB has materially breached its representations or other obligations contained in the merger agreement and does not cure the breach within fifteen (15) days after being notified of the breach; or

  •
  if (A) PKLB enters into a definitive agreement to effect a transaction that the board of directors of PKLB has determined, after complying with the procedures contained in the merger agreement, to be more favorable to PKLB shareholders than the merger, or (B) PKLB's board of directors withdraws or modifies in a manner adverse to PI Acquisition Corp. its approval or recommendation to the PKLB shareholders of the merger or the merger agreement.

        by PKLB:

  •
  in order to enter into a transaction that the board of directors of PKLB has determined, after complying with the procedures contained in the merger agreement, to be more favorable to PKLB shareholders than the merger; or

  •
  if BAS or PI Acquisition Corp. have materially breached their representations or other obligations contained in the merger agreement and have not cured the breach within fifteen (15) days of being notified of the breach.

        For additional information about the termination of the merger agreement, see "The Merger Agreement—Termination" on page 45.

A Termination Fee May Be Payable if the Merger Is Not Completed (See page 46)

        In certain circumstances, if either PKLB or BAS exercise their right to terminate the merger agreement, either PKLB or BAS may owe to the other party a termination fee of $200,000. For additional information about the termination fee that may be payable if the merger is not completed, see "The Merger Agreement—Break-Up Fee" on page 46.

Restrictions on Alternative Transactions (See page 41)

        The merger agreement prohibits PKLB from soliciting, and restricts PKLB from participating in, discussions with third parties or taking other actions related to alternative transactions to the merger other than a superior acquisition proposal. For additional information about restrictions on alternative transactions, see "The Merger Agreement—No Solicitation" on page 41.

Comparison of Rights of BAS Shareholders and PKLB Shareholders (See page 61)

        PKLB is a Maryland corporation. The rights of holders of PKLB common shares, Series A Preferred shares and Series B Preferred shares are governed by PKLB's articles of amendment and restatement and bylaws and Maryland corporate law. After the merger, holders of PKLB common shares and Class B Preferred shares will become shareholders of BAS, and holders of PKLB Class A Preferred shares will have the right to convert the notes they receive in the merger into BAS common shares after one year from the date of issuance and prior to maturity. Former PKLB shareholders' rights as BAS shareholders will be governed by Indiana corporate law and the articles of incorporation and bylaws of BAS. There are some differences between Indiana law and Maryland law and the articles of incorporation and bylaws of BAS and PKLB. We have provided a summary of these differences beginning on page 61.

Risks of the Merger (See page 18)

        In considering whether to adopt the merger agreement and to approve the merger, you should consider certain risks of the merger. We urge you to read carefully all of the factors described in "Risk Factors" on page 18 before voting.

Selected Historical Financial Data of BAS

        The following selected consolidated financial data as of and for each of the years in the five-year period ended September 30, 2001 are derived from the consolidated financial statements of BAS which have been audited by Ernst & Young LLP, BAS's independent auditors. The selected financial data as of and for the nine months ended June 30, 2002 and 2001 are not audited, but, in the opinion of management, they include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of BAS's financial position and results of operations as of the dates and for the periods indicated. Results of operations for the nine months ended June 30, 2002 are not necessarily indicative of future results. The selected information set forth below should be read in conjunction with BAS's consolidated financial statements and the related footnotes on page 52, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 52.

	Year Ended September 30,					Nine months ended June 30,
	2001	2000	1999	1998	1997	2002	2001
	(in thousands, except per share data)					(unaudited)
Statement of Operations Data:
Service revenue	$15,202	$10,999	$9,993	$7,609	$4,991	$11,902	$11,056
Product revenue	10,073	8,224	9,858	10,616	9,932	8,082	7,612

Total revenue	25,275	19,223	19,851	18,225	14,923	19,984	18,668
Cost of service revenue	9,660	9,245	6,499	4,598	2,986	8,463	7,167
Cost of product revenue	3,495	2,974	3,943	3,911	3,334	3,326	2,507

Total cost of revenue	13,155	12,219	10,442	8,509	6,320	11,789	9,674

Gross Profit	12,120	7,004	9,409	9,716	8,603	8,195	8,994
Operating expenses:
Selling	3,204	3,400	3,943	4,524	4,225	2,275	2,505
Research and development	1,611	1,806	1,955	2,165	1,568	1,105	1,201
General and administrative	3,815	2,990	2,550	2,336	1,638	3,275	2,710

Total operating expenses	8,630	8,196	8,448	9,025	7,431	6,655	6,416

Operating income (loss)	3,490	(1,192)	961	691	1,172	1,540	2,578
Other income (expense), net	(383)	(621)	(114)	(25)	(75)	(123)	(336)

Income (loss) before income taxes	3,107	(1,813)	847	666	1,097	1,417	2,242
Income taxes (benefit)	1,340	(431)	277	254	413	370	950

Net income (loss)	$1,767	$(1,382)	$570	$412	$684	$1,047	$1,292

Net income (loss) available for common shareholders	$1,767	$(1,382)	$570	$412	$657	$1,047	$1,292
Net income (loss) per Common Share
Basic	$.39	$(.30)	$.13	$.10	$.30	$.23	$.28
Diluted	$.38	$(.30)	$.12	$.09	$.21	$.23	$.28
Weighted average Common Shares
Basic	4,565	4,550	4,506	4,117	2,221	4,575	4,563
Diluted	4,600	4,550	4,676	4,403	3,101	4,620	4,589
	September 30,					June 30,
	2001	2000	1999	1998	1997	2002	2001
	(in thousands, except per share data)					(unaudited)
Balance Sheet Data
Working capital	$2,535	$931	$4,275	$3,286	$2,493	$1,425	$2,473
Property and equipment, net	18,922	18,913	17,355	14,551	10,035	21,728	18,619
Total assets	27,977	26,897	26,321	22,280	15,931	31,344	26,659
Long-term debt, less current portion	3,144	3,638	4,112	1,124	5,045	3,421	3,285
Convertible preferred shares	—	—	—	—	1,231	—	—
Shareholders' equity	17,830	16,062	17,421	16,844	5,651	18,886	17,378

Selected Historical Financial Data of PKLB

        The following selected consolidated financial data for each of the years in the five-year period ended June 30, 2002 have been derived from PKLB's consolidated financial statements and related notes thereto as of June 30, 1998 through 2002, and for the years then ended, which have been audited by PricewaterhouseCoopers LLP, PKLB's independent accountants. The selected information set forth below should be read in conjunction with PKLB's consolidated financial statements and the related footnotes on page 58, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," on page 58.

	Fiscal Years Ended June 30,
	2002	2001	2000	1999	1998
	(in thousands, except share data)
Statement of Operations Data:
Total revenues	$6,798	$8,913	$8,024	$9,828	$12,326
Costs and expenses:
Cost of contracts	6,464	7,469	8,514	8,112	8,931
Selling, general and administrative expenses	1,742	1,880	2,462	2,569	2,210
Research and development expenses	80	113	158	512	568

Total costs and expenses	8,286	9,462	11,134	11,193	11,709

Operating (loss) income	(1,488)	(549)	(3,110)	(1,365)	617
Other income and expenses, net	5	36	152	37	14
Provision for income taxes	—	—	—	—	(8)

Net (loss) income before deemed preferred stock dividend	(1,483)	(513)	(2,958)	(1,328)	623

Deemed preferred stock dividend	—	—	—	—	(1,021)
Net loss applicable to common stockholders	$(1,483)	$(513)	$(2,958)	$(1,328)	$(398)
Basic and diluted loss per common share	$(0.59)	$(0.21)	$(1.19)	$(0.53)	$(0.16)
Basic and diluted weighted-average shares outstanding	2,496	2,496	2,496	2,493	2,440
	June 30,
	2002	2001	2000	1999	1998
Balance Sheet Data:
Cash and cash equivalents	$46	$414	$347	$2,233	$3,359
Total assets	4,079	5,702	6,550	9,285	10,107
Long-term debt	—	—	62	143	235
Total stockholders' equity	1,906	3,389	3,903	6,587	7,874

Comparative Per Share Data

	Year Ended September 30, 2001	Nine Months Ended June 30, 2002
BAS—Historical:
Historical per common share:
Income per basic share	$0.39	$0.23
Income per diluted share	0.38	0.23
Cash dividends per share	0.00	0.00
Book value per share	3.90	4.12
	Year Ended September 30, 2001	Nine Months Ended June 30, 2002
PKLB—Historical
Historical per common share:
Loss per basic share	$(0.47)	$(0.36)
Loss per diluted share	(0.47)	(0.36)
Cash dividends per share	0.00	0.00
Book value per share	1.13	0.76

Summary Unaudited ProForma Combined Information

        We have included the following selected unaudited pro forma combined financial data only for the purposes of illustration. The unaudited pro forma combined statement of operations data assumes that the merger between BAS and PKLB was completed on October 1, 2000 and the unaudited pro forma combined balance sheet data assumes that the merger was completed on June 30, 2002. The pro forma financial data does not necessarily indicate what the operating results or financial position would have been if the merger had been completed at the dates indicated. Furthermore, this data does not necessarily indicate what the future operating results or financial position of the combined company will be. This unaudited pro forma combined statement of operations data does not include adjustments to reflect any costs savings or other operational efficiencies that may be realized as a result of the merger of BAS and PKLB or any future merger-related restructuring or integration expenses.

        You should read this selected unaudited pro forma combined financial data in conjunction with the "Unaudited Condensed Pro Forma Combined Financial Statements" and the related notes beginning on page 61.

	Year Ended September 30, 2001	Nine Months Ended June 30, 2002
Statement of Pro Forma Combined Operations Data:
Operating revenue	$33,728	$24,600
Operating income	2,193	572
Net income (loss)	718	209
Earnings per share, before extraordinary item:
Basic	.15	.04
Diluted	.15	.04
June 30, 2002
(In Thousands)
Pro Forma Combined Balance Sheet Data:
Total assets	$39,796
Long-term debt, net of current portion	8,421
Stockholders' equity	19,965

	Twelve Months Ended September 30, 2001	Ended Nine Months June 30, 2002
Unaudited Pro Forma Combined
Unaudited pro forma per share of BAS common stock:
Income per basic share	$0.15	$0.04
Income per diluted share	0.15	0.04
Cash dividends per share	0.00	0.00
Book value per share	3.94	4.15
Unaudited Pro Forma Combined
Unaudited pro forma per share of PKLB common shares:
Income per basic share	$0.01	$0.00	(1)
Income per diluted share	0.01	0.00	(1)
Cash dividends per share	0.00	0.00
Book value per share	0.33	0.35

(1)
Computed per share amount is $0.003.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the proposal to be voted on at the PKLB special shareholders meeting.

Risks Relating to the Merger

The number of shares to be received by the holders of PKLB common shares and Class B Preferred shares will not change, although the market values of BAS and PKLB common shares will.

        Prior to the completion of the merger, the market value of BAS common shares will fluctuate relative to the value of PKLB shares, but the number of shares to be received by the holders of PKLB common shares and Class B Preferred shares pursuant to the merger agreement will not change. As a result, you cannot be certain of the market value of the BAS common shares you will receive in exchange for your PKLB common shares and PKLB Class B Preferred shares.

Some officers and directors have conflicts of interest that may influence them to support or approve the merger agreement and the merger.

        One of PKLB's directors has loaned money to PKLB. If the merger does not take place, PKLB's ability to repay these loans is uncertain. That uncertainty may have influenced him to recommend that PKLB shareholders vote in favor of approval and adoption of the merger agreement and the merger. The merger agreement also provides that this director will also become a director of BAS following the merger.

        Some executive officers of PKLB have severance agreements that will become effective as a result of the merger that may influence them in voting for the merger. One of these executive officers is a director of PKLB. Under these severance agreements, if the officer is terminated other than for just cause within two years following the merger, the officer will be entitled to receive his or her current salary for either six months or one year following such termination.

        The continuation of indemnification obligations for current directors of PKLB following completion of the merger may have influenced these directors in making their recommendation that PKLB shareholders vote in favor of the approval of the merger agreement and the merger. See "The Merger—Interests of Directors and Executive Officers of PKLB in the Merger" on page 32.

BAS will face challenges and incur costs in integrating BAS and PKLB and, as a result, may not realize the expected benefits of the merger.

        Integrating the operations of BAS and PKLB will be a costly and complex process. The diversion of the attention of management and any difficulties encountered in the process of combining the companies could cause disruptions in the combined business operations. Further, the process of combining the companies and the related uncertainties could negatively affect employee performance, satisfaction and retention. As a result of the merger, the combined company will incur transaction and integration costs that may exceed BAS's estimates, either of which may negatively affect BAS's financial condition and operating results.

PKLB has not obtained a fairness opinion in connection with the merger.

        PKLB did not consult with or obtain an opinion of any independent financial advisors that the merger and the exchange of PKLB shares for BAS common shares and the notes are fair from a financial viewpoint to the shareholders of PKLB. However, PKLB's board of directors has determined that the merger is fair and is in the best interests of PKLB shareholders. See "The Merger—Reasons for the Merger; Recommendations of the Board of Directors" on page 30.

Both BAS and PKLB may not be able to take certain actions prior to the merger because of restrictions in the merger agreement.

        While the merger agreement is in effect, and prior to the closing of the merger, neither BAS nor PKLB is permitted to declare or pay any dividend or distribution with respect to its shares of capital stock. Further, the merger agreement contains certain limitations on the ability of PKLB to take certain actions prior to the merger, including the following:

  •
  borrow money, incur indebtedness, or guarantee the debt of another;

  •
  amend its articles of incorporation or bylaws;

  •
  enter into any joint venture, partnership or profit-sharing agreement;

  •
  make expenditures for the purchase and lease of products and services;

  •
  increase its number of employees and the compensation of its directors, officers and employees;

  •
  sell or lease a material portion of its assets;

  •
  enter into, amend or waive any provision of certain material contracts;

  •
  settle certain types of claims or litigation; or

  •
  acquire a controlling interest in any entity, or acquire certain non-publicly traded securities or real property or mortgage investments.

        You should read the merger agreement for a complete and more detailed description of these and the other limitations on the actions that may be taken by BAS and PKLB prior to the merger. See "The Merger Agreement—Conduct of Business" on page 39.

PKLB may suffer negative consequences if the merger is not approved by the shareholders or does not take place.

        If the merger is not completed, PKLB may be subject to the following risks:

  •
  There may be a decline in the price of its common shares to the extent that the market price of PKLB common shares reflects a market assumption that the merger will be completed.

  •
  PKLB will have to pay various costs related to the merger, such as legal and accounting fees and expenses, even if the merger is not completed.

  •
  Currently, PKLB is not deriving sufficient income from operations to support its operations. PKLB has no assurance that it could obtain financing or other sources of working capital necessary for ongoing operations.

  •
  If the merger agreement is terminated and the PKLB board of directors determines to seek another merger or business combination, PKLB may not be able to find any partner or a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger.

Risks Relating to BAS after the Merger

        An investment in BAS's common shares involves a number of risks, some of which could be substantial and are inherent in its business. You should consider the following factors carefully in evaluating the proposal to be voted on at the PKLB special shareholders meeting. Additional risks not presently known to BAS or that BAS currently deems immaterial may also impair BAS's business operations. Actual future results and trends may differ materially from historical or anticipated results depending on a variety of factors, including, but not limited to, those described in this section.

Changes in the demand for BAS's products and services could harm its business.

        BAS's revenues are highly dependent on research and development expenditures and compliance testing expenditures by the pharmaceutical and biotechnology industries. Decreases in such expenditures, including those resulting from a general economic decline in these industries, could have a material adverse effect on BAS's revenues and financial condition.

        BAS has benefited from the growing tendency of companies to engage independent organizations to conduct development and testing projects. Any reduction in the outsourcing of research, development or testing activities, or any reduction in public funding of science and technology could have a material adverse effect on BAS's business, operations and financial condition.

BAS may be adversely affected if its Culex® product is not successful.

        BAS's new product, Culex® Automated Blood Sampling Device is a significant new product. Non-acceptance or major difficulties with the device could have a material adverse effect on BAS's business, operations and financial condition.

The ability to hire and retain qualified employees is critical to BAS's success.

        BAS's business is labor intensive and involves the delivery of highly specialized professional services. BAS's future growth and success depends in large part upon its ability to attract, develop, manage and retain highly skilled professional, scientific and technical operating staff. There is significant competition from BAS's competitors as well as from the in-house research departments of pharmaceutical and biotechnology companies and other enterprises for employees with the skills required to perform the services offered by BAS. Although BAS has confidentiality agreements with its scientific and technical operating personnel, BAS does not have in place covenants not to compete that would directly preclude the employees from being employed by a competitor. There can be no assurance that BAS will be able to attract, develop, manage and retain a sufficient number of highly skilled employees in the future or that it will continue to be successful in training, retaining and managing its current employees. The loss of a significant number of employees or BAS's inability to hire sufficient numbers of qualified employees could have a material adverse effect on BAS's business, operations and financial condition.

        BAS relies to a significant extent on a number of key executives, including Peter T. Kissinger, Ph.D., its President and Chairman of the Board. BAS maintains key man life insurance on Dr. Kissinger in the amount of $1.0 million. The loss of the services of any of BAS's key executives could have a material adverse effect on BAS's business, operations and financial condition.

Legislation and governmental regulation may adversely affect BAS.

        BAS's business depends in part on government regulation of the drug development process by the United States and foreign governments. More stringent governmental regulation of the drug development process increases the need for services and products provided or produced by BAS. Recently, legislation has been proposed that would substantially modify the current requirements for FDA administration of the drug and device approval process. Under the proposed legislation, applications for approval of new drugs could be made to private accredited facilities in lieu of the FDA. As a result, the number of clinical trials of new drugs would be reduced and other rules administered by the FDA would be simplified. Any change in the scope of regulatory requirements or the introduction of simplified drug or device approval procedures could adversely affect BAS's business, operations and financial condition.

        BAS's revenues are dependent, in part, upon continued compliance with governmental requirements applicable to facilities and techniques used in the manufacture of products for clinical use and the provision of services. BAS's facilities are subject to scheduled periodic regulatory inspections to ensure compliance with FDA requirements. Failure on the part of BAS to comply with applicable requirements could result in the termination of ongoing research, the discontinuance of selected Company operations, the disqualification of data for submission to regulatory authorities and fines and penalties being assessed against BAS, any of which could have a material adverse effect on BAS's business, operations and financial condition.

BAS operates in a highly competitive market and may not be able to compete effectively.

        With respect to its products, BAS primarily competes with several large equipment manufacturers. With respect to its services, BAS primarily competes against in-house research departments of pharmaceutical and biotechnology companies and other full-service contract research organizations. Many of BAS's competitors possess substantially greater capital, technical and other resources than BAS. BAS's failure to compete effectively in any one or more of these areas could have a material adverse effect on BAS's business, operations and financial condition.

BAS's business could suffer from the termination of contracts with certain of its clients or distributors or an adverse change in the financial health of such clients or distributors.

        During 2001, two major pharmaceutical companies accounted for approximately 30% of BAS's total revenues. During 2002, the companies announced their intention to merge. There can be no assurance that BAS's business will not continue to be dependent on continued relationships with certain clients or distributors or that annual results will not be dependent upon performance of a few large projects. In addition, there can be no assurance that significant clients or distributors in any one period will continue to be significant clients or distributors in other periods.

        Generally, BAS's service contracts are terminable by the client upon notice at any time. Contracts may be terminated for a variety of reasons, including the client's decision to forego a particular study, failure of products to satisfy safety requirements and unexpected or undesired product testing results. The loss of business from a significant client or the cancellation of a major contract or series of commitments could have a material adverse effect on BAS's business, operations and financial condition.

BAS's ability to compete may be adversely affected by BAS's ability to obtain and maintain exclusive rights to its patents and proprietary technology.

        BAS's business is dependent, in part, on its ability to obtain patents in various jurisdictions on its current and future technologies and products, to defend its patents and protect its trade secrets and to operate without infringing on the proprietary rights of others. There can be no assurance that BAS's patents will not be challenged by third parties or that, if challenged, those patents will be held valid. In addition, there can be no assurance that any technologies or products developed by BAS will not be challenged by third parties owning patent rights and, if challenged, will be held to not infringe those patent rights. The expense involved in any patent litigation can be significant. BAS also relies on unpatented, proprietary technology, and there can be no assurance that others will not independently develop or obtain similar products or technologies.

BAS's business could be adversely affected by its failure to successfully identify or implement future acquisitions.

        BAS's growth strategy includes making selective strategic acquisitions of assets or business entities engaged in similar or complementary lines of business. Identification, negotiation, completion and integration of these acquisitions require significant commitments of capital and management time and attention. Failure to successfully implement or integrate one or more strategic acquisitions may have a material adverse effect on the business and financial condition of BAS.

If BAS is unable to secure a new credit facility, its ability to fund future operations could be jeopardized and alternative financing arrangements might adversely affect future earnings.

        Following the merger, BAS may not generate cash flow from operations in amounts sufficient to enable it to fund its liquidity needs. It will require financing from other sources. BAS is currently in negotiations for a new credit facility. In the event that BAS is unable to obtain a new credit facility, BAS may have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures or selling assets. These alternatives could adversely affect BAS's future earnings.

There May Be Other Risks That Are Not Known to BAS At This Time.

        BAS's business may become subject to other risk factors which may be identified from time to time in BAS's periodic SEC filings and other public announcements.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains or incorporates by reference forward-looking statements, including information concerning possible or assumed future results of operations of BAS and PKLB, that are subject to risks and uncertainties. These forward-looking statements are necessarily dependent upon assumptions and estimates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors, including those set forth under "Risk Factors," "The Merger—Background of the Merger," "The Merger—Reasons for the Merger; Recommendations of the Board of Directors" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions.

        The following important factors, in addition to those discussed elsewhere in this proxy statement/prospectus and in the documents that are incorporated into this proxy statement/prospectus by reference, could affect the industries in which BAS and PKLB operate in general, and/or each company in particular. Accordingly, future results could differ materially from those expressed in these forward-looking statements contained in this proxy statement/prospectus due to one or more of the following factors, among others:

  •
  expected benefits from the merger may not be fully realized or realized within the expected time frame or at all;

  •
  costs or difficulties related to completing the merger and, following the merger, to the integration of the businesses, may be greater than expected;

  •
  revenues following the merger may be lower than expected;

  •
  the trading price of BAS common stock may be lower than anticipated;

  •
  economic conditions in the pharmaceutical, medical device and biotechnology industries;

  •
  the ability of BAS to attract and retain certain clients;

  •
  the ability of BAS to attract and retain professional staff and key executives;

  •
  the effects of any changes in government regulations;

  •
  acquisitions, divestitures and strategic alliances made by BAS or its competitors;

  •
  liabilities and other claims asserted against either company;

  •
  BAS's ability to compete in a rapidly changing marketplace;

  •
  BAS's dependence on proprietary technology; or

  •
  the matters discussed under the caption "Risk Factors" beginning on page 18.

        Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus, or, in the case of documents incorporated by reference, the date of those documents.

        All subsequent written and oral forward-looking statements attributable to BAS or PKLB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither BAS nor PKLB assumes any obligation to update any such forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus.

THE SPECIAL SHAREHOLDERS MEETING

Time and Place of the Special Meeting; Matters To Be Considered

        The PKLB special shareholders meeting will be held at 302 West Fayette Street, Baltimore, Maryland 21201 on                    , October     , 2002 at 10:00 am, local time. At the PKLB special shareholders meeting, shareholders of PKLB will vote on a proposal to approve and adopt the merger agreement and the merger. The PKLB board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that the shareholders of PKLB vote "FOR" the approval and adoption of the merger agreement and the merger.

Vote Required and Voting Rights

        The affirmative vote of each of the following groups is required to approve the merger:

  •
  the holders of at least two-thirds (2/3) of the outstanding common shares voting as a separate class;

  •
  the holders of at least two-thirds (2/3) of the outstanding Class A Preferred shares voting as a separate class; and

  •
  the holders of at least two-thirds (2/3) of the outstanding Class B Preferred shares voting as a separate class.

        In the separate class votes, each share is entitled to one vote. If you abstain or fail to vote your shares on these proposals, it will have the same effect as voting against approval of the merger agreement.

        On                        , 2002, PKLB directors and executive officers beneficially owned            shares of the outstanding PKLB common shares. These shares represented approximately         % of the PKLB common shares outstanding on                        , 2002. On                        , 2002, PKLB directors and executive officers beneficially owned            Class A Preferred shares. These shares represented        % of the outstanding Class A Preferred shares. Each of the directors and executive officers of PKLB has indicated he or she intends to vote "FOR" the merger agreement and the merger.

        Holders of 717,194 Class A Preferred shares, including a PKLB director, have entered into a voting agreement pursuant to which, among other things, they have agreed to vote their shares in favor of the merger at the special shareholders meeting. These shares represent 86% of the outstanding Class A Preferred shares.

Record Date; Quorum

        Only holders of record of PKLB common shares, Class A Preferred shares and Class B Preferred shares at the close of business on [                        ], 2002 are entitled to receive notice of and vote at the PKLB special shareholders meeting. As of [                        ], 2002, there were [            ] PKLB common shares entitled to vote, held by [            ] holders of record. As of [                        ], 2002, there were [            ] Class A Preferred shares, held by [            ] holders of record. As of [                        ], 2002, there were [            ] Class B Preferred shares, held by one holder of record. Holders of shares representing a majority of the votes entitled to be cast, present in person or represented by proxy, will constitute a quorum for the transaction of business at the PKLB special shareholders meeting.

        A list of shareholders entitled to vote at the PKLB special shareholders meeting will be available during normal business hours at the offices of PKLB, 302 West Fayette Street, Baltimore, Maryland 21201, for the ten day period before the PKLB special shareholders meeting, and also at the PKLB special shareholders meeting.

How Proxies will be Voted at the PKLB Special Shareholders Meeting

        PKLB shares represented by a proxy will be voted at the PKLB special shareholders meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval of the merger agreement and will be voted in the discretion of the proxy holders on any other matter that may come before the PKLB special shareholders meeting or any adjournments or postponements of the meeting.

Treatment of Abstentions and Broker Non-Votes

        Abstentions.    If you submit a proxy that indicates an abstention from voting on any of the proposals being submitted to shareholders for a vote, your shares will be counted as present for purposes of determining the existence of a quorum, but they will not be voted on the proposal or proposals as to which you are abstaining from voting. An abstention from voting on the approval of the merger agreement will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

        Broker Non-Votes.    Under NASD rules, your broker cannot vote your PKLB common shares without specific instructions from you. If you do not provide instructions with your proxy, your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker is not voting your shares is referred to as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the existence of a quorum, but will not be voted on any proposal being submitted to shareholders. A broker non-vote will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

How to Revoke a Proxy

        Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person at the PKLB special shareholders meeting, which would automatically revoke your proxy. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the special shareholders meeting, you will need to obtain a proxy from the institution that holds your shares.

        In addition, you may revoke your proxy at any time before it is voted at the PKLB special shareholders meeting by delivering a later dated signed proxy or a written notice of revocation to Jeffrey A. Scheidt, Secretary of PKLB, 302 West Fayette Street, Baltimore, Maryland 21201.

Solicitation of Proxies

        PKLB will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, PKLB's directors, officers and employees may solicit proxies from holders of PKLB common shares by telephone, in person or through other means. PKLB will not compensate these people for this solicitation, but PKLB will reimburse them for reasonable out-of-pocket expenses they incur in connection with this solicitation. PKLB will also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of PKLB shares held of record by those persons. PKLB will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses.

Appraisal Rights

        PKLB is organized under Maryland law. Under Maryland law, PKLB shareholders are entitled to dissent from the merger, and, if the merger is consummated, obtain payment of the fair value of their shares in cash. The following summary is qualified in its entirety by reference to the provisions of the Maryland Annotated Code, Corporations & Associations, Sections 3-201 through 3-213, the full text of which is attached to this proxy statement/prospectus as Annex B. As the preservation and the exercise of an objecting shareholder's rights require strict adherence to the provisions of these laws, each PKLB shareholder who might desire to exercise such rights should review such laws carefully, timely consult his or her own legal advisor, and strictly adhere to the provisions thereof.

        In order to preserve your right to receive payment of the fair value of your shares, you must:

  •
  file with PKLB a written objection to the proposed merger at or before the special shareholders' meeting at which the merger will be considered;

  •
  NOT vote in favor of the merger; and

  •
  Within 20 days after the Maryland Department of Assessments and Taxation accepts the articles of merger for record, make a written demand on the successor, PKLB, for payment of your PKLB shares. The written demand must state the number and class of shares for which you demand payment.

        A PKLB shareholder who fails to comply with these requirements is bound by the terms of the merger.

        Once you have filed a written demand on PKLB for payment of the fair value of your shares, the demand may be withdrawn only with the consent of PKLB.

        PKLB will notify each shareholder who has filed a written objection to the proposed merger of the date of the acceptance of the articles of merger by the Maryland Department of Assessments and Taxation. PKLB may also send a written offer to pay the objecting shareholder what it considers to be the fair value of the shares. PKLB is not required to make such an offer. If it does, however, such offer will be accompanied by a balance sheet of PKLB as of a date not more than six months before such offer, a profit and loss statement of PKLB for the 12 months ending on the date of the balance sheet and any other information PKLB considers pertinent. PKLB will deliver the notice and any offer to each objecting shareholder by certified U.S. mail, return receipt requested, at the address you give PKLB in writing, or, if none, at the address as it appears on the records of PKLB.

        The fair value of PKLB shares will be determined as of the close of business on the day the PKLB shareholders vote on the merger. Fair value will not include any appreciation or depreciation that directly or indirectly results from the merger or from its proposal. A PKLB shareholder who demands payment for his shares has no right to receive any dividends or distributions payable to holders of record of those shares and ceases to have any rights of a PKLB shareholder with respect to those shares, except the right to receive payment of their fair value.

        If you and PKLB fail to agree on the fair value of your shares, either you or PKLB may petition a court in Baltimore City, Maryland for an appraisal to determine the fair value of the shares. Such petition must be filed within 50 days after the Maryland Department of Assessments and Taxation accepts for record the articles of merger. If the petition for an appraisal is not filed within the 50-day period, you will lose your appraisal rights. It is the burden of the beneficial shareholders to prove their ownership of shares and right to demand an appraisal. If the court finds that the objecting shareholder is entitled to an appraisal of his shares, it will appoint three disinterested appraisers to determine the fair value of the shares on terms and conditions the court considers proper.

        Unless the court sets a longer time, the appraisers will, within 60 days after their appointment, determine the fair value of the shares as of the appropriate date and file a report stating their conclusion as to the fair value of the shares and the reasons for this conclusion and including a transcript of all testimony and exhibits offered. On the same date the report is filed, the appraisers must mail a copy of it to each party to the appraisal proceeding. Within 15 days thereafter, any party may object to the report and request a hearing.

        Following the receipt of the report of the appraisers and on motion of any party to the proceeding, the court will enter an order confirming, modifying or rejecting the report and, if appropriate, setting the time for payment by PKLB to the objecting shareholder. A judgment for the shareholder will award the value of the shares. In addition, a judgment for the shareholder will award interest from the date the shareholders voted on the merger, unless the court finds that the failure of the shareholder to accept an offer for the shares made by PKLB was arbitrary and vexatious or not in good faith.

        PKLB would be required to pay the costs of the appraisal proceeding, unless the court finds that the failure of the shareholder to accept an offer for the shares was arbitrary and vexatious or not in good faith. PKLB is not required to pay for an objecting shareholder's shares or to pay the judgment in an appraisal proceeding unless, simultaneously with payment, the certificates representing the shares are surrendered to PKLB, endorsed in blank and in proper form for transfer, or satisfactory evidence of the loss or destruction of the certificates and a sufficient indemnity bond are furnished.

        Failure to take any necessary step will result in a termination or waiver of your appraisal rights. A person having a beneficial interest in PKLB shares that is held of record in the name of another person, such as a trustee or nominee, must act promptly to cause the record holder to follow the requirements in a timely manner if such person elects to demand payment of the fair value of such shares.

THE MERGER

General

        The merger agreement provides for the merger of a wholly owned subsidiary of BAS into PKLB. As a result of the merger, PKLB will become a wholly owned subsidiary of BAS and holders of PKLB common shares and/or Class B Preferred Shares will be entitled to receive BAS common shares in exchange for the PKLB common shares and/or Class B Preferred Shares they own. Holders of PKLB Class A Preferred shares will receive 6% Subordinated Convertible Notes due 2008 issued by BAS.

        For each PKLB common share you own, you will receive one-twelfth (1/12) of one BAS common share. For each Class B Preferred share you own, you will receive that number of BAS common shares that you would be entitled to receive if you had converted your Class B Preferred shares into PKLB common shares. Each Class B Preferred share is convertible into 1.00062 PKLB common shares. In addition, the warrant held by the Class B Preferred shareholder to purchase 100,000 PKLB common shares at a price of $6.00 per share will be exchanged for a warrant to purchase 8,333 BAS common shares at a price of $72.00 per share. Pursuant to the terms of PKLB's articles of incorporation, in the event of a transaction such as the merger, before any payment or distribution can be made to the holders of PKLB common shares or Class B Preferred shares, the holders of the Class A Preferred shares are entitled to receive $5.925 per share. In satisfaction of this requirement, for each Class A Preferred share you own, you will receive a 6% Subordinated Convertible Note due 2008 issued by BAS in a principal amount equal to $6.00 per Class A Preferred share.

        As a result of the merger, former PKLB shareholders will own approximately 4.8% of the outstanding BAS common shares. This percentage is based on the number of BAS common shares and PKLB common shares outstanding on [                        ], 2002. If all of the 6% Subordinated Convertible Notes due 2008 were converted into BAS common shares at $16.00 per share, BAS would issue an additional 312,488 shares and former PKLB shareholders would own approximately 10.6% of BAS outstanding shares.

        The discussion in this proxy statement/prospectus of the merger and the description of the principal terms of the merger agreement and the merger are summaries only. You should refer to the merger agreement for the details of the merger and the terms of the merger agreement. We have attached a copy of the merger agreement to this proxy statement/prospectus as Annex A. Please see "The Merger Agreement" on page 37.

Background of the Merger

        In 2000, the PKLB board of directors discussed the desirability of finding a strategic partner for PKLB. These discussions were initiated primarily out of a concern as to whether PKLB's operating results would permit it to continue as a going concern.

        Dr. James Wilkinson, President of PKLB, made several inquiries to other companies in the contract research organization industry. None of the companies contacted expressed any significant interest in a transaction with PKLB.

        In September 2001, a director of PKLB, Mr. Thomas Kearns, suggested Dr. Wilkinson contact Mr. Gene Tanner of NatCity Investments regarding the possibility of a strategic partnership with a group with which Mr. Tanner is associated. Dr. Wilkinson spoke with Mr. Tanner by telephone to express interest in initiating talks with this group. Mr. Tanner suggested Dr. Wilkinson call Mr. Joseph Broecker of Periculum Capital. Dr. Wilkinson placed a call to Mr. Broecker also in September 2001 to discuss the potential for a strategic partnering arrangement. Mr. Broecker stated he was an advisor to BAS and they might be open to the idea of a transaction with PKLB.

        In November 2001, a confidential disclosure agreement was signed by the parties relating to the confidentiality of information exchanged by the parties relating to each respective company.

        At a meeting of the PKLB board of directors on November 8, 2001, Dr. Wilkinson advised the board of directors regarding the initial discussions with BAS and there was continued general discussion on the desirability of entering into a strategic partnering arrangement with another contract research organization.

        On December 14, 2001, Dr. Michael Silvon, Vice President of BAS, visited the PKLB facility to meet with Dr. Wilkinson, Mr. Jeffrey Scheidt, Vice President and Chief Financial Officer, and Ms. Cynthia Schurick, Vice President of Business Development of PKLB. At this meeting, there were discussions regarding the operations of both companies and the benefits and synergies of a combination between BAS and PKLB.

        On January 11, 2002, Dr. Wilkinson and Mr. Leslie Daniels, a Director of PKLB, visited BAS at its headquarters. Dr. Wilkinson made a presentation to Dr. Peter T. Kissinger, Chief Executive Officer of BAS, Mr. Broecker, Mr. Douglas Wieten, Chief Financial Officer of BAS, Dr. Ronald Shoup, President of BAS Analytics, and Dr. Silvon. Discussions centered on the benefits a merger would have for both companies.

        At a meeting of the board of directors of PKLB on February 7, 2002, Dr. Wilkinson summarized the discussions with BAS, his review of the operations of BAS and provided board members with the most recent BAS annual report. There was lengthy discussion on the desirability of partnering with another contract research organization and the board instructed Dr. Wilkinson to continue to pursue partnering opportunities, including the opportunity with BAS. Dr. Wilkinson made several further telephone inquiries to potential partners but received no interest or responses to such inquiries.

        On February 13, 2002, Dr. Silvon again visited PKLB for additional discussions regarding a possible merger. Dr. Kissinger visited PKLB on February 18 and 19, 2002 to continue discussions on the benefits of a merger.

        On March 6 and 7, 2002 Dr. Wilkinson and Ms. Schurick visited the BAS headquarters again to discuss additional details of a possible merger. On March 8 and 9, 2002, Dr. Shoup visited PKLB in Baltimore to observe operations and meet key staff.

        A telephonic PKLB board of directors meeting was held on May 14, 2002 at which time Dr. Wilkinson provided the board with an update on the proposed merger with BAS, including preliminary terms that had been verbally discussed between the parties. The board authorized management to pursue a transaction with BAS.

        In reaching such decision, the board considered a variety of factors, including the following:

  •
  That there had been no interest expressed by other parties in a transaction with PKLB and the likelihood that there would not be any other interested parties with which a transaction could be completed within a reasonable period of time.

  •
  The financial condition of PKLB and the uncertainty that the results from operations would be sufficient to support the liquidity requirements of PKLB through June 30, 2003.

  •
  The significant uncertainties about the ability of PKLB to continue as a going concern.

  •
  The strategic benefits of a transaction with BAS from the viewpoint of the long-term financial interests of the shareholders of PKLB.

  •
  The likelihood that the PKLB shareholders would receive less consideration than that in the proposed transaction if PKLB were liquidated.

        On May 22, 2002, BAS submitted a written summary of the proposed terms on which it was willing to consummate a merger with PKLB. The proposed terms were communicated by Dr. Wilkinson to all directors of PKLB. After further discussions with BAS by Dr. Wilkinson and Mr. Daniels, BAS submitted a draft of a merger agreement on June 18, 2002. PKLB submitted comments to the draft and a revised draft of the merger agreement was submitted on June 19, 2002.

        At a PKLB board of directors meeting on June 4, 2002, the board reviewed the draft of the proposed merger agreement with BAS. The board voted to approve the merger agreement as long as there were no substantive changes to the economic terms contained in the final definitive merger agreement. The board directed Dr. Wilkinson to negotiate a definitive agreement.

        In reaching such a decision, the PKLB board reviewed the factors considered at the May 14, 2002 board meeting. The PKLB board of directors also considered the advisability of retaining a financial advisor to render an opinion on the fairness of the proposed transaction to the shareholders of PKLB from a financial viewpoint. The board considered that such an opinion was not necessary and decided not to retain a financial advisor. The PKLB board did not rely on a fairness opinion from a financial advisor when it approved the merger agreement.

        Dr. Wilkinson contacted all board members by telephone on June 12, 2002 to inform them that an agreement as to the basic terms of the merger had been reached and that a definitive agreement would be available shortly. The basic business terms of the agreement were discussed and all board members agreed to proceed.

        In connection with the definitive merger agreement, BAS requested that holders of Class A Preferred shares execute a voting agreement pursuant to which such holders would agree to vote in favor of the merger.

        On June 19, 2002, the board of directors by unanimous consent approved the definitive merger agreement and Dr. Wilkinson signed the agreement on June 20, 2002. Also, on June 20, 2002, Mr. Daniels, pursuant to authority granted by a power of attorney, executed a voting agreement on behalf of himself and other Class A Preferred shareholders agreeing to vote approximately 86% of the votes entitled to be cast by the holders of the Class A Preferred shares in favor of the merger.

        Between June and August 2002, BAS loaned PKLB a total of $350,000 for working capital purposes. These loans bear interest at the rate of 8% per annum and are due at various dates through February, 2003.

        On July 24, 2002, BAS and PKLB executed an amendment to the merger agreement. The amendment revised the exchange terms for the Class A Preferred shares to a set amount of $6.00 per share for clarity, provided for the conversion of an outstanding warrant to a warrant for the purchase of BAS common shares which had not been addressed and added as a condition to the merger that shareholders holding 10% or more of the outstanding PKLB common shares not exercise dissenter appraisal rights. Dr. Wilkinson executed the amendment pursuant to and with authorization previously adopted by the PKLB board of directors.

Recommendation of the Board of Directors; Reasons for the Merger

        THE BOARD OF DIRECTORS OF PKLB UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF PKLB VOTE "FOR" THE APPROVAL OF THE MERGER.

        We are proposing the merger because it presents an opportunity to combine our separate operations to be a stronger competitor in our markets.

PKLB Reasons for the Merger.

        The PKLB Board of Directors believes that the merger is in the best interests of PKLB stockholders and has unanimously approved the merger agreement and declared it to be advisable, and unanimously recommends that PKLB's shareholders vote "FOR" adoption of the merger agreement and approval of the merger.

        In reaching its decision, the PKLB Board of Directors consulted with PKLB management and considered a variety of factors, including the following:

  •
  Conditions in the contract research organization industry particularly as concerns the lack of access to additional capital;

  •
  PKLB's business, operations, financial condition, earnings, and prospects as an independent company, including PKLB's ability to locate strategic partners on a timely and cost-effective basis;

  •
  The inability of PKLB to generate sufficient working capital to reach the necessary critical mass to remain competitive in its principal areas of operation;

  •
  The financial condition of PKLB and the assessment of management of the prospects for future business;

  •
  The risk that the decrease in PKLB's working capital over previous periods will prevent PKLB from continuing as a going concern;

  •
  The anticipated financial resources of the combined entity;

  •
  The opportunity for PKLB shareholders to participate in the combined company with greater financial resources and access to capital;

  •
  The anticipated effectiveness of the merger in implementing PKLB's strategy;

  •
  The potential increased scale, scope and financial strengths of the combined company, and the combined company's potential for access to capital;

  •
  The business, operations, financial condition, earnings and prospects of BAS;

  •
  The strategic fit between the two companies;

  •
  The potential for improved trading liquidity for stockholders of the combined company;

  •
  The anticipated impact of the proposed transaction on the combined companies' financial performance, including the resulting company's capital structure;

  •
  The compatible nature of the businesses of PKLB and BAS;

  •
  The structure of the merger and the financial and other terms of the merger agreement;

  •
  The likelihood that the merger would be completed; and

  •
  The ability of PKLB, subject to certain conditions, to consider unsolicited alternative proposals, its ability to terminate the merger agreement under certain conditions, and the termination fees payable on certain termination events.

        PKLB's Board of Directors also identified and considered a variety of potential negative factors in its deliberations concerning the merger, including the following:

  •
  The per share merger consideration in relation to the recent market trading price for PKLB common stock;

  •
  The risk that the potential benefits in the merger might not be fully realized;

  •
  The possibility that the merger might not be consummated and the effect of the public announcement of the merger on PKLB's customers, creditors and employees;

  •
  As described in this proxy statement/prospectus, the fact that certain members of PKLB's Board of Directors and management might have interests in the merger that are different from those of other PKLB stockholders;

  •
  The risk of possible delays associated with completion of the merger and the restrictions on PKLB's business operations contained in the merger agreement;

  •
  The other risks described under "Risk Factors" beginning on page 18 of this proxy statement/prospectus;

  •
  The risk that PKLB's Board of Directors would be prohibited from soliciting or discussing possible alternative transactions with other persons or entities under the merger agreement, except under certain conditions; and

  •
  The risk that PKLB's Board of Directors did not receive a fairness opinion on the financial terms of the merger from an independent financial advisor.

        The foregoing discussion of the information and factors considered by the PKLB Board of Directors is not exhaustive, but includes the material factors considered by the PKLB Board of Directors. The PKLB Board of Directors did not quantify or assign any relative or specific weights to the various factors it considered. Rather, the PKLB Board of Directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the PKLB Board of Directors may have given different weight to different factors.

BAS Reasons for the Merger.

        In reaching its determination to approve the merger agreement and the transactions contemplated thereby, the BAS board of directors considered a number of factors, including the following:

  •
  The board of directors' belief that PKLB has established strong technical and management teams, which teams would be complementary with those of BAS.

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  The board of directors' belief that the acquisition would enable BAS to establish an east coast bioanalytical franchise, furthering BAS's strategic goal of establishing multiple sites, and that PKLB's location in the Baltimore area, near clients, universities and the United States Food and Drug Administration, is an advantage.

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  The board of directors' belief that BAS's goals of increasing the number of services that BAS is able to provide to its clients and growing as a contract laboratory provider would be advanced by introducing early phase clinical trials into BAS's portfolio of services.

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  The board of directors' belief that the acquisition would allow BAS the opportunity to expand its instrument marketing into underutilized space in PKLB's Baltimore facility.

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  The board of directors' belief that the building owned by PKLB in Baltimore would constitute a major physical asset.

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  The board of directors' determination that the financial proforma and integration plan for the acquisition generated a reasonable transaction value.

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  The board of directors' belief that BAS would bring financial stability, market presence and a beneficial association with the BAS brand to PKLB's business that would enable BAS to improve upon PKLB's current financial performance.

Interests of Directors and Executive Officers of PKLB in the Merger

        In considering the recommendations of the PKLB board of directors with respect to the merger, shareholders of PKLB should be aware that some directors and members of management of PKLB have interests in the merger that are different from, or in addition to, their interests as shareholders generally. The PKLB board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

        Director Loan.    Leslie B. Daniels, a director of PKLB, has loaned PKLB $350,000 for working capital purposes. The loan bears interest at 8% and is payable on demand. Repayment of such loan might be questionable if the merger does not occur. Mr. Daniels will also become a director of BAS in connection with the merger.

        Severance Agreements.    James M. Wilkinson, president and a director of PKLB and Jeffrey Scheidt, Vice President and Chief Financial Officer of PKLB, each have severance agreements that become applicable upon the change of control resulting from the merger. Under the severance agreements, each of these executive officers will receive severance payments in an amount equal to six to twelve months of base salary if he is terminated without "just cause" at any time within two years after the merger. As of June 30, 2002, such severance benefits would be approximately $144,000 for Dr. Wilkinson and $55,000 for Mr. Scheidt.

        Indemnification.    Under the merger agreement, BAS has agreed to provide various continuing indemnification benefits for officers, directors and employees of PKLB. See "The Merger Agreement-Indemnification" on page 43.

Share Ownership.

        On                        , 2002, the record date for the special shareholders meeting, PKLB directors and executive officers beneficially owned            shares of the outstanding PKLB common shares. These shares represented approximately        % of the PKLB common shares outstanding on                        , 2002. On                        , 2002, PKLB directors and executive officers beneficially owned            PKLB Class A Preferred shares. These shares represented        % of the Class A Preferred shares outstanding on                         , 2002. Each of the directors and executive officers of PKLB has indicated that he or she intends to vote "FOR" approval of the merger agreement and the merger. For additional information about share ownership by PKLB Management, see "The Merger—Interests of Directors and Executive Officers of PKLB in the Merger" on page 32.

Accounting Treatment

        The merger will be accounted for as a purchase by BAS for financial reporting purposes. After completion of the merger, the results of operations of PKLB will be included in the consolidated financial statements of BAS. The purchase price will be allocated to PKLB assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible and intangible assets of PKLB acquired will be recorded as goodwill. These allocations will be made based upon valuations and other studies that have not yet been finalized.

Federal Income Tax Consequences

        The following is a discussion of certain of the material federal income tax consequences of the merger to BAS, PKLB, and the holders of PKLB common shares who are citizens or residents of the United States or that are domestic corporations. The discussion below is for general information only and does not address all aspects of federal income taxation that may affect particular shareholders in light of their particular circumstances, that are generally assumed to be known by investors or that may affect shareholders subject to special treatment under federal income tax laws. The following discussion assumes that PKLB common shares are held as capital assets. In addition, no information is provided in this document with respect to the tax consequences of the merger under foreign, state or local laws.

        The receipt of BAS common shares in exchange for PKLB common shares or Class B Preferred shares and the receipt of BAS's 6% Subordinated Convertible Notes due 2008 in exchange for Class A Preferred shares pursuant to the merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a shareholder will recognize gain or loss equal to the difference between the value of the shares or notes received by the shareholder pursuant to the merger and the aggregate tax basis in the PKLB shares exchanged by the shareholder.

        If PKLB shares are held by a shareholder as capital assets, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if the shareholder's holding period for the PKLB shares exceeds twelve months. Under present law, long-term capital gains recognized by an individual shareholder will generally be taxed at a maximum federal marginal tax rate of 20%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum federal marginal tax rate of 35%. In addition, under present law, the ability to use capital losses to offset ordinary income is limited. You should consult your tax advisor regarding the applicable rate of taxation and your ability to use capital losses against ordinary income.

        You will not receive any cash in the merger, other than cash in lieu of fractional shares. Therefore, if you recognize a gain on the exchange of your PKLB shares for BAS shares or notes, you must pay any resulting tax using cash from other sources.

        The foregoing summary of material federal income tax consequences of the merger to you as a shareholder is based upon the Internal Revenue Code, applicable Treasury regulations thereunder, rulings and pronouncements of the Internal Revenue Service and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect you and could affect the continuing validity of this summary. This summary assumes that you hold your PKLB shares as a capital asset. This summary does not purport to discuss all aspects of Untied States federal income taxation that may be relevant to you in light of your specific circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions and tax-exempt organizations). No ruling from the IRS has been obtained (or will be sought) as to the United States federal income tax consequences of the merger.

        The preceding discussion sets forth the material federal income tax consequences of the merger but does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, PKLB shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

        Original Issue Discount.    Under the terms of the 6% Subordinated Convertible Notes (the "Notes"), interest is not required to be paid at least annually. As a result, the Notes will be considered to be issued with original issue discount ("OID") within the meaning of Code Section 1273 for federal income tax purposes. The total amount of OID with respect to a Note will equal the excess of its "stated redemption price at maturity" over its "issue price".

        For federal income tax purposes, the Note's "stated redemption price at maturity" generally will equal the total of all payments required to be made under the Note, regardless of whether such payments are denominated as principal or interest (other than "qualified stated interest" payments as such term is defined in the Code and the related Treasury Regulations). However, the payments to be made under the terms of the Notes do not constitute "qualified stated interest" because they are not required to be made at least annually and thus, all such payments will be included in the determination of "stated redemption price at maturity". The Note's "issue price" will generally be the price paid by the first buyer of each Note.

        Each holder of a Note will be required to treat such OID as ordinary interest income, included in the holder's income over the term of the Note under a statutorily prescribed method which is intended to approximate the true economic yield of the Notes. OID will therefore be included in each holder's income before the holder actually receives cash representing such income (irrespective of whether the holder is a cash basis taxpayer or an accrual basis taxpayer). Such a holder, however, will not be required to include in income any cash payments or other payments.

        The amount of OID required to be included in a holder's income in any taxable year will be the sum of the "daily portions" of OID for each day during the taxable year for which the Note is held. The daily portions will be determined by allocating a pro rata portion of the OID on the Note attributable to an "accrual period" (i.e., the one-year period, or shorter period, from the date of original issue ending on a date in the calendar year corresponding to either the maturity date of the Note or the one year before such maturity date) to each day during the period. The amount of OID on each Note attributable to an accrual period will be the product of the "adjusted issue price" at the beginning of the accrual period (i.e., the issue price increased by the OID attributable to prior accrual periods reduced by any cash payments, including interest payments, made with respect to the Note in prior accrual periods) multiplied by the yield to maturity of the Note (the interest rate that, when used in computing the present value of all payments of principal and interest under the Note, produces an amount equal to the issue price). The amount of OID required to be accrued annually on the Notes will vary from year to year, reflecting the compounding of OID for prior accrual periods, as well as any periodic cash payments with respect to the Notes.

        The Issuer will report, in the annual tax information statements which the Issuer is required to provide to each holder and to the Internal Revenue Service, the amount of OID which must be included in the holder's income in each year.

        Disposition or Redemption of the Notes.    The original tax basis of a Note received by the holder will be the issue price of the Note. In general, the holder's tax basis in the Note will be increased by the amount of OID or interest income included the holder's taxable income with respect to the Note and will be reduced by any cash payments of interest and principal received by such holder on the Note.

        An original holder of a Note will recognize gain or loss on the redemption, sale, or exchange of the Note equal to the difference between the amount realized from such redemption, sale or exchange and his or her adjusted tax basis in the Note. Such gain or loss will generally be capital gain or loss (except to the extent of any accrued interest) if the Note is held as a capital asset within the meaning of Code Section 1221.

        The foregoing discussions do not purport to address the tax consequences to subsequent holders of the Notes. Such holders may be subject to tax consequences different from those discussed above, including the tax consequences of market discount and Note premium rules, and must consult their own tax advisors as to the particular tax consequences which will result to them from holding the Notes.

        Backup Withholding.    Under certain circumstances, OID expected to accrue on the Notes and interest paid on the Notes may be subject to "backup withholding" of federal income tax. Backup withholding does not apply to corporations and certain other exempt recipients, which may be required to establish their exempt status. Backup withholding generally applies if, among other circumstances, a non exempt holder fails to furnish his or her correct social security number or other taxpayer identification number. Special backup withholding rules may apply when payment is made through one or more financial institutions or by a custodian, nominee, broker or other agent of the shareholder. If applicable, holders should contact their brokers to ensure that the appropriate procedures are followed which will prevent backup withholding from being required.

        Prospective investors that are non resident alien individuals, foreign corporations or other non United States persons with the meaning of the Code must consult their own tax advisors with respect to the particular consequences which will result to them from ownership of the Notes in light of their own particular circumstances.

Federal Securities Laws Consequences; Stock Transfer Restrictions

        This proxy statement/prospectus does not cover any resales of the BAS common shares that PKLB shareholders will receive in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale of BAS common shares.

        All BAS common shares received by PKLB shareholders in the merger will be freely transferable, except that shares received by "affiliates" of PKLB under the Securities Act of 1933 at the time of the PKLB special shareholders meeting may be resold only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be affiliates of PKLB for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, PKLB, and would not include shareholders who are not officers, directors or principal shareholders of PKLB.

        Neither the notes to be received by holders of the Class A Preferred shares nor the BAS common shares into which they may be converted have been registered under the Securities Act of 1933 ("Act") or any state securities laws and may not be sold unless they are first registered under the Act and applicable state securities laws, or unless an exemption from registration is available. BAS has agreed to certain registration rights applicable to shares issued to the noteholders upon conversion of the notes which will permit resale of those shares under federal securities laws.

Management of BAS After the Merger

        The current directors and executive officers of BAS will continue in their respective positions after the merger. In addition, Leslie B. Daniels, a director of PKLB, will be appointed to the BAS Board of Directors at the effective time of the merger.

THE MERGER AGREEMENT

        The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

Structure of the Merger

        Under the merger agreement, PI Acquisition Corp., a Maryland corporation and a wholly owned subsidiary of BAS, will merge with and into PKLB. As a consequence of the merger, PKLB will become a wholly owned subsidiary of BAS.

Closing; Effective Time

        The merger will become effective when the articles of merger are filed with the Secretary of State of Maryland. However, we may agree that the merger will become effective as of a later time specified in the articles of merger. We expect to file the articles of merger and complete the merger shortly after the conditions in the merger agreement are satisfied or waived. See "—Conditions to the Completion of the Merger" on page 44.

What Shareholders Will Receive in the Merger

        For each PKLB common share you own, you will receive one-twelfth (1/12) of one BAS common share. For each Class B Preferred share you own, you will receive that number of BAS common shares that you would be entitled to receive if you had converted your Class B Preferred shares into PKLB common shares that were exchanged in the merger. Each Class B Preferred share is convertible into 1.00062 PKLB common shares. In addition, the warrant held by the Class B Preferred shareholder to purchase 100,000 PKLB common shares at a price of $6.00 per share will be exchanged for a warrant to purchase 8,333 BAS common shares at a price of $72.00 per share. Pursuant to the terms of the PKLB Articles of Incorporation, in the event of a transaction such as the merger, before any payment or distribution can be made to the holders of PKLB common shares or Class B Preferred shares, the holders of the Class A Preferred shares are entitled to receive $5.925 per share. For each Class A Preferred share you own, you will receive a 6% Subordinated Convertible Note due 2008 issued by BAS in a principal amount equal to $6.00 per Class A Preferred share.

        Immediately after the merger, former PKLB shareholders will own approximately 4.8% of the outstanding BAS common shares. Assuming issuance of the 312,488 shares of BAS common stock into which the 6% Subordinated Convertible Notes due 2008 are convertible, former PKLB shareholders will own approximately 10.6% of the outstanding BAS common shares.

        No fractional BAS common shares will be issued for PKLB common shares or Class B Preferred shares. Instead, the exchange agent will pay an amount in cash determined by multiplying (x) the fractional share interest to which the PKLB shareholder would otherwise be entitled by (y) the average of the closing price of one BAS common share as reported by Nasdaq for the ten (10) trading days ending on the last trading day immediately prior to the day the merger becomes effective.

Procedures for Surrender of PKLB Certificates

        As soon as reasonably practicable after the closing of the merger, BAS will instruct the exchange agent for the merger to mail to each person who holds PKLB common shares, Class A Preferred shares, or Class B Preferred shares at the time of the merger, a form of letter of transmittal and instructions with respect to the surrender of the person's PKLB share certificates. The letter of transmittal will also describe the procedures for electronic delivery of shares.

You should not send your share certificates with the enclosed proxy.

        Commencing immediately after the closing of the merger, upon surrender by PKLB shareholders of their share certificates representing PKLB common shares, Class A Preferred shares, or Class B Preferred shares in accordance with the instructions, holders of PKLB common shares and/or Class B Preferred shares will receive share certificates representing BAS common shares for which those PKLB common shares or PKLB Class B Preferred shares have been exchanged, together with a cash payment instead of fractional shares, if any, as described above, and holders of Class A Preferred shares will receive 6% Subordinated Convertible Notes due 2008 issued by BAS for which those PKLB Class A Preferred shares have been exchanged.

Dividends and Distributions

        You will not be paid any dividends or distributions on BAS common shares with a record date after the merger until you surrender your PKLB certificates to the exchange agent. When you surrender those certificates, any unpaid dividends will be paid without interest. BAS does not anticipate paying any dividends in the immediate future.

Lost Certificates

        If any PKLB certificate is lost, stolen or destroyed, the holder must make an affidavit of that fact to the exchange agent in order to receive BAS common shares in respect thereof. In addition, BAS may require the holder to post a bond as indemnity against any claims that may be made.

Representations and Warranties

        The merger agreement contains representations and warranties by PKLB to BAS and PI Acquisition Corp., and by BAS and PI Acquisition Corp. to PKLB relating to, among other things:

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  corporate organization, authority, qualification, standing and power;

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  capitalization;

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  authority to enter into the merger and to enter into, execute and deliver the merger agreement;

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  no conflict or violation of organizational documents, securities laws or agreements with third parties;

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  availability and accuracy of documents filed with the Securities and Exchange Commission, including financial statements;

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  absence of litigation;

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  compliance with applicable laws; and

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  absence of brokers.

        In addition, PKLB represents and warrants to BAS and PI Acquisition Corp. as to the following:

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  possession of licenses and permits to conduct business;

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  corporate organization and existence of subsidiaries;

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  required consents and approvals to complete the merger;

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  absence of undisclosed liabilities;

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  employee benefit plan matters;

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  labor matters;

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  environmental matters;

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  completion of required board action to approve the merger;

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  tax matters;

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  insurance matters;

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  material contracts and commitments;

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  title to assets;

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  absence of undisclosed material related party transactions; and

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  absence of material general liability for products sold or services provided.

        In addition, BAS and PI Acquisition Corp. represent and warrant to PKLB as to the following:

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  valid issuance of the BAS common shares following the merger; and

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  validity of, and absence of material defaults under, contracts and debt instruments.

        The representations and warranties will not survive the closing of the merger.

Conduct of Business

        During the period from the date of the merger agreement to the completion of the merger, PKLB agreed that it will:

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  conduct its business in all material respects in the ordinary and usual course;

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  use its reasonable efforts to preserve intact its present business organization; and

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  preserve its regular services to, and maintain its relationships with, its customers, suppliers, and others having business dealings with it.

        PKLB further agreed that, without the consent of BAS or as permitted by the merger agreement, it would not:

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  issue or sell any shares or interests in, or rights of any kind to acquire any, shares of its capital stock or options or other equity interests;

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  amend its charter or bylaws;

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  change its dividend practices or policies or its pricing or investments in any material respect;

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  change its accounting methods or practices, except as required by generally accepted accounting principles or by applicable laws;

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  other than in the ordinary course of business consistent with past practice, incur any liability or related liabilities in excess of $50,000;

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  incur any indebtedness for money borrowed in the aggregate in excess of $100,000;

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  agree to any merger, consolidation, acquisition, redomestication, or sale of all or a substantial portion of its assets;

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  enter into any partnership, joint venture or profit sharing contract;

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  enter into any contract that limits its ability to engage in any business, to compete, to do business with any person or to employ any person;

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  enter into any contract relating to the direct or indirect guarantee of any obligation of any person in respect of indebtedness;

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  enter into any contract that is reasonably likely to materially and adversely affect the consummation of the transactions contemplated by the merger agreement;

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  adopt or implement or materially amend, any collective bargaining, compensation, employment, consulting, pension, profit sharing, bonus, incentive, group insurance, termination, retirement or other employee benefit contract, plan or policy;

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  enter into or materially amend any severance contract;

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  increase in any manner the compensation of, or enter into any contract relating to the money due, its directors, officers or other employees;

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  increase by more than five percent (5%) the aggregate number of its employees;

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  pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of any existing plan, agreement or arrangement to any director, officer or other employee;

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  voluntarily recognize, or involuntarily become subject to, any labor organization or any other person as a collective bargaining representative of one or more bargaining units comprising a material number of employees;

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  other than obligations that arise by operation of law or under its by-laws as they exist on the date of the merger agreement, or as contemplated by the merger agreement, enter into, adopt or increase any indemnification or hold harmless arrangements with any directors, officers or other employees;

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  make any capital expenditures or expenditures or commitments for expenditures for the purchase or lease of any products or services or group of products or services which in one or a series of related transactions exceed $50,000 or which in the aggregate exceed $100,000;

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  waive any rights with a value in excess of $50,000 or any other rights which are material to any contract or make any payment, direct or indirect, of any liability in excess of $50,000 before the same comes due in accordance with its terms, in each case;

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  sell, lease, mortgage, encumber or otherwise grant any interest in or dispose of any of its assets;

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  enter into any material contract or amend or waive any material contract of PKLB or any of its subsidiaries of $50,000 or more;

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  settle or compromise any claim in any action, proceeding or investigation;

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  purchase or otherwise acquire, except pursuant to a contract in effect on the date of the merger agreement, any controlling equity interest in any person, in any non-publicly traded securities, or in any real property or mortgage investments;

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  fail to maintain uninterrupted its existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies if such coverage is available;

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  make or rescind any material express or deemed election relating to taxes, making a request for a tax ruling or entering into a tax ruling, settlement or compromise with respect to any material tax matter, or, with respect to any material tax matter, changing any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending June 30, 2001, except as may be required by applicable law; and

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  declare, set aside or pay any dividends or distributions (whether in cash, stock or property) in respect of any capital stock or redeem, purchase or otherwise acquire any capital stock.

        During the period from the date of the merger agreement to the completion of the merger, BAS has agreed that it will:

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  conduct its business in all material respects in the ordinary course consistent with past practice;

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  use its reasonable efforts to substantially preserve intact its business organization; and

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  preserve its relationships with third parties and keep available the services of its present officers and key employees.

        BAS further agreed, without the consent of PKLB, it would not:

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  take, or agree or commit to take, any action that would make any of its representations and warranties in the merger agreement inaccurate in any material respect or omit, or agree or commit to omit, taking any action necessary to prevent any such representation or warranty from being inaccurate in any material respect;

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  take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions to the merger not being satisfied; or

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  declare, set aside or pay any dividend or other distribution with respect to its capital stock.

No Solicitation

        The merger agreement provides that PKLB will not, nor will it authorize or permit any of its directors, officers, or employees, or any investment banker, financial advisor, attorney, accountant, or other representative retained by it to, directly or indirectly:

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  solicit, initiate or encourage (including by way of furnishing non-public information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes an acquisition proposal;

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  participate in any discussions or negotiations regarding an acquisition proposal; or

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  enter into any agreements, definitive or otherwise, regarding an acquisition proposal.

        In addition, PKLB represents and warrants in the merger agreement that it has ceased all discussions or negotiations relating to, or that could reasonably be expected to lead to, an acquisition proposal.

        However, if before the special shareholders meeting PKLB receives an unsolicited acquisition proposal and the PKLB board of directors determines, after advice from its outside legal counsel, that the failure to furnish information and negotiate or otherwise engage in discussions would constitute a breach of its fiduciary duties and that such acquisition proposal could reasonably be expected to lead to a superior acquisition proposal, then PKLB may:

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  furnish non-public information to the person making the proposal; and

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  participate in discussions or negotiations regarding the proposal.

        PKLB has agreed to notify PI Acquisition Corp. in writing, within 48 hours, of:

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  the receipt of any inquiry, indication of interest or proposal relating to an acquisition proposal;

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  the status of any material developments in the negotiations with respect thereto; and

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  the taking of any action by PKLB's board of directors with respect thereto.

        Furthermore, unless PKLB's board of directors determines, in good faith, based on the advice of legal counsel, that a failure to do so would be inconsistent with the directors' fiduciary duties to PKLB's shareholders, PKLB has also agreed that PKLB's board of directors shall not:

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  withdraw or modify in a manner adverse to PI Acquisition Corp. its approval or recommendation of the merger or the merger agreement;

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  approve or recommend any acquisition (other than the merger with PI Acquisition Corp.) proposal to its shareholders; or

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  cause PKLB to enter into any agreement with respect to an acquisition proposal.

        An "acquisition proposal" is defined in the merger agreement as any proposed or actual:

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  merger, consolidation or similar transaction;

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  sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets representing 25% or more of the consolidated assets of PKLB;

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  issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the votes associated with the outstanding securities of PKLB;

  •
  tender or exchange offer in which (A) any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or (B) any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the outstanding PKLB common shares;

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  recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction; or

  •
  transaction which is similar in form, substance or purpose to any of the foregoing transactions.

        A "superior acquisition proposal" is defined in the merger agreement as an acquisition proposal that PKLB's board of directors determines based on the advice of its financial advisors is more favorable to the shareholders of PKLB than the transactions set forth in the merger agreement (taking into account all the terms and conditions of such acquisition proposal and the transactions set forth in the merger agreement, including without limitation the price, any conditions to consummation, and the likelihood of such superior acquisition proposal and the transactions being consummated).

        PKLB may terminate the merger agreement in connection with entering into a definitive agreement regarding a superior acquisition proposal, provided that it pays a break-up fee in the amount of $200,000, and the expenses of PI Acquisition Corp. and BAS incurred in connection with the merger agreement and the merger. The break up fee is payable 50% on the day the merger agreement is terminated and 50% within ninety days from the date of such termination.

Altana

        Altana AG, the holder of the Class B Preferred shares, holds a warrant to purchase 100,000 PKLB common shares at a price of $6.00 per share. The warrant, by virtue of the merger agreement, will be converted into a right to purchase 8,333 BAS common shares at an exercise price of $72.00 per share. Altana AG has stated that it intends to vote for the merger agreement and the merger.

Stock Options

        As of the effective time, each outstanding option issued to PKLB employees pursuant to any PKLB stock option plan shall be automatically cancelled pursuant to the terms of the plans regardless of any applicable vesting schedule.

        It is a condition of the merger that PKLB directors agree to the cancellation of any stock options under the PKLB 1996 Non-Employee Directors Stock Option Plan, as amended, as of the effective time of the merger.

Indemnification

        BAS has agreed, for the three (3) years following the merger, to indemnify the present and former directors, officers, employees, fiduciaries and agents of PKLB or any of its subsidiaries, to the fullest extent permitted by applicable law, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated in the merger agreement.

        BAS has also agreed that all rights to indemnification (and rights to advancement of expenses) existing in favor of the present or former directors, officers, employees, fiduciaries and agents of PKLB or any of its subsidiaries as provided in PKLB's articles of incorporation or bylaws (or the certificate or articles of incorporation, bylaws or similar organizational documents of any of its subsidiaries) as of the date of the merger agreement or pursuant to the terms of any indemnification agreements entered into between PKLB and any of the present or former directors, officers, employees, fiduciaries and agents of PKLB or any of its subsidiaries, with respect to matters occurring on or prior to the effective time of the merger, shall remain in full force and effect following the merger, to the fullest extent and for the maximum term permitted by law.

Expenses

        If PKLB or PI Acquisition Corp. terminates the merger agreement due to the acceptance by PKLB of a superior acquisition proposal, PKLB will pay BAS a $200,000 break-up fee and will pay the expenses of both BAS and PI Acquisition Corp., with 50% due on the day the merger agreement is terminated and 50% due within ninety days from the date of such termination. If either PKLB or PI Acquisition Corp. terminates the merger agreement due to a willful breach by the other party of any of its representations, warranties, covenants or other agreements contained in the merger agreement, the breaching party will pay a $200,000 break-up fee and will pay the expenses of the terminating party. If either PKLB or PI Acquisition Corp. terminates the merger agreement due to a breach by the other party of any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach was not willful, the breaching party will pay the expenses of the terminating party. In all other cases, whether or not the merger is consummated, each party will bear its own costs and expenses.

Approvals

        No consents or approvals of any governmental authority or third party are required in connection with the merger.

Conditions to the Completion of the Merger

        The obligations of each party to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

  •
  the PKLB shareholders have approved and adopted the merger agreement and the merger;

  •
  the registration statement on Form S-4 of which this proxy statement/prospectus is a part is effective under the Securities Act; and

  •
  there is no action, suit, proceeding, investigation or claim, pending or threatened, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality with respect to the transactions contemplated by the merger agreement, and no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental entity, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental entity, shall be in effect which would (i) make the consummation of the merger illegal, or (ii) otherwise prevent or prohibit the consummation of any of the transactions contemplated by the merger agreement.

        The obligation of BAS and PI Acquisition Corp. to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of PKLB contained in the merger agreement are true and correct on the date of the merger;

  •
  PKLB has performed all obligations required to be performed by it under the merger agreement in all material respects;

  •
  no change or changes concerning PKLB or it subsidiaries, which, taken as a whole, individually or in the aggregate, would reasonably be expected to have a material adverse effect, have occurred;

  •
  BAS has received a certificate of the Secretary of PKLB in form and substance reasonably acceptable to BAS;

  •
  the holders of PKLB's Class A Preferred shares have executed and delivered the Registration Rights Agreement; and

  •
  Each holder of options under the PKLB 1996 Non-Employee Directors Stock Option Plan has consented in writing to the termination of the plan and the cancellation of all options issued thereunder.

        The obligation of PKLB to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of BAS and PI Acquisition Corp. contained in the merger agreement are true and correct on the date of the merger;

  •
  BAS and PI Acquisition Corp. have performed all obligations required to be performed by them under the merger agreement;

  •
  no change or changes concerning BAS or PI Acquisition Corp., which, taken as a whole, individually or in the aggregate, would reasonably be expected to have a material adverse effect, have occurred;

  •
  PKLB has received a certificate of the Secretary of BAS in form and substance reasonably acceptable to PKLB;

  •
  PKLB has received a certificate of the Secretary of PI Acquisition Corp. in form and substance reasonable acceptable to PKLB; and

  •
  BAS has executed and delivered the Registration Rights Agreement.

Termination

        The merger agreement may be terminated

  •
  by mutual written consent of PI Acquisition Corp. and PKLB;

  •
  by either PI Acquisition Corp. or PKLB

  •
  if PKLB's shareholders vote on the merger agreement and the votes are not sufficient to approve the merger agreement;

  •
  if a governmental entity issues an order, decree or injunction which permanently restrains, enjoins or otherwise prohibits the merger and the order, decree or injunction has become final and non-appealable; or

  •
  if, without material breach by the terminating party, the merger is not complete by December 31, 2002;

  •
  by PI Acquisition Corp.

  •
  if PKLB has breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement (except where such representations, warranties, covenants or other agreements are qualified by materiality, in which case the Company's breach shall not be qualified as to materiality), which breach cannot be or has not been cured within 15 days after the giving of written notice to PKLB;

  •
  if (A) PKLB enters into a definitive agreement to effect a superior acquisition proposal, or (B) PKLB's board of directors withdraws or modifies in a manner adverse to PI Acquisition Corp. its approval or recommendation of this merger agreement or the merger to the PKLB shareholders; or

  •
  if holders of ten percent (10%) or more of the PKLB common shares notify PKLB of their intent to exercise their appraisal rights under Maryland law.

  •
  by PKLB

  •
  in order to enter into a superior acquisition proposal that PKLB's board of directors has determined, after complying with the procedures contained in the merger agreement, is a superior acquisition proposal; or

  •
  if BAS or PI Acquisition Corp. have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement (except where such representations, warranties, covenants or other agreements are qualified by materiality, in which case any breach shall not be qualified as to materiality), which breach cannot be or has not been cured within 15 days after the giving of written notice to BAS or PI Acquisition Corp.

Break-Up Fee

        PKLB has agreed that it will pay BAS a $200,000 break-up fee if

  •
  PI Acquisition Corp. terminates the merger agreement because PKLB breached in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, (except where such representations, warranties, covenants or other agreements are qualified by materiality, in which case PKLB's breach shall not be qualified as to materiality) and that breach is incapable of being cured or, if capable of being cured, has not been cured within 15 days after written notice was received by PKLB, and such breach was willful;

  •
  the merger agreement is terminated by either PKLB or PI Acquisition Corp. because PKLB has entered, or will enter, into a superior acquisition transaction; or

  •
  PI Acquisition Corp. terminates the merger agreement because PKLB's board of directors withdraws or modifies its approval or recommendation to PKLB's shareholders of the merger agreement or the merger in a manner adverse to PI Acquisition Corp.

        BAS has agreed that it will pay PKLB a $200,000 break-up fee if PKLB terminates the merger agreement because either PI Acquisition Corp. or BAS have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement (except where such representations, warranties, covenants or other agreements are qualified by materiality, in which case any such breach shall not be qualified as to materiality), which breach cannot be or has not been cured within 15 days after the giving of written notice to PI Acquisition Corp. or BAS, and such breach was willful.

Director Designation

        BAS agreed that it would appoint Mr. Leslie B. Daniels, a director of PKLB, to the Board of Directors of BAS at the effective time of the merger.

Amendments

        The merger agreement may be amended prior to the time the merger is completed if a writing is executed and delivered by BAS and PKLB.

The 6% Subordinated Convertible Notes Due 2008

        The following summary of the terms of the 6% Subordinated Convertible Notes due 2008 is qualified by reference to the complete text of the 6% Subordinated Convertible Notes due 2008.

        The holders of the Class A Preferred shares will be entitled to receive in exchange for their Class A Preferred shares a 6% Subordinated Convertible Note due 2008 issued by BAS in a principal amount equal to $6.00 per Class A Preferred share.

        Registration.    The 6% Subordinated Convertible Notes are not being registered under the Securities Act of 1933 or any other state or other securities law and may not be offered, sold, transferred or assigned (i) except pursuant to registration thereof under such laws, or (ii) unless, in the written opinion of counsel addressed to BAS, the proposed transfer may be effected in compliance with applicable securities laws without such registration. Pursuant to the terms of a registration rights agreement to be entered into among BAS and the holders of the notes, BAS will be required to register the BAS common shares into which the 6% Subordinated Convertible Notes are convertible.

        Subordination.    The 6% Subordinated Convertible Notes are subordinated to certain senior indebtedness of BAS. By acceptance of 6% Subordinated Convertible Notes, the holder agrees that amounts owing with respect to the note will be subordinated in accordance with the provisions of BAS's senior debt, and the holder accepts and agrees to be bound by such provisions. If at any time a default occurs in the payment when due of any of BAS's senior debt, then at all times thereafter until (i) the default has been cured, (ii) the senior lenders holding such senior debt have waived the default, or (iii) payment in full of the affected senior debt, BAS shall not, directly or indirectly, make any payments with respect to the 6% Subordinated Convertible Notes. In the event of any insolvency, bankruptcy or receivership case or proceeding or any dissolution, winding up, liquidation, reorganization or other similar proceeding relating to BAS, its property or its operations, upon an assignment for the benefit of creditors, or any other marshalling of BAS's assets, payment in full of all senior debt then or thereafter to become due shall occur before the holders of the 6% Subordinated Convertible Notes shall be entitled to receive or retain any payment with respect to the 6% Subordinated Convertible Notes. The holders of the 6% Subordinated Convertible Notes will covenant and agree that at any time they will execute such additional instruments and take such actions as may be reasonably requested by any of BAS's senior lenders, including, but not limited to, a subordination and standstill agreement or other similar document.

        Maturity Date; Interest.    Subject to acceleration or earlier payment, the entire unpaid principal balance of the 6% Subordinated Convertible Notes, plus all accrued and unpaid interest through and including that date, must be paid on January 1, 2008. For a period of one year from the date that they are issued, no interest will accrue on the principal amount of the 6% Subordinated Convertible Notes. Beginning one year from the date of issuance, interest on the unpaid principal balance will accrue at the rate of 6% per annum.

        Prepayment.    Upon 25 days prior written notice delivered to the holder of a 6% Subordinated Convertible Note, BAS may prepay all or any portion of the unpaid principal balance and accrued interest of such note, without premium or penalty, at any time. In the event that BAS prepays the 6% Subordinated Convertible Notes more than one year after the date of issuance, the holder of a note may elect, rather than accept such prepayment, to convert the relevant portion of the 6% Subordinated Convertible Note into BAS common shares.

        Events of Default.    Each of the following is an event of default under the 6% Subordinated Convertible Notes and, upon the occurrence of one or more of these events, the holders shall have the right to declare, by notice in writing sent to BAS, the full unpaid principal balance of the 6% Subordinated Convertible Note, together with all accrued and unpaid interest, immediately due and payable without further demand, notice, or presentment for payment:

  •
  BAS defaults in the payment of principal of or interest when due and does not cure that default within five days after the due date;
  •
  BAS defaults in the performance of any other obligation under the 6% Subordinated Convertible Notes and does not cure that default within 30 days after receipt of written notice; or
  •
  any merger, reorganization or other transaction in which control of BAS or substantially all of its assets is transferred, the sale of substantially all of the capital stock of BAS, or any other sale of all or substantially all of the assets of BAS.

        If BAS commences proceedings in any court under the United States Bankruptcy Code, or any other debtors' relief or insolvency act, whether state or federal, or any other person commences proceedings under such laws against BAS and those proceedings are not stayed or dismissed within 120 days, the entire principal balance of and all accrued interest on the 6% Subordinated Convertible Notes will be due and payable without demand, presentment for payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind.

        Conversion.    Each holder of the 6% Subordinated Convertible Notes may, at such holder's option, at any time after one year from the date that the 6% Subordinated Convertible Notes are issued, prior to payment in full of the 6% Subordinated Convertible Notes, convert the outstanding unpaid balance of the 6% Subordinated Convertible Note held by such holder (including any unpaid interest), into fully paid and non-assessable BAS common shares, at a price of $16.00 per share. The conversion rate is not subject to adjustment for issuance of BAS common shares or of rights, options, warrants, or other securities convertible into BAS common shares, whether at a price per share that is more or less than or equal to the conversion rate or for any other event; provided, that the conversion rate is subject to adjustment if BAS at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of the outstanding BAS common shares into a greater number of shares or if BAS at any time combines (by reverse stock split or otherwise) one or more classes of the outstanding BAS common shares into a smaller number of shares.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        BAS common shares are listed on the Nasdaq Stock Market under the symbol "BASI." PKLB common shares are quoted on the Over-the-Counter Bulletin Board under the symbol "PKLB.OB."

        The table below sets forth, for the calendar quarters indicated, the high and low bid prices of BAS common shares as reported on the Nasdaq Stock Market and PKLB common shares as quoted on the Over-the-Counter Bulletin Board, based on published financial sources. Neither BAS nor PKLB declared any cash dividends during the periods presented, and neither anticipates declaring any such dividends in the foreseeable future.

	BAS Common Shares		PKLB Common Shares
	High	Low	High	Low
2000:
First Quarter	$3.875	$2.250	$1.31	$0.78
Second Quarter	5.250	2.563	1.25	0.63
Third Quarter	3.844	2.500	0.75	0.63
Fourth Quarter	3.500	2.375	0.72	0.28
2001:
First Quarter	$2.781	$2.125	$0.63	$0.38
Second Quarter	3.875	2.313	0.70	0.52
Third Quarter	9.040	3.000	0.75	0.58
Fourth Quarter	13.90	5.000	0.67	0.53
2002:
First Quarter	$9.40	$5.17	$0.90	$0.42
Second Quarter	7.71	6.50	0.61	0.37
Third Quarter (through September )

        On June 19, 2002, the last full trading day prior to the public announcement of the proposed merger, the last sale price of BAS common shares as reported on the Nasdaq Stock Market was $5.10 per share, and the last sale price of PKLB common shares as quoted on the Over-the-Counter Bulletin Board was $0.55 per share. On [            ], 2002, the last trading date prior to the date of this proxy statement/prospectus, the last sale price of BAS common shares as reported on the Nasdaq Stock Market was $            per share, and the sale price of PKLB common shares as quoted on the Over-the-Counter Bulletin Board, was $ [            ] per share. Shareholders should obtain current market quotations prior to making any decision with respect to the merger.

THE BUSINESS OF BIOANALYTICAL SYSTEMS, INC.

        BAS provides contract development services and research equipment to many of the leading global pharmaceutical, medical device and biotechnology companies. BAS concentrates on services and tools to improve the speed and efficiency of preclinical development. It has played a significant role in understanding the underlying causes of central nervous system disorders, diabetes, osteoporosis and other diseases. Its clients have realized more than $15 billion in revenue from technologies and services provided by BAS.

        BAS offers an efficient, variable-cost alternative to its clients' internal product development, compliance and quality control programs. To reduce overhead and speed drug approvals through the Food and Drug Administration, pharmaceutical companies are contracting increasing amounts of their development work to outside firms such as BAS. As a result, BAS now derives its revenues from the sale of both research services and drug development tools. BAS provides a range of value-added services and products focused on chemical analysis and preclinical metabolism, allowing its clients to perform their research and development either in house or at BAS.

        BAS services and products combine basic research with diagnostic and therapeutic experience. BAS is capable of supporting the clinical development (formulations and clinical trials) and preclinical needs of researchers and clinicians for small molecule drugs and hormones as well as large biomolecules. BAS believes its scientists have the necessary skills in instrumentation, chemistry, computer software, physiology and pathology and the global presence to make the services and products it provides increasingly valuable to the worldwide pharmaceutical, medical device and biotechnological industries.

        Over the past five years, BAS has regularly provided its services and/or products to most of the top 25 pharmaceutical companies in the world, as ranked by 2000 research and development spending. In fiscal 2001, BAS estimates that more than 40% of its total revenue was derived from these companies. A growing pool of clients among smaller drug developers is viewed as favorable. BAS has stated that it intends to become a strategic partner to that tier of clients, rather than simply a tactical services provider to the largest companies.

        BAS services groups provide screening and pharmacological testing, preclinical/safety testing, formulation development, regulatory compliance and quality control testing. The Pharmaceutical Research and Manufacturing Association (PhRMA) estimates that pharmaceutical and biotechnology companies spent approximately $30.5 billion worldwide on research and development in 2001. Analysts estimate that outsourced services will grow from 20% of research and development expenditures in 2000 to more than 40% by 2004. BAS believes that this outsourcing trend will continue.

        BAS designs, manufactures and markets a range of products that collect, separate, detect and quantify chemicals in biological samples. In addition BAS's Vetronics line of veterinary physiological monitors are used to track complex chemical, physiological and behavioral effects in laboratory animal models. BAS is focusing its products business on expediting preclinical screening of developmental drugs.

        BAS competes in niches of the $20 billion (2001) analytical instrument industry. BAS leverages its talented personnel in these instruments businesses to provide solutions to highly challenging problems, adding significant value. BAS develops and manufactures state-of-the-art robotic blood sampling systems, in vivo microdialysis collection systems and physiology monitoring tools. Complementing these, BAS liquid chromatography and electrochemistry instrument platform, epsilon™, is used to separate and quantify drugs, xenobiotics, metabolites and other chemicals in blood, cerebrospinal fluid and other biological media.

        Scientists engaged in drug metabolism studies, pharmacokinetics and basic neuroscience research at pharmaceutical research organizations are BAS's principal clients.

        On July 1, 2002, BAS signed a letter of intent with LC Resources, Inc. Pursuant to the terms of the letter of intent, BAS will acquire LC Resources through the purchase of all of the outstanding shares of LC Resources for $2.5 million, subject to adjustment for certain changes in net tangible assets of LC Resources prior to the closing. BAS will pay cash to LC Resources' shareholders of $250,000 at closing, and the remainder of the purchase price would be in the form of promissory notes maturing on October 1, 2007 and bearing interest at a rate of 10% per annum. The holders of the notes will have the option to require BAS to repay up to 20% of the outstanding principal balance of the notes on each October 1 prior to maturity, commencing October 1, 2003. The letter of intent also contemplates that certain assets comprising separate lines of business of LC Resources will be sold to an unrelated third party contemporaneously with the closing of the purchase of the shares by BAS, and the proceeds of that sale would be distributed to the shareholders of LC Resources. The closing of the transaction is subject to the ability of BAS to obtain financing for the transaction, the subsequent operation of LC Resources' business on terms acceptable to BAS and the receipt of certain required consents and approvals. BAS currently anticipates that closing of the transaction will occur prior to the end of BAS's current fiscal year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF BIOANALYTICAL SYSTEMS, INC.

Results of Operations

Three months ended June 30, 2002 compared with three months ended June 30, 2001

        Total revenue for the three months ended June 30, 2002 increased 2.8% to $6.6 million from $6.4 million for the three months ended June 30, 2001. The net increase of $200,000 was primarily due to service revenue which increased to $4.1 million for the three months ended June 30, 2002 from $3.7 million for the three months ended June 30, 2001. This was primarily due to increased revenue from the bioanalytical services group. The increase in services revenue was partially offset by a reduction in product revenue.

        Total cost of revenue for the three months ended June 30, 2002 increased 23.8% to $4.1 million from $3.3 million for the three months ended June 30, 2001. This increase of $800,000 was primarily due to the cost of revenue related to the additional bioanalytical services provided. Cost of service revenue increased to 74.6% as a percentage of services revenue for the three months ended June 30, 2002 from 65.4% of service revenue for the three months ended June 30, 2001 primarily due to an increase in staffing and corresponding costs. Cost of product revenue increased to 41.5% as a percentage of product revenue for the three months ended June 30, 2002 from 32.7% of product revenue for the three months ended June 30, 2001, primarily due to a change in product mix.

        Selling expenses for the three months ended June 30, 2002 decreased 24.0% to $621,000 from $817,000 for the three months ended June 30, 2001 primarily due to the decrease in foreign jobbers commission. Research and development expenses for the three months ended June 30, 2002 increased .8% to $ 393,000 from $390,000 for the three months ended June 30, 2001. General and administrative expenses for the three months ended June 30, 2002 increased 26.5% to $1,170,000 from $925,000 for the three months ended June 30, 2001, primarily from the reorganization of management functions at the preclinical operation.

        Other expense was $49,000 in the three months ended June 30, 2002, as compared to other expense of $72,000 in the three months ended June 30, 2001, primarily as a result of decreased interest expense due to the decrease in the interest rates.

        The Company's effective tax rate for the three months ended June 30, 2002 was (8.5%) as compared to 42.5% for the three months ended June 30, 2001, primarily due to an adjustment to the provision to properly reflect the utilization of the tax benefit of foreign net operating losses.

Nine months ended June 30, 2002 compared with nine months ended June 30, 2001

        Total revenue for the nine months ended June 30, 2002 increased 7.1% to $20.0 million from $18.7 million for the nine months ended June 30, 2001. The net increase of $1.3 million was primarily due to revenue from services, which increased to $11.9 million for the nine months ended June 30, 2002 from $11.0 million for the nine months ended June 30, 2001. This was primarily due to increased revenue from the pharmaceutical services group. Product revenue increased to $8.1 million in the nine months ended June 30, 2002 from $7.6 million for the nine months ended June 30, 2001. This was primarily due to increased sales of physiology products.

        Total cost of revenue for the nine months ended June 30, 2002 increased 21.9% to $11.8 million from $9.7 million for the nine months ended June 30, 2001. This increase of $2.1 million was primarily due to the increase in service revenue. Cost of service revenue increased to 71.1% as a percentage of service revenue for the nine months ended June 30, 2002 from 64.8% of service revenue for the nine months ended June 30, 2001 primarily due to an increase in staffing and corresponding costs. Cost of product revenue increased to 41.1% as a percentage of product revenue for the nine months ended

June 30, 2002 from 32.9% of product revenue for the nine months ended June 30, 2001, primarily due to the change in product mix.

        Selling expenses for the nine months ended June 30, 2002 decreased 9.2% to $2,275,000 from $2,505,000 for the nine months ended June 30, 2001 primarily due to the decrease in foreign jobbers commission. Research and development expenses for the nine months ended June 30, 2002 decreased 8.1% to $1,104,000 from $1,201,000 for the nine months ended June 30, 2001 primarily due to the increase in grant reimbursements. General and administrative expenses for the nine months ended June 30, 2002 increased 20.9% to $3,275,000 from $2,710,000 for the nine months ended June 30, 2001 primarily from the organizational restructuring of the preclinical operation.

        Other expense was $124,000 in the nine months ended June 30, 2002, as compared to $336,000 in the nine months ended June 30, 2001 as a result of a decrease in interest expense due to the decrease in the interest rate of BAS's line of credit.

        BAS effective tax rate for the nine months ended June 30, 2002 was 26.1% as compared to 42.4% for the nine months ended June 30, 2001, primarily due to an adjustment to the provision to properly reflect the utilization of the tax benefit of foreign net operating losses.

Year ended September 30, 2001 compared with year ended September 30, 2000

        Total revenue for the year ended September 30, 2001 increased 31.5% to $25.3 million from $19.2 million for the year ended September 30, 2000. Service revenue increased to $15.2 million for the year ended September 30, 2001 from $11.0 million for the year ended September 30, 2000, primarily due to an increased number of bioanalytical, preclinical and pharmaceutical analysis contract services. Product revenue increased to $10.1 million for the year ended September 30, 2001 from $8.2 million for the year ended September 30, 2000, primarily due to the Culex(R) Automated Blood Sampling System, epsilon™ and related products.

        Costs of revenue increased 7.7% to $13.2 million for the year ended September 30, 2001 from $12.2 million for the year ended September 30, 2000. This increase of $1.0 million was due to the increase in corresponding revenue. Costs of revenue for BAS's services decreased to 63.5% as a percentage of services revenue for the year ended September 30, 2001 from 84.1% of services revenue for the year ended September 30, 2000, due to additional bioanalytical, preclinical and pharmaceutical analysis service revenue without a comparable increase in corresponding labor costs. Costs of revenue for BAS's products decreased to 34.7% as a percentage of product revenue for the year ended September 30, 2001 from 36.2% of product revenue for the year ended September 30, 2000, primarily due to a change in product mix.

        Selling expenses for the year ended September 30, 2001 decreased 5.8% to $3.2 million from $3.4 million during the year ended September 30, 2000, due to decreased foreign commission expense. Research and development expenses for the year ended September 30, 2001 decreased 10.8% to $1.6 million from $1.8 million for the year ended September 30, 2000, due to the increase in research grant reimbursements. General and administrative expenses for the year ended September 30, 2001 increased 27.6% to $3.8 million from $3.0 million for the year ended September 30, 2000, primarily due to organizational restructuring of our preclinical operation, increased health care costs and the increase in utilities.

        Other income (expense), net, was $(384,000) in the year ended September 30, 2001 compared to $(621,000) in the year ended September 30, 2000, as a result of the decrease in interest expense due to decreased use of the line of credit.

        BAS's effective tax rate for 2001 was 43.1%, compared to 23.8% for fiscal 2000. This increase was primarily due to the increase in earnings and the impact of nondeductible foreign losses incurred in fiscal 2001.

Year ended September 30, 2000 compared with year ended September 30, 1999

        Total revenue for the year ended September 30, 2000 decreased 3.2% to $19.2 million from $19.9 million for the year ended September 30, 1999. Service revenue increased to $11.0 million for the year ended September 30, 2000 from $10.0 million for the year ended September 30, 1999, primarily as a result of the addition of preclinical services through the acquisition of T.P.S., Inc. This increase was more than offset by the decrease in product sales. Product revenue decreased to $8.2 million for the year ended September 30, 2000 from $9.9 million for the year ended September 30, 1999, primarily due to the decrease in sales to the Pacific Rim and Europe.

        Costs of revenue increased 17.0% to $12.2 million for the year ended September 30, 2000 from $10.4 million for the year ended September 30, 1999. This increase of $1.8 million was largely due to the addition of costs of services from the acquisition of T.P.S., Inc. Costs of revenue for BAS's services increased to 84.1% as a percentage of services revenue for the year ended September 30, 2000 from 65.0% of services revenue for the year ended September 30, 1999, due to the addition of costs of services from the acquisition of T.P.S., Inc. Costs of revenue for BAS's products decreased to 36.2% as a percentage of product revenue for the year ended September 30, 2000 from 40.0% of product revenue for the year ended September 30, 1999, due primarily to a change in product mix.

        Selling expenses for the year ended September 30, 2000 decreased 13.8% to $3.4 million from $3.9 million during the year ended September 30, 1999, due to decreased foreign commission expense. Research and development expenses for the year ended September 30, 2000 decreased 7.6% to $1.8 million from $2.0 million for the year ended September 30, 1999, due to the decrease in research grant activity. General and administrative expenses for the year ended September 30, 2000 increased 17.3% to $3.0 million from $2.6 million for the year ended September 30, 1999, primarily as a result of the addition of expenses from the acquisition of T.P.S., Inc.

        Other income (expense), net, was $(621,000) in the year ended September 30, 2000 as compared to $(114,000) in the year ended September 30, 1999, as a result of the increase in interest expense due to increased use of the line of credit.

        BAS's effective tax rate for 2000 was 23.8%, compared to 32.8% for fiscal 1999. This decrease was primarily due to nondeductible foreign losses incurred in fiscal 2000.

Liquidity and Capital Resources

        At June 30, 2002, BAS had cash and cash equivalents of $209,000 compared to cash and cash equivalents of $374,000 at September 30, 2001.

        BAS's net cash provided by operating activities was $223,000 for the nine months ended June 30, 2002 as compared to $2,789,000 for the first nine months of fiscal 2001. The decreased cash flow from operations during the nine months ended June 30, 2002 was primarily related to deferred revenue, which decreased $842,000 to $221,000, inventories, which increased $321,000 to $2,712,000 and accounts payable, which decreased $295,000 to $2,324,000.

        The Company's net cash provided by operating activities was $4,028,000 for the year ended September 30, 2001. Cash provided by operations during the year ended September 30, 2001 consisted of net income of $1,767,000, non-cash charges of $2,143,000 and a net decrease of $118,000 in operating assets and liabilities. The most significant increase in operating liabilities related to accounts payable, which increased $1,220,000 at September 30, 2001.

        Cash used by investing activities was $3,786,000 for the nine months ended June 30, 2002 as compared to $884,000 for the nine months ended June 30, 2001, primarily due to the construction at the preclinical site, the purchase of additional facilities for the services group and the purchase of additional lab equipment. Cash provided (used) by financing activities for the nine months ended June 30, 2002 was $3,406,000 as compared to ($2,003,000) for the nine months ended June 30, 2001, primarily due to the increased utilization of the revolving line of credit. BAS made unsecured loans to PKLB aggregating $350,000 ($200,000 of which were outstanding at June 30, 2002). These unsecured loans earn interest at an annual rate of 8% and are due at various dates through February 2003.

        Cash used by investing activities decreased to $1.6 million for the year ended September 30, 2001 from $2.0 million for the year ended September 30, 2000, primarily due to payments relating to the acquisition of T.P.S., Inc. in the year ended September 30, 2000. Cash used by financing activities for the year ended September 30, 2001 was $2.5 million, due to the payments on the line of credit and long-term debt.

        Total expenditures by BAS for property and equipment were $4,183,000 and $884,000 for the nine months ended June 30, 2002 and 2001, respectively. Expenditures made in connection with the expansion of BAS's operating facilities and purchases of laboratory equipment accounted for the largest portion of these expenditures. BAS also expects to make other investments to expand its operations through internal growth and, as attractive opportunities arise, through strategic acquisitions, alliances and joint ventures. During 2001, BAS commenced construction to expand facilities at its preclinical site in Evansville, Indiana. Construction of these preclinical facilities is expected to be completed in December 2002 at a total cost of $3.5 million. In August 2002, BAS obtained financing for this expansion with a commercial lender (discussed below). BAS is currently expanding facilities at its site in West Lafayette, Indiana. Construction on the West Lafayette facilities is expected to be completed in the summer of 2003 at a total cost of $4.0 million and has been financed principally through the revolving line of credit (discussed below). During the quarter ended June 30, 2002, BAS purchased a building near its headquarters in West Lafayette, Indiana. BAS obtained a mortgage with a commercial lender to finance this purchase (discussed below).

        Total expenditures by the Company for property and equipment were $1.7 million in fiscal 2001. Expenditures made in connection with the expansion of the Company's operating facilities and purchases of laboratory equipment account for the largest portions of these expenditures.

        BAS has a revolving line of credit, which expires April 1, 2004 and allows borrowings of up to $3,500,000. Interest accrues monthly on the outstanding balance at the bank's prime rate minus 25 to plus 75 basis points (4.5% at June 30, 2002) or at the London Interbank Offered Rate (LIBOR) plus 200 to 300 basis points, as elected by BAS, depending upon certain financial ratios. The line is collateralized by inventories and accounts receivable and requires BAS to maintain certain financial ratios. BAS pays a fee equal to 0.125 to 0.5 basis points, depending on certain financial ratios, on the unused portion of the line of credit. As of June 30, 2002 and September 30, 2001 interest on the entire outstanding balance was based on the prime rate minus 25 basis points. The balance outstanding on this line of credit at June 30, 2002 was $3,302,641.

        On June 24, 1999 BAS obtained a $3,500,000 commercial mortgage with a bank. The mortgage note requires 59 monthly payments of $19,444 plus interest, followed by a final payment for the unpaid principal amount of $2,352,804 due June 24, 2004. Interest is charged at the one-month LIBOR rate plus 200 basis points (3.84% at June 30, 2002).

        On April 30, 2002 BAS obtained a $680,000 commercial mortgage with a bank to finance the purchased building near its headquarters in West Lafayette, Indiana. The mortgage note requires 59 monthly principal payments of $3,800 plus interest, followed by a final payment for the unpaid principal amount of $455,800 due April 30, 2007. Interest is charged at the one-month LIBOR rate plus 200 basis points (3.84% at June 30, 2002).

        On August 5, 2002 BAS obtained a $2,340,000 construction loan with a bank to finance the expansion of the preclinical site in Evansville, Indiana. The note requires 59 monthly principal payments of $13,000 plus interest commencing September 5, 2003, followed by a final payment for the unpaid principal amount of $1,573,000 due August 5, 2008. Interest is charged at the one-month LIBOR rate plus 200 basis points.

        BAS has capital lease arrangements to finance the acquisition of equipment. Future minimum lease payments for the capital leases are $489,394 with $38,787 representing interest. The capital lease obligations will be paid in full by fiscal year 2004.

        On July 3, 2002 BAS obtained a $1,500,000 lease line with a bank. The payment schedule is determined at certain intervals as the line is utilized. BAS utilized $659,000 of the line in July 2002. Interest is charged at the prime rate minus 25 basis points.

        On June 20, 2002, BAS and PKLB entered into the merger agreement that will result in PKLB becoming a wholly-owned subsidiary of BAS. In connection with its merger with PKLB, BAS will issue to the holders of PKLB Class A Preferred shares 6% Subordinated Convertible Notes in an aggregate principal amount of $5,000,000. No payments will be due on these notes until 2008.

        On June 20, 2002 BAS announced that it had reached an agreement in principle to acquire LC Resources, Inc., a privately-held company based in Walnut Creek, California. The agreement outlines the purchase by BAS of all of the outstanding shares of LC Resources, Inc. (LCR) for $2.5 million, subject to adjustment for certain changes in net tangible assets of LCR prior to closing. BAS would pay cash of $250,000 at closing, and the remainder of the purchase price would be in the form of promissory notes maturing on October 1, 2007 and bearing interest at a rate of 10% per annum. The holders of the notes will have the option to require BAS to repay up to 20% of the outstanding principal balance of the notes on each October 1 prior to maturity, commencing October 1, 2003. The agreement in principle also contemplates that certain assets comprising separate lines of business of LCR will be sold to an unrelated third party contemporaneously with the closing of the purchase by BAS, and the proceeds of that sale would be distributed to the LCR shareholders. The LCR transaction is subject to BAS's ability to obtain financing for the transaction, the subsequent operation of LCR's business on terms acceptable to it and the receipt of certain required consents and approvals. The parties currently anticipate that closing of the LCR transaction will occur near the end of BAS's current fiscal year.

        Based on its current business activities, BAS believes that cash generated from its operations and amounts available under its existing bank line of credit will be sufficient to fund its anticipated working capital and capital expenditure requirements. However, acquisitions currently contemplated by BAS may require additional financing. BAS is currently revaluating its debt capacity.

Critical Accounting Policies

        "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Liquidity and Capital Resources" discusses the consolidated financial statements of BAS, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Certain significant accounting policies applied in the preparation of the financial statements require management to make difficult, subjective or complex judgments, and are considered critical accounting policies by BAS. BAS has identified the following areas as critical accounting policies.

        Revenue Recognition—BAS's pharmaceutical service contracts are broken down into discrete units of deliverable services for which a fixed fee for each unit is established and revenue and related direct costs are recognized as units of deliverable services are fulfilled. Such revenue is recorded by contract by determining the status of work performed to date in relation to total services to be provided. For all other service contracts, BAS allocates a ratable portion of the total contract fee to the units of deliverable services and recognizes revenue and the related direct costs as the units of deliverable services are fulfilled. Revenues under fixed-rate contracts include a proration of the earnings expected to be realized on the contract based upon the ratio of costs incurred to estimated total costs.

        The establishment of contract prices and total contract costs involves estimates made by BAS at the inception of the contract period. These estimates could change during the term of the contract which could impact the revenue and costs reported in the consolidated financial statements. Projected losses on contracts are provided for in their entirety when known.

        Impairment of Long-Lived Assets, Including Goodwill—The carrying value of long-lived assets, including goodwill, is periodically reviewed by management. If management's review indicates that the carrying value may be impaired, then the impairment amount will be written off. Impairment accounting is governed by Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of." Significant subjective estimates are required to calculate expected future cash flows and the fair market values to which asset net book values are compared.

        SFAS No. 121 requires that whenever events or circumstances indicate that the Company may not be able to recover the net book value of its long-lived assets through future cash flows, an assessment must be performed of expected future cash flows, and undiscounted estimated future cash flows must be compared to the net book value of these assets to determine if impairment is indicated. The application of SFAS No. 121 requires the use of significant judgment and the preparation of numerous significant estimates. Although BAS believes that its estimates of cash flows in the application of SFAS No. 121 were reasonable, and were based upon all available information, including extensive historical cash flow data about the prior use of its assets, such estimates nevertheless required substantial judgments and were based upon material assumptions about future events.

        In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized, but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. BAS will apply the new accounting rules beginning October 1, 2002 and will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of October 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of BAS.

        Income Tax Accounting—Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. These deferred taxes are measured by applying the provisions of tax laws in effect at the balance sheet date.

        BAS recognizes deferred tax assets in its balance sheet, which typically represent items deducted currently in the financial statements that will be deducted in future periods in tax returns. In accordance with SFAS No. 109, a valuation allowance is recorded against these deferred tax assets to reduce the total deferred tax assets to an amount that will more likely than not be realized in future periods. The valuation allowance is based, in part, on management's estimate of future taxable income, the expected utilization of tax loss carryforwards and the expiration dates of tax loss carryforwards. Significant assumptions are used in developing the analysis of future taxable income for purposes of determining the valuation allowance for deferred tax assets, which, in the opinion of management, are reasonable under the circumstances.

Inflation

        BAS believes that inflation has not had a material adverse effect on its business, operations or financial condition.

THE BUSINESS OF PHARMAKINETICS LABORATORIES, INC.

        PKLB is a contract research organization providing a range of clinical research and development services to the pharmaceutical and biotechnology industries in the development of prescription and non-prescription drug products. These services include Phase I clinical research, bioanalytical laboratory testing, and the management and monitoring of multi-center clinical trials. PKLB offers ancillary services in these areas such as protocol development, case report form design, data management, biostatistics and regulatory consulting.

        PKLB has focused its business development efforts on both generic and innovator pharmaceutical and biotechnology companies in the United States and Canada.

        PKLB pursues various business opportunities in the contract research organization industry: (1) providing services to innovator and generic drug companies primarily in the area of bioequivalence/bioavailability studies which may include both clinical and bioanalytical laboratory services; (2) providing Phase I clinical trials primarily safety studies on new drugs to the innovator pharmaceutical industry and to biotechnology firms; (3) providing bioanalytical laboratory services primarily to the innovator drug companies (this involves the analysis of biological samples, typically blood samples, both from animals and humans, which are the result of trials conducted at sites and sent to PKLB's laboratory for analysis); and (4) providing project management and monitoring services to both generic and innovator pharmaceutical firms by overseeing the conduct of multi-center clinical trials typically on patients. PKLB's project management expertise is in the management of smaller trials conducted at 15 to 20 sites with 200 to 400 patients rather than the very large trials typically conducted by the large global contract research organizations.

        PKLB's services are conducted for pharmaceutical and biotechnology companies to support their applications for approval to market new "branded" or bioequivalent generic drug products. These companies, and therefore PKLB, are subject to extensive regulation by government authorities. Regulatory proceedings that adversely affect PKLB's clients could adversely affect PKLB's business. The repeal or significant alteration of some or all of the laws or regulations requiring testing of the type performed by PKLB could have a material adverse effect on PKLB's business. However, regulatory changes that require additional or more complex testing to be performed in support of the drug approval process could significantly enhance PKLB's business. PKLB's management believes that legislation and regulation, on balance, have a favorable impact on the demand for its services by providing sponsors and manufacturers of new drugs with additional requirements that increase the need for outsourcing.

        The services provided by PKLB and the activities of its clients are ultimately subject to regulation by the FDA in the U.S. and comparable agencies in other countries. PKLB is obligated to comply with FDA requirements governing the conduct of clinical trials as stated in the Code of Federal Regulations. These regulations are commonly referred to as Good Clinical Practices and Good Laboratory Practices and cover activities such as obtaining informed consent, verifying qualifications of investigators, complying with Standard Operating Procedures, reporting adverse reactions to drugs, and maintaining thorough and accurate records. PKLB must maintain source documents for each study for specific periods. Such documents are frequently reviewed by the study sponsor during visits to PKLB's facility and may be reviewed by the FDA during audits. Non-compliance with FDA regulations can result in the disqualification of data collected during a study.

        PKLB has in the past derived, and may in the future derive, a significant portion of its revenue from a relatively limited number of major clients. Concentrations of business in the contract research organization industry are not uncommon and PKLB is likely to experience such concentration in future years. A single client contributed in excess of 10% of contract revenue, accounting for approximately 43%, 16% and 13% of contract revenue, for the fiscal years ended June 30, 2002, 2001 and 2000 respectively. In addition, another client contributed in excess of 16% of contract revenue for the fiscal year ended June 30, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PHARMAKINETICS LABORATORIES, INC.

Introduction

        In the following sections of this Management's Discussion and Analysis of Financial Condition and Results of Operation ("MD&A"), PKLB explains the general financial condition and the results of operations for PKLB, including:

  •
  what PKLB's revenues were in 2002, 2001, and 2000;

  •
  why revenues and expenses changed from the year before;

  •
  where PKLB's revenues came from;

  •
  how all of the foregoing affect PKLB's overall financial condition; and

  •
  what PKLB's expenditures for capital projects were in 2002, 2001 and 2000 and a description of PKLB's capital requirements.

        As you read this MD&A, you may find it helpful to refer to PKLB's consolidated financial statements beginning on page F-25 of this proxy statement/prospectus. These consolidated financial statements present the results of PKLB's operations for 2002, 2001, and 2000, as well as PKLB's financial position at June 30, 2002 and 2001. PKLB analyzes and explains the annual changes in the specific line items set forth in the section of PKLB's consolidated financial statements titled "Consolidated Statements of Operations".

Results of Operations

Revenues

        In 2002, 2001 and 2000 PKLB's revenues consisted of the following:

	Fiscal Years Ended June 30,
	2002	2001	2000
	(in thousands)
Phase I Services	$2,293	$5,458	$5,974
Bioanalytical Laboratory Service	1,210	1,522	445
Clinical Trial Management and Monitoring	3,053	1,490	1,388
Licensing	39	32	67
Consulting Services	203	411	150

Total	$6,798	$8,913	$8,024

        Total revenues were $6.8 million, $8.9 million and $8.0 million for the fiscal years ended June 30, 2002, 2001 and 2000, respectively. The decrease in revenue in 2002 compared to 2001 is due to a decline in client demand for Phase I services, principally Phase I clinical trials during the first half of the fiscal year 2002, partially offset by higher clinical trial management and monitoring revenue as studies neared completion. The increase in revenue in 2001 compared to 2000 is primarily in the areas of bioanalytical laboratory services and consulting services.

        PKLB continues to strategically focus its sales and marketing efforts on maintaining the core Phase I services, while expanding other key revenue sources, primarily in the areas of clinical trials management and monitoring and bioanalytical laboratory services.

Cost of Contracts

        Cost of contracts were $6.5 million, $7.5 million and $8.5 million for the fiscal years ended June 30, 2002, 2001 and 2000, respectively. As a percentage of revenue, cost of contracts increased to

95% compared to 84% for the twelve-month period ended June 30, 2002 and 2001, respectively. This increase as a percentage of revenue is due primarily to the mix in service contracts and the lower sales level in fiscal 2002. Certain costs are variable in nature and vary according to the type of study, the number of participants, samples processed, method development and validation, technical and material requirements and duration of the study. As a percentage of revenue, cost of contracts decreased to 84% compared to 106% for the twelve-month period ended June 30, 2001 and 2000, respectively. The decrease in cost of contracts in 2001 compared to 2000 is primarily attributable to PKLB's effort to contain and/or reduce certain fixed costs.

Selling, General and Administrative Expenses

        Selling, general and administrative ("SG&A") expenses were $1.7 million, $1.9 million and $2.5 million for the fiscal years ended June 30, 2002, 2001 and 2000, respectively. The decrease in SG&A expenses in 2002 compared to 2001 is primarily due to a reduction in certain SG&A expenses such as consulting, utilities, service contracts and routine operating expenses. The decrease in SG&A expenses in 2001 compared to 2000 is primarily attributable to a reduction in personnel costs of $0.2 million, a reduction in certain business development costs of $0.1 million and the recognition of $0.3 million in expenses related to the settlement with Altana, Inc. in fiscal year 2000.

Research And Development Expenses

        Research and development ("R&D") expenses were $0.1 million, $0.1 million and $0.2 million for the fiscal years ended June 30, 2002, 2001 and 2000, respectively. R&D expenses remained approximately the same for the twelve-month periods ended June 30, 2002 and 2001, respectively. The decrease in R&D expenses in 2001 compared to 2000 is primarily attributable to the utilization of certain of PKLB's R&D personnel for activities necessary to meet project deadlines for clients, including contracted development work. R&D expenses will fluctuate from time to time as PKLB re-allocates existing scientific personnel whenever practical to focus on developing methods for utilization in current and future studies related primarily to its LC/MS/MS instrumentation.

Income Taxes

        No benefit for income taxes was recorded for the fiscal years ended June 30, 2002, 2001 and 2000 due to the uncertainty of utilizing such benefits.

Other Income and Expenses

        Other income and expenses of PKLB consist primarily of interest income earned on overnight investments and interest expense related to notes payable and capital lease obligations. Interest income was $14,209, $50,306 and $51,989 for the fiscal years ended June 30, 2002, 2001 and 2000, respectively. The decrease in interest income in 2002 compared to 2001, and 2001 compared to 2000, is primarily related to a reduction in the average invested cash balances. Interest expense was $8,829, $14,091 and $19,813 for the fiscal years ended June 30, 2002, 2001 and 2000, respectively. The decrease in interest expense in 2002 compared to 2001 is primarily due to the expiration of a capital lease in fiscal year 2001.

Liquidity and Capital Resources

        PKLB had cash and cash equivalents of $46,371 at June 30, 2002. PKLB's primary source of funds is cash flow from operations although, beginning in the quarter ended March 31, 2002, PKLB from time to time has borrowed funds from a director and BAS to cover short-term operating requirements. During the twelve-month period ended June 30, 2002, cash and cash equivalents decreased by $368,000. The decrease is due to the acquisition of key laboratory equipment in the amount of $265,000 and cash used in operations in the amount of $688,000 partly offset by the issuance of notes payable of $550,000 (net of repayments) to a director and BAS.

        The operating environment confronting PKLB raises significant uncertainty about the PKLB's ability to continue as a going concern. PKLB's near term and long-term operating strategies focus on its sales and marketing efforts to gain new as well as previous customers. In addition, PKLB has and is pursuing cost cutting measures and is taking other appropriate steps to manage PKLB's cash balances.

        PKLB cannot guarantee that the results from operations will be sufficient to support PKLB's liquidity requirements through June 30, 2003 and beyond. There can be no assurance that the proposed transaction with BAS will be completed or the strategies will be accomplished or whether they will be adequate to allow PKLB to meet its cash needs.

Critical Accounting Policies and Estimates

        The preparation of consolidated financial statements requires PKLB to make estimates and judgments with respect to the selection and application of accounting policies that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. PKLB bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

        PKLB's significant accounting policies are described in Note 2 to PKLB's consolidated financial statements for the year ended June 30, 2002. PKLB believes the following critical accounting policies and significant judgments and estimates have the greatest impact on the preparation of PKLB's consolidated financial statements:

        Contract Revenues.    PKLB recognizes revenue from testing services, which are short-term in duration, upon completion of all required clinical and laboratory analysis. Operating revenue attributable to the performance of long-term testing is recorded by contract by determining the status of work performed to date in relation to total services to be provided. Revenues under fixed-rate contracts include a proration of the earnings expected to be realized on the contract based upon the ratio of costs incurred to estimated total costs. Recognized revenues are subject to revisions as the contracts progress and estimated costs to complete are revised. Revisions in revenue estimates are recorded to income in the period in which the facts that give rise to the revision become known. Projected losses on contracts are provided for in their entirety when known.

        License fee income is recognized as a percentage of licensed product sales as reported to PKLB from the licensee under the license agreement.

        Trade Receivable Bad Debt Reserves.    PKLB maintains an allowance for doubtful accounts for estimated losses resulting from the inability of PKLB's customers to make required payments. If the financial condition of PKLB's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        Income Taxes.    PKLB records a valuation allowance to reduce PKLB's deferred tax assets to the amount that is more likely than not to be realized. While PKLB has considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, in the event PKLB was to determine that PKLB would be able to realize deferred tax assets in the future in excess of their net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should PKLB determine that PKLB would not be able to realize all or part of the net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS.

Sources Of Information

        BAS and PKLB are providing the following unaudited condensed pro forma combined financial statements to help you in your analysis of the financial aspects of the merger of the two companies. The unaudited condensed pro forma combined financial statements are based upon the historical financial information of BAS and PKLB and should be read in conjunction with the historical consolidated financial statements and notes thereto of BAS and PKLB included in this proxy statement/prospectus beginning on page 50.

How We Prepared The Unaudited Condensed Pro Forma Combined Financial Statements

        The following unaudited condensed pro forma combined balance sheet has been prepared as if the merger had occurred on June 30, 2002. The unaudited condensed pro forma combined statements of operations for the nine months ended June 30, 2002 and the year ended September 30, 2001 have been prepared as if the merger had occurred on October 1, 2000. The unaudited condensed pro forma combined statements of operations for the nine months ended June 30, 2002 combine the historical statements of operations of BAS and PKLB for the nine month period ended June 30, 2002. The unaudited condensed pro forma combined statements of operations for the year ended September 30, 2001 combine the historical statement of operations of BAS for its fiscal year ended September 30, 2001 and the historical statement of operations of PKLB for the twelve month period ended September 30, 2001.

        If BAS and PKLB had merged on the dates assumed in the pro forma financial statements, the combined operations of BAS and PKLB might have performed differently. You should not rely on the pro forma financial information as an indication of the financial position or results of operations that BAS and PKLB would have achieved together had the merger taken place at an earlier date or of the future results that the combined operations of BAS and PKLB will achieve after the merger.

        The merger will be accounted for as a purchase business combination in accordance with generally accepted accounting principles in the United States, with BAS treated as the acquirer. The assets, including identifiable intangibles, and liabilities acquired from PKLB will be recorded at estimated fair value at the date of the merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill. The estimated fair values are preliminary and subject to change.

        The $6.479 million purchase price is calculated using the number of BAS common shares expected to be issued in the merger (determined as the number of PKLB common shares expected to be outstanding immediately prior to the merger multiplied by the merger ratio of 1/12) and a $5.15 per share average trading price of BAS common stock for a period of time immediately before and after the terms of the merger were agreed to and announced, plus subordinated convertible notes issued to holders of PKLB Class A Preferred shares in the amount of $5 million and estimated direct merger costs.

        The $6.479 million purchase price has been allocated based upon preliminary estimates of the fair value of PKLB assets and liabilities and is subject to change. The final purchase price allocation may differ from these estimates.

Transaction-Related Expenses

        BAS estimates that it will incur costs totaling approximately $300,000 in connection with the merger. PKLB estimates that it will incur expenses totaling approximately $100,000 in connection with the merger. All of such costs have been reflected in the accompanying unaudited pro forma combined balance sheet. After the merger, BAS may incur certain additional charges and expenses relating to restructuring and integrating the operations of BAS and PKLB. The pro forma financial information has not been adjusted for such additional charges and expenses or for estimated general and administrative or other cost savings that may be realized as a result of the merger.

UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2002

	Historical		Pro Forma
	BAS	PKLB	Adjustments	Combined
	(in thousands, except per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$209	$46	$—	$255
Accounts receivable (Note 1e)	4,523	676	(200)	4,999
Inventories	2,712	—	—	2,712
Contracts in process	—	50	—	50
Deferred income taxes	443	—	—	443
Refundable income taxes	422	—	—	422
Prepaid and other expenses	193	143	—	336

Total current assets	8,502	915	(200)	9,217
Property and equipment, net (Note 1a)	21,728	3,164	3,525	28,417
Purchase price in excess of estimated fair value of net assets acquired (Note 1b)	907	—	1,048	1,955
Other assets	207	—	—	207

Total assets	$31,344	$4,079	$4,373	$39,796

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable (Note 1c)	$2,324	$1,310	$300	$3,934
Accrued expenses (Note 1c)	689	—	100	789
Customer advances	221	313	—	534
Revolving line of credit	3,303	—	—	3,303
Current portion of lease obligation	261	—	—	261
Current portion of long-term debt (Note 1e)	279	550	(200)	629

Total current liabilities	7,077	2,173	200	9,450
Capital lease obligation	228	—	—	228
Long-term debt	3,193	—	—	3,193
Subordinated notes payable (Note 1f)	—	—	5,000	5,000
Deferred income taxes	1,960	—	—	1,960
Shareholders' equity (Note 1d):
Preferred shares Class A	—	4,938	(4,938)	—
Preferred shares Class B	—	273	(273)	—
Common shares	1,014	12	249	1,275
Additional paid-in capital	10,521	11,930	(11,112)	11,339
Retained earnings	7,392	(15,247)	15,247	7,392
Accumulated other comprehensive loss	(41)	—	—	(41)

Total shareholders' equity	18,886	1,906	(827)	19,965

Total liabilities and shareholders' equity	$31,344	$4,079	$4,373	$39,796

See Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED JUNE 30, 2002

	Historical		Pro Forma
	BAS	PKLB	Adjustments	Combined
	(in thousands, except per share amounts)
Service revenues	$11,902	$4,616	$—	$16,518
Product revenues	8,082	—	—	8,082

Total revenues	19,984	4,616	—	24,600
Service cost of revenue (Note 2a)	8,463	4,184	66	12,713
Product cost of revenue	3,326	—	—	3,326

Total cost of revenue	11,789	4,184	66	16,039
Gross profit	8,195	432	(66)	8,561
Selling, general and administrative	5,550	1,298	—	6,848
Research and development	1,105	36	—	1,141

Total operating expenses	6,655	1,340	—	7,989
Operating income	1,540	(908)	(66)	572
Interest expense (Note 1f)	(177)	(8)	(190)	(375)
Other income	54	8	—	62

Income before income taxes	1,417	(902)	(256)	259
Provision for income taxes (Note 2b)	370	—	(320)	50

Net income	$1,047	$(902)	$64	$209

Earnings per share
Basic (Note 3)	$0.23	$(0.36)		$0.04
Diluted (Note 3)	$0.23	$(0.36)		$0.04
Weighted average common shares outstanding:
Basic (Note 3)	4,575	2,496		4,804
Diluted (Note 3)	4,620	2,496		4,849

See Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2001

	Historical		Pro Forma
	BAS	PKLB	Adjustments	Combined
	(in thousands, except per share amounts)
Service revenues	$15,202	$8,453	$—	$23,655
Product revenues	10,073	—	—	10,073

Total revenues	25,275	8,453	—	33,728
Service cost of revenue (Note 2a)	9,660	7,739	88	17,487
Product cost of revenue	3,495	—	—	3,495

Total cost of revenue	13,155	7,739	88	20,982
Gross profit	12,120	714	(88)	12,746
Selling, general and administrative	7,019	1,800	—	8,819
Research and development	1,611	123	—	1,734

Total operating expenses	8,630	1,923	—	10,553
Operating income	3,490	(1,209)	(88)	2,193
Interest expense (Note 1f)	(417)	(11)	(256)	(684)
Other income	34	46	—	80

Income before income taxes	3,107	(1,174)	(344)	1,589
Provision for income taxes (Note 2b)	1,340	0	(469)	871

Net income	$1,767	$(1,174)	$125	$718

Earnings per share
Basic (Note 3)	$0.39	$(0.47)		$0.15
Diluted (Note 3)	$0.38	$(0.47)		$0.15
Weighted average common shares outstanding:
Basic (Note 3)	4,565	2,496		4,794
Diluted (Note 3)	4,600	2,496		4,829

See Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

        (1)  A summary of the unaudited condensed pro forma combined balance sheet adjustments to effect the merger is as follows:

          (a)  Property and equipment—Property and equipment in the unaudited condensed pro forma combined balance sheet reflects the adjustment to record PKLB property and equipment, principally real estate, at estimated fair value at the date of the merger.

          (b)  Purchase price in excess of estimated fair value of net assets acquired—The merger will be accounted for as a purchase business combination in accordance with accounting principles generally accepted in the United States, with BAS treated as the acquirer. The assets, including identifiable intangibles and liabilities acquired from PKLB will be recorded at estimated fair value at the date of the merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill. The $6.479 million purchase price is calculated using the number of BAS common shares expected to be issued in the merger, 228,856 and a $5.15 per share average trading price of BAS common stock for a period of time immediately before and after the terms of the merger were agreed to and announced, plus convertible subordinated notes payable issued to holders of PKLB preferred class A shares in the amount of $5 million, and estimated direct merger costs.

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized, but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. Goodwill and intangible assets acquired prior to June 30, 2001 continue to be amortized until adoption of SFAS No. 142, whereas new goodwill and indefinite lived intangible assets acquired after June 30, 2001 will not. Accordingly, the pro forma combined statements of operations do not reflect the amortization of the purchase price in excess of estimated fair value of net assets acquired.

        For purposes of the unaudited condensed pro forma combined balance sheet, the purchase price has been allocated as follows (in thousands):

Historical net book value of PKLB	$1,906
Fair value adjustment of property and equipment	3,525
Purchase price in excess of PKLB net assets at estimated fair value	1,048

Total purchase price	$6,479

        The $6.479 million purchase price has been allocated based upon preliminary estimates of the fair value of PKLB assets and liabilities and is subject to change. The final purchase price allocation may differ from these estimates.

          (c)  Accounts payable and accrued expenses—A reconciliation of the pro forma adjustments to accounts payable and accrued expenses is as follows (in thousands):

PKLB expenses payable associated with the merger	$100
BAS costs associated with the merger	200
Costs directly related to the issuance of BAS common stock at date of merger	100

Total pro forma adjustments to accounts payable	$400

          (d)  Capitalization—The following table sets forth the unaudited consolidated capitalization of BAS at June 30, 2002 (i) on an actual basis and (ii) as adjusted for the acquisition of PKLB. This table should be read in conjunction with the consolidated financial statements of BAS for the year ended September 30, 2001 included and incorporated by reference in this registration statement.

	June 30, 2002
	Actual	As adjusted for the acquisition of PKLB
	(in thousands)
Long-term debt, notes payable and capital lease obligations, excluding current portion	$3,421	$8,421	(1)

Shareholders' equity:
Preferred shares:
BAS, 1,000 shares authorized; no shares outstanding	$—	$—	(2)
Common shares:
BAS, 19,000 shares authorized; 4,579 shares outstanding (actual); 4,808 shares outstanding (as adjusted)	1,014	1,275	(3)
Additional paid-in capital	10,521	11,339	(3)
Retained earnings	7,392	7,392
Accumulated other comprehensive loss	(41)	(41)

Total shareholders' equity	$18,886	$19,965

(1)
Adjusted to reflect the $5 million in 6% subordinated notes payable due 2008 (see Note 1f) issued in exchange for 833 outstanding Class A preferred shares of PKLB.

(2)
All previously outstanding BAS preferred shares were converted into common shares upon completion of its initial public offering on November 26, 1997. As adjusted reflects the elimination of PKLB Class A preferred shares exchanged for the 6% subordinated notes payable and elimination of PKLB Class B preferred shares exchanged for BAS common shares based on a 1:12 exchange ratio as stipulated in the merger agreement.

(3)
A reconciliation of actual shares outstanding to adjusted shares outstanding is as follows:

Actual	4,579
BAS common shares issued in exchange for 2,496 PKLB common shares and 250 PKLB Class B preferred shares* outstanding on June 30, 2002, based on a 1:12 exchange ratio	229

4,808

*
Each Class B preferred share is convertible into 1.00062 common shares of PKLB prior to the merger.

        Adjusted common shares ($1,275) and additional paid-in ($11,339) capital reflects the value of BAS common shares at June 30, 2002 in exchange for PKLB common and Class B preferred shares net of issuance costs of $100.

          (e)  On June 13, 2002, BAS loaned PKLB $100,000. The six month unsecured note requires payment of principal and interest on December 13, 2002. Interest is charged at an annual rate of 8.0%. On June 26, 2002, BAS loaned PKLB $100,000. The six month unsecured note requires payment of principal and interest on December 26, 2002. Interest is charged at an annual rate of 8.0%. These notes have been eliminated in the unaudited condensed pro forma combined balance sheet.

          (f)    In connection with the merger, each holder of PKLB Class A Preferred shares will receive a 6% subordinated convertible note due 2008 issued by BAS with a principal amount equal to $6.00 per Class A Preferred share. These notes aggregate approximately $5 million and are subordinate to BAS's senior bank debt. The subordinated notes payable have been included in the unaudited condensed pro forma combined balance sheet. The unaudited condensed pro forma combined statements of operations for the nine months ended June 30, 2002 and for the year ended September 30, 2001 reflects the adjustment to record interest expense of $190 and $256, respectively, on these notes.

        (2)  A summary of the unaudited condensed pro forma combined statements of operations adjustments to effect the merger is as follows:

          (a)  Service cost of revenue—Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives. BAS estimates the useful life of the real estate acquired from PKLB to be 40 years. Accordingly, the adjustment for depreciation below reflects depreciation expense using a 40 year useful life. A summary of the pro forma adjustment for depreciation expense is as follows (in thousands):

	Nine months ended June 30, 2002	Year ended September 30, 2001
Adjustment for depreciation resulting from the adjustment to fair value of PKLB property and equipment	$66	$88

          (b)  Provision for income taxes—The unaudited condensed pro forma combined statements of operations for the nine months ended June 30, 2002 and for the year ended September 30, 2001 reflects the adjustments to income tax expense as if BAS and PKLB were combined on October 1, 2000. As a result, the unaudited combined pro forma effective income tax rate is 19% for the nine months ended June 30, 2002 due to (i) the tax benefit provided by the PKLB net loss and (ii) the utilization of foreign net operating tax loss carryforwards. The unaudited combined pro forma effective income tax rate is 55% for the year ended September 30, 2001 due to the impact of non-deductible foreign losses at BAS's foreign operations.

        (3)  Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share (i) on an actual basis and (ii) as adjusted for the acquisition of PKLB:

	Nine months ended June 30, 2002		Year ended September 30, 2001
	Actual	As adjusted for the acquisition of PKLB	Actual	As adjusted for the acquisition of PKLB
	(in thousands except per share data)
Numerator:
Net income	$1,047	$209	$1,767	$718
Effect of dilutive securities:
Interest on 6% convertible subordinated notes payable(3)	—	—	—	—

Numerator for diluted earnings per share-income available to common shareholders	$1,047	$209	$1,767	$718
Denominator:
Basic weighted average common shares outstanding(1)	4,575	4,804	4,565	4,794
Effect of dilutive securities:
Employee and director stock options	45	45	35	35
Warrants(2)	—	—	—	—
6% convertible subordinated notes payable(3)	—	—	—	—

Diluted weighted average common shares outstanding	4,620	4,849	4,600	4,829
Basic earnings per share	$0.23	$0.04	$0.39	$0.15

Diluted earnings per share	$0.23	$0.04	$0.38	$0.15

(1)
As adjusted reflects the weighted average outstanding shares of BAS common shares exchanged for PKLB common and Class B preferred shares for the nine months ended June 30, 2002 and for the year ended September 30, 2001.

(2)
As stipulated in the merger agreement, holders of PKLB Class B preferred shares will receive warrants for the purchase of BAS common shares. These warrants to purchase BAS common shares are not included in the computation of diluted earnings per share, as adjusted for the nine months ended June 30, 2002 and for the year ended September 30, 2001, because the warrants' exercise price is greater than the average market price of the common shares and, therefore, the effect would be antidilutive.

(3)
As stipulated in the merger agreement, holders of PKLB Class A preferred shares will receive 6% convertible subordinated notes payable issued by BAS. The 6% subordinated notes are convertible into 313 BAS common shares. The potential common shares for these convertible notes are not added to the denominator for the computation of diluted earnings per share, as adjusted for the nine months ended June 30, 2002 and for the year ended September 30, 2001, because the inclusion of such shares would be antidilutive due to the interest expense on these notes. For additional disclosures regarding the 6% convertible subordinated notes, see Note 1f.

COMPARISON OF SHAREHOLDER RIGHTS

        BAS is an Indiana corporation. The rights of BAS's shareholders are governed by BAS's articles of incorporation and bylaws and Indiana law. PKLB is a Maryland corporation. The rights of PKLB's shareholders are governed by PKLB's articles of incorporation and bylaws and Maryland law. After the merger, the rights of PKLB shareholders who become BAS shareholders will be governed by BAS's articles of incorporation, BAS's bylaws and Indiana law. The following is a summary of the material differences between the rights of BAS shareholders and PKLB shareholders. This summary is not a complete statement of all differences between rights of the holders of BAS common shares and PKLB common shares and is qualified by the full text of each document and by Indiana law and Maryland law. For information as to how to get those documents, see "Where You Can Find More Information" on page 80.

BAS	PKLB

Authorized Capital Stock

BAS's authorized capital stock consists of 20 million shares, divided into two classes. There are 19 million common shares and one million preferred shares. The rights and preferences of the preferred shares can be determined by BAS's board of directors at the time of issuance. BAS has not issued any preferred shares
PKLB's authorized capital stock consists of 11.5 million shares divided into two classes. There are 10 million shares of common stock and 1.5 million shares of preferred stock. The rights and preferences of the preferred stock can be determined by PKLB's board of directors at the time of issuance. PKLB has issued 833,300 shares classified as Class A Convertible Preferred Stock and 250,000 shares classified as Class B Convertible Preferred Stock.

PKLB's charter gives the board of directors "blank check" authority to establish the number of shares to be included in any series of preferred stock, and to fix the terms, rights, restrictions, qualification and limitations of any series, including any preferences, voting powers, dividend rights, liquidation rights, and redemption, sinking fund or conversion rights. PKLB's board of directors can, without shareholder approval, issue preferred stock with voting and conversion rights that could adversely affect the voting power or other rights of the holders of PKLB common stock. There are currently two series of preferred stock issued and outstanding.

BAS	PKLB

Amendment of Charter Documents

Under Indiana law, the amendment of a corporation's articles of incorporation requires generally that the board of directors adopt a resolution setting forth the proposed amendment and recommend approval of the amendment to the shareholders. Notice must then be given to each shareholder, whether or not entitled to vote, of a shareholders meeting, stating that one of the purposes of the meeting is to vote on the proposed amendment. If a quorum is present at the meeting, action on an amendment is approved if the votes cast favoring the amendment exceed the votes cast opposing the amendment, unless the articles of incorporation or Indiana law require a greater number of affirmative votes. In addition, the amendment must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights. BAS's articles of incorporation do not require a greater number of affirmative votes.
Under Maryland law, the amendment of a corporation's articles of incorporation requires that the board of directors (a) adopt a resolution setting forth the proposed amendment and declaring that the amendment is "advisable" and (b) direct that the proposed amendment be submitted for consideration at either an annual or a special meeting of the shareholders. Notice must then be given to each shareholder entitled to vote on the proposed amendment and to each shareholder not entitled to vote on it "if the contract rights of his stock, as expressly set forth in the charter, would be altered by the amendment." Except where applicable law or the articles of incorporation provide otherwise, a corporation may amend its articles by the affirmative vote of two-thirds of the votes entitled to be cast thereon. PKLB's articles of incorporation reserve the right of PKLB to amend its articles of incorporation, but specify that no amendment may change the terms of any class or series of any class of outstanding stock unless the terms of the amendment have been authorized by the holders of at least two-thirds of all shares of that class or series then outstanding.

Amendment of Bylaws

Under Indiana law, unless a corporation's articles of incorporation provide otherwise, only a corporation's board of directors may amend or repeal a corporation's bylaws. BAS's articles of incorporation do not provide otherwise, and its bylaws provide that they may be amended or repealed only the board of directors.
Under Maryland law, unless a corporation's articles of incorporation require a greater vote, a corporation's bylaws generally may be amended by the majority vote of the shareholders or the Board of Directors. PKLB's bylaws specify that the board of directors may alter or repeal the bylaws, or make new bylaws at any time, but that they may not alter or repeal any bylaws made by the PKLB shareholders subsequent to December 4, 1981. The bylaws also grant PKLB's shareholders the power to alter or repeal any of the bylaws or to make new bylaws.

BAS		PKLB

Provisions Affecting Business Combinations

Indiana law provides that a corporation may not engage in any "business combination" with any "interested shareholder" for a period of five years following the interested shareholder's share acquisition date, unless the business combination or the purchase of shares made by the interested shareholder is approved by the board of directors of the corporation before the interested shareholder's share acquisition date. A "business combination" under Indiana law is generally defined as any of the following transactions involving the corporation and an interested shareholder thereof:
Maryland law provides that a corporation may not engage in any "business combination" with any "interested shareholder" for a period of five years following the most recent date on which the interested shareholder became an interested shareholder, unless the business combination or purchase of shares is approved or exempted by the board of directors of the corporation, or otherwise exempted by the statute. A "business combination" under Maryland law is generally defined as any of the following transactions involving the corporation and an interested shareholder thereof:
(i)	a merger or consolidation of the corporation or any of its subsidiaries with the interested shareholder or any of its affiliates or associates;	(i)	a merger, consolidation or share exchange between the corporation or any subsidiary and an interested shareholder or a corporation which is or would be an affiliate
(ii)	a sale, lease, exchange, mortgage, pledge, transfer, or other disposition of the corporation's assets to or with the interested shareholder or any of its affiliates or associates, having an aggregate market value equal to 10% or more of the aggregate market value of the corporation's		of an interested shareholder, unless the transaction does not alter the contract rights of the stock as expressly set forth in the charter or change or convert in whole or in part the outstanding shares of stock of the corporation;
	consolidated assets, or 10% or more of the aggregate market value of the corporation's outstanding shares, or representing 10% or more of the earning power or net income of the corporation;	(ii)	a sale, lease or other disposition of assets, other than in the ordinary course of business or pursuant to a dividend or other "substantially proportionate treatment" of voting shareholders, to any interested shareholder within any twelve-month period
(iii)	an issuance or transfer of the corporation's shares representing 5% or more of the aggregate market value of all of the corporation's outstanding shares to or with		if the aggregate book value represents 10% or more of the total market value of the outstanding stock of the corporation or of its net worth;
	the interested shareholder or any of its affiliates or associates;	(iii)	an issuance or transfer of the corporation's shares representing 5% or more of the aggregate market value all of the corporation's outstanding shares;

BAS		PKLB

(iv)	the adoption of a plan of liquidation or dissolution proposed by or under agreement with the interested shareholder or any of its affiliates or associates;	(iv)	any liquidation or dissolution in which any interested shareholder or affiliate receives anything other than cash;
(v)	a transaction having the effect of directly or indirectly increasing the proportionate share of the corporation's shares held by the interested shareholder or any of its affiliates or associates; or	(v)
any reclassification of securities or recapitalization of the corporation resulting in an increase of 5% percent or more in the proportionate amount of outstanding shares of any class of equity securities owned by any interested shareholder or affiliate; or
(vi)
	any receipt by the interested shareholder or any of its affiliates or associates of the benefit of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages.	(vi)
any receipt by the interested shareholder or affiliate (other than the corporation or a subsidiary) of the benefit of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages.
An "interested shareholder" under Indiana law is generally defined as any person owning 10% or more of the voting power of the outstanding voting shares of the corporation.		An "interested shareholder" under Maryland law is generally defined as any person (other than the corporation or any subsidiary) that beneficially owns at least 10% of the corporation's stock.

At the conclusion of the five-year prohibition, any business combination between the Indiana corporation and an interested shareholder or its affiliates or associates must be approved by the affirmative vote of a majority of the outstanding voting shares of the corporation other than shares held by the interested shareholder proposing the business combination or its affiliates or associates. These voting requirements do not apply if the corporation's common shareholders receive a "fair price," for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
At the conclusion of the five-year prohibition, any business combination between the Maryland corporation and an interested shareholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected. These super-majority voting requirements do not apply if the corporation's common shareholders receive a "fair price," for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

BAS	PKLB

Control Share Acquisition Laws

Indiana law, with some exceptions, provides that a person proposing to acquire or acquiring voting shares of an "issuing public corporation" (which definition includes only corporations having at least 100 shareholders, principal place of business, office or substantial assets within Indiana, and in which more than 10% of its shareholders are Indiana residents, 10% of its shares are owned by Indiana residents, or which have 10,000 or more shareholders who are Indiana residents) sufficient to entitle that person to exercise voting power within any of the ranges of one-fifth to one-third of all voting power, more than one-third but less than one-half of all voting power, or a majority or more of all voting power may give a notice of its acquisition or proposed acquisition to the corporation containing information specified under Indiana law. The acquiring person may request that the directors call a special meeting of shareholders for the purpose of considering the voting rights to be accorded the shares, called "control shares" under Indiana law, in which case the control shares will have voting rights only to the extent granted by a resolution approved by the shareholders. The resolution must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote separately on the proposal, excluding shares held by the acquiring person and shares held by management. Control shares as to which the required notice has not been filed and any control shares not accorded full voting rights by the shareholders may be redeemed at fair market value by the corporation if it is authorized to do so by its articles of incorporation or bylaws before a control share acquisition has occurred. BAS has not adopted such a provision in its articles of incorporation or bylaws. Shareholders other than the acquiring person are entitled to dissenters' rights with respect to their shares in the event that the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority of all voting power.
Maryland law, with some exceptions, provides that, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of one-fifth, one-third, and one-half of the outstanding shares are denied unless conferred by a special shareholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's charter or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof.

Unless a corporation's charter or bylaws provide otherwise, Maryland law permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may call a shareholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than fifty percent of the outstanding stock, objecting shareholders may have their shares appraised and repurchased by the corporation for cash.

BAS		PKLB

Anti-takeover Laws

Indiana law provides that a person shall not make a takeover offer unless the following conditions are satisfied:		The Maryland Unsolicited Takeovers Act ("MUTA") provides certain protections with respect to unsolicited takeover bids to Maryland
(i)	a statement which consists of each document required to be filed with the Securities and Exchange Commission is filed with the Indiana Securities Commissioner and delivered to the president of the target company before making the takeover offer;	corporations that are reporting companies under the Exchange Act and have at least three directors, who at the time of any election to become subject to MUTA (i) are not officers or employees of the corporation, (ii) are not persons seeking to acquire control of the corporation ("Acquiring Persons"), (iii) are not directors,
(ii)	a consent to service of process and the requisite filing fee accompanies the statement filed with the Indiana Securities Commissioner;	officers, affiliates or associates of an Acquiring Person, and (iv) were not nominated or designated as directors by an Acquiring Person. The board of directors of a Maryland corporation can elect to be subject to any or all of the
(iii)	the takeover offer is made to all offerees holding the same class of equity securities on substantially equivalent terms;	provisions of MUTA by resolution without the approval of the shareholders. If a corporation elects to be subject to MUTA, the provisions of MUTA supersede any conflicting provisions of the
(iv)	a hearing is held within 20 business days after the statement described in clause (i) above is filed; and	corporation's charter and bylaws. Following election to be subject to MUTA, the following provisions apply: (a) shareholders are only permitted to remove directors for cause and upon
(v)	the Indiana Securities Commissioner approves the takeover offer.	a vote of at least 2/3 of all the votes entitled to be cast generally in the election of directors; (b) the

In addition, Indiana law provides that no offeror may acquire any equity security of any class of a target company within two years following the conclusion of a takeover offer with respect to that class, unless the holder of such equity security is afforded, at the time of that acquisition, a reasonable opportunity to dispose of such securities to the offeror upon substantially equivalent terms.

A "takeover offer" means an offer to acquire or an acquisition of any equity security of a target company pursuant to a tender offer or request or invitation for tenders if, after the acquisition, the offeror is directly or indirectly a record or beneficial owner of more than ten percent of any class of the outstanding equity securities of the target company. A "target company" means an issuer of securities which is organized under the laws of Indiana, has its principal place of business in Indiana and has substantial assets in Indiana.		number of directors is fixed from time to time exclusively by the board of directors, which cannot cause the term of any incumbent director to be shortened; (c) each vacancy on the board of directors that results from an increase in the size of the board of directors or the death, resignation or removal of a director may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; and (d) a corporation's secretary may call a special meeting of shareholders only on written request of the shareholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting. After making an election to be subject to MUTA, a corporation subsequently may elect to no longer be subject to a particular MUTA provision or provisions in the same manner in which it previously elected to become subject to the provision or provisions.
PKLB has not elected to be subject to MUTA.

BAS	PKLB

Conflicts of Interest

Indiana law provides that a transaction with a corporation in which a director has a direct or indirect interest is not voidable if the interest of the director was disclosed to the approving parties or the transaction was fair to the corporation. For this purpose, the "approving parties" are either (i) a majority of the disinterested members of the board of directors or a committee of the board of directors, or (ii) the shareholders of the corporation. A transaction submitted to a shareholder vote will be approved if a quorum is present at a meeting called to vote on the transaction, and the votes cast in favor of the transaction exceed the votes cast opposing the transaction. Shares owned by the interested director may be voted at the shareholders meeting called to approve the transaction.
Maryland law provides that if a contract or other transaction between a corporation and any of its directors or between a corporation and any other corporation, firm, or other entity in which any of its directors is a director or has a material financial interest is either (i) ratified in accordance with certain procedures by the disinterested directors or by the disinterested shareholders or (ii) is fair and reasonable to the corporation, then the contract or transaction is not void or voidable solely because of (a) the common directorship or interest; (b) the presence of the director at the meeting authorizing, approving or ratifying the contract or transaction; or (c) the counting of the director's vote for the authorization, approval, or ratification of the contract or transaction.

Ratification of the contract or transaction by the disinterested directors or by the disinterested shareholders requires that the fact of the common directorship or interest be disclosed or known to the board, committee or shareholders approving the contract or transaction. Approval by the board or a committee must be by the affirmative vote of a majority of disinterested directors. Approval by the shareholders must be by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm, or other entity.

Alternatively, the contract or transaction is not void or voidable if it is fair and reasonable to the corporation. In determining whether the contract or transaction is fair and reasonable to the corporation, "fair" means that the material terms of the transaction are within the range that might have been agreed to by economically motivated disinterested persons negotiating at arm's length with knowledge of all material facts known to any party to the transaction; and "reasonable" means that the transaction is sensible for the corporation under the particular circumstances.

BAS	PKLB

Stockholder Action Without a Meeting

Under Indiana law, action permitted at a shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action and is evidenced by one or more written consents. BAS bylaws provide that any action required or permitted to be taken at any shareholders' meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action and is evidenced by one or more written consents describing the action taken, signed by all the shareholders entitled to vote on the action.
Under Maryland law, action required or permitted to be taken at a shareholder's meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action and is evidenced by unanimous written consent describing the action taken, signed by all the shareholders entitled to vote on the action and is filed with the records of shareholder meetings.

In addition, Maryland law provides procedures for written consent by holders of any class of stock other than common stock. Unless a corporation's charter requires otherwise, if shareholders other than common shareholders are entitled to vote generally in the election of directors, they may take action or consent to any action by the written consent of the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize the action at a shareholders meeting.

PKLB's bylaws provide that any action permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent in writing setting forth such action is signed by all the shareholders entitled to vote on the subject matter, and shareholders entitled to notice of a meeting, but not entitled to vote have waived in writing any rights which they may have to dissent from such action.

BAS	PKLB

Dividends and Repurchases

Under Indiana law, a corporation may make distributions to its shareholders by resolution adopted by its board of directors as long as, after giving it effect:	Under Maryland law, a corporation may make distributions to its shareholders as long as (i) the corporation's total assets exceed the sum of its total liabilities, plus, unless the charter
• the corporation's total assets exceed the sum of its total liabilities, plus any amount that would be needed, if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution; or	provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution and (ii) debts may be paid as they become due in the normal course of business.
• the corporation would be able to pay its debts as they become due in the usual course of business.	Maryland law requires that any distribution by a corporation must first be authorized by the board of directors of the corporation. The
The board of directors may base its determination of whether the corporation may make distributions either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.	board's action in authorizing a distribution is valid if approved by a majority of the directors present at a meeting at which a quorum is present, unless the charter or bylaws of the corporation require a greater proportion.

Dissenters' Rights

Under Indiana law, if a corporation's shares are listed on a national securities exchange or on the Nasdaq National Market, there are no dissenters' rights with respect to actions to be taken at a shareholders meeting that would otherwise provide for dissenters' rights. Because the BAS common shares are quoted on the Nasdaq National Market, BAS shareholders are not entitled to exercise dissenters' rights with respect to proposed mergers or similar transactions.
Under Maryland law, a shareholder of a Maryland corporation has appraisal rights in connection with certain fundamental changes in the corporation, including a merger, consolidation or share exchange involving the corporation. In these situations, a shareholder of a Maryland corporation has the right to demand and receive the payment of the fair value of his shares from the successor in the transaction. Appraisal rights may be exercised by holders of shares of preferred stock, but only if the shares are entitled to be voted on the transaction. Maryland law provides that rights of objecting shareholders to obtain the fair value of their shares in cash in connection with a merger generally do not exist with regard to (i) shares designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. on the record date for the shareholder meeting at which the merger will be considered, (ii) shares of the successor in a merger,

BAS	PKLB

(iii) shares not entitled to be voted on the transaction or not owned by the shareholder on the recorded date for determining the shareholders entitled to vote on the transaction, (iv) shares not entitled to appraisal rights because of a charter provision, and (v) shares of an open-end investment company registered under the Investment Company Act of 1940 where the value placed on the shares in the transaction is its net asset value.

A shareholder who wants to receive fair value for his shares must follow specific procedures, including (i) the filing of a written objection to the transaction generally at or before the shareholders' meeting at which the transaction will be considered, (ii) the shareholder may not vote in favor of the transaction and (iii) the making of a "written demand on the successor for payment of the shareholder's shares" within 20 days after the Maryland State Department of Assessments and Taxation accepts for record the articles for the transaction. A more detailed discussion of these rights as they relate to the proposed merger can be found under "The Special Shareholders Meeting—Appraisal Rights" beginning on page 25.

Size of Board

Under Indiana law, the board of directors must consist of one or more individuals with the number specified in or fixed in accordance with the corporation's articles of incorporation or bylaws. BAS bylaws state that it shall have no fewer than seven and no greater than nine directors and that, subject to that limitation, the number of directors may be fixed or changed from time to time by a majority vote of BAS's board of directors.
Unless the corporation has elected to be subject to MUTA (discussed above, under the heading "Anti-takeover Laws"), the number of directors of a Maryland corporation shall be the number set forth in the charter until changed by the by-laws. If the corporation has elected to be subject to MUTA, the corporation must have at least three directors who, at the time of any election to become subject to MUTA: (i) are not officers or employees of the corporation; (ii) are not persons seeking to acquire control of the corporation ("Acquiring Persons"); (iii) are not directors, officers, affiliates or associates of an Acquiring Person; and (iv) were not nominated or designated as directors by an Acquiring Person. If the corporation has not elected to be subject to MUTA, Maryland law requires that the corporation must have one director. PKLB's bylaws provide that the number of directors may be set by resolution of the board of directors,

BAS	PKLB

but that the number may not be less than three unless the number of shareholders is less than three, in which case there may be no fewer directors than there are shareholders.

Removal of Directors

Indiana law provides that directors may be removed in any manner provided by a corporation's articles of incorporation and can be removed with or without cause, unless a corporation's articles of incorporation provide otherwise. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director. BAS's articles of incorporation state that one or more directors may be removed, with or without cause, by the vote of the holders of a majority of the then outstanding BAS common shares, subject to any limitation on the removal of directors contained in the terms of any then outstanding preferred shares. BAS's bylaws provide that a director, subject to any limitations on, and requirements for, removal of directors contained in the articles of incorporation, may be removed with or without cause by action of the shareholders taken at any meeting the notice of which states that one of the purposes of the meeting is removal of the director.
Maryland law provides that directors may be removed in any manner provided by a corporation's articles of incorporation and, unless a corporation's articles provide otherwise, can be removed with or without cause by the affirmative vote of a majority of all the votes entitled to be cast for the election directors. PKLB's bylaws provide that a director may be removed at any meeting of the shareholders by the affirmative vote of the holders of a majority of the votes entitled to be cast.

Vacancies on the Board of Directors

Under Indiana law, unless the articles of incorporation of a corporation provide otherwise, vacancies on the board of directors may be filled by a majority of the board of directors or, if the remaining directors constitute less than a quorum, the majority of the remaining members may fill the vacancy. BAS's bylaws provide that, subject to any provisions concerning the filling of vacancies contained in the articles of incorporation, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the Board of Directors may fill the vacancy. Any director elected to fill a vacancy holds office until the next annual meeting of the shareholders and/or until a successor is elected and qualifies. The articles of incorporation state that the terms of any preferred shares issued may provide for the election of one or more directors by the holders of BAS common shares and/or by the holders of one or more series of BAS preferred shares.
Under Maryland law, unless a corporation has elected to be subject to MUTA (discussed above, under the heading "Anti-takeover Laws") which permits the board to vest the power to fill vacancies exclusively in itself, and except in the case of a director elected by the holders of a particular class or series of stock, the shareholders may elect a successor to fill a vacancy on the board of directors which results from the removal of a director. The vote required to elect the successor to a removed director is the same vote that would otherwise be required to elect a director, including a director to be elected by the holders of a particular class or series of stock. The shareholders' right to fill a vacancy created by removal of a director is shared with the board of directors. PKLB's bylaws provide that any vacancy occurring on the board of directors, other than by reason of any increase in the

BAS	PKLB

number of directors, may be filled by a majority of the remaining directors. Any vacancy occurring by reason of an increase in the number of directors may be filled by the action of the entire board.

Other Corporate Constituencies

Under Indiana law, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent. The directors are permitted to weigh these factors as they deem appropriate and are not required to consider the effects of a proposed corporate action on any particular corporate constituent group or interest as a dominant or controlling factor. Under Indiana law, directors are not required to approve a proposed business combination or other corporate action if they determine in good faith that the action is not in the best interest of the corporation. In addition, Indiana law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action or inaction might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon a change of control. Maryland law permits a corporation to include in its charter a provision that allows the board of directors of a corporation, in considering a potential acquisition of control of the corporation, to consider the effect of the potential acquisition of control on shareholders, employees, suppliers, customers, and creditors of the corporation and the communities where offices or other establishments of the corporation are located.

Under Maryland law, directors are not required to: (i) accept, recommend or respond on behalf of the corporation to any proposal by a person seeking to acquire control of the corporation; (ii) authorize the corporation to redeem any rights under, modify, or render inapplicable, a shareholder rights plan; (iii) elect or refrain from electing to be subject to any or all of the provisions of MUTA (discussed above, under the heading "Anti-takeover Laws"); (iv) make a determination with regard to the business combination statute or the control share acquisition statute; or (v) act or fail to act solely because of (a) the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or (b) the amount or type of any consideration that may be offered or paid to shareholders in an acquisition.

Director Liability

Indiana law provides that a director is not liable for any action taken as a director, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the Indiana Business Corporation law, which requires, among other things, that a director discharge his duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation, and (ii) the breach or failure to perform constitutes willful misconduct or recklessness.

Actions taken in connection with a proposed acquisition of control of the corporation by directors in the good faith exercise of their business judgment are not subject to a different or higher degree of scrutiny than other actions of the directors.
Maryland law requires that a director of a Maryland corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Under Maryland law, directors are liable (a) to the extent that it is proved that the director actually received an improper benefit or profit in money, property or services, for the amount of such benefit or profit actually received, or (b) to the extent that a court finds that the director's action, or failure to act, was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding. PKLB's charter contains a provision eliminating the liability of its directors to PKLB or the shareholders for monetary damages.

Indemnification

Indiana law authorizes Indiana corporations to indemnify officers and directors for their conduct if such conduct was in good faith and was in the corporation's best interests or, in the case of directors, was not opposed to such best interests, and permits the purchase of insurance in this regard. The indemnification provided by Indiana law is not exclusive. The corporation may also provide other rights of indemnification in its articles of incorporation and bylaws, a contract approved by the board of directors or the shareholders, or any other authorization approved by the shareholders. Rights of indemnification that may be provided in such documents are limited only by the terms of such documents and public policy.
Under Maryland law, unless limited by a corporation's charter, a corporation may provide to a director of the corporation complete indemnification for settlements, judgments and expenses actually and reasonably incurred in proceedings other than derivative actions (i.e., actions brought against such persons by or on behalf of the corporation), subject to certain statutory limitations. Maryland Law also generally permits indemnification for amounts paid in settlement (including expenses) of derivative suits; however, Maryland Law prohibits such indemnification if the proposed indemnitee is adjudged liable to the corporation, except upon application to a court which determines that such person is reasonably entitled to such indemnification.

BAS's articles of incorporation provide that BAS shall, to the fullest extent to which it is empowered to do so by Indiana law, or any other applicable law, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit
PKLB's charter contains a provision providing for the indemnification of its currently acting and former directors against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent

or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who, while serving as such director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interests of the corporation, and in all other cases, was not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.	permitted by Maryland law. The charter also requires PKLB to indemnify its currently acting and former officers and persons who serve or have served, at PKLB's request, as a director, officer, partner, trustee, employee or agent of another entity to the same extent as the directors. Furthermore, the charter states that the indemnification granted to its officers and directors will also apply to actions taken by those officers and directors in their capacity as employees of PKLB.

WHERE YOU CAN FIND MORE INFORMATION

        BAS has filed a registration statement on Form S-4 to register with the SEC the BAS common shares to be issued to PKLB shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BAS in addition to being a proxy statement of PKLB for its special shareholders meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        In addition, BAS and PKLB file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549.

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet World Wide Web site that contains reports, proxy statements and other information about issuers, including BAS and PKLB, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about BAS and PKLB at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. BAS's and PKLB's SEC filings are also available to the public over the Internet at EDGAR Online, Inc.'s web site at http://freedgar.com.

        The SEC allows BAS and PKLB to "incorporate by reference" information into this proxy statement/prospectus. This means that BAS and PKLB can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that BAS and PKLB have previously filed with the SEC. These documents contain important information about BAS, PKLB and their finances. Some of these filings have been amended by later filings, which are also listed below.

BAS Commission Filings (File No. 1-3285)	Date/Period
Description of BAS's common shares contained in BAS's Registration Statement on Form S-1	Dated November 24, 1997
Annual Report on Form 10-K	Year ended September 30, 2001
Quarterly Reports on Form 10-Q	Quarters ended December 31, 2001, March 31, 2002 and June 30, 2002
Current Report on Form 8-K	Dated July 3, 2002
PKLB Commission Filings (File No. 0-9010)	Date/Period
Annual Report on Form 10-K	Year ended June 30, 2002
Current Report on Form 8-K	Dated July 9, 2002

        BAS and PKLB incorporate by reference any additional documents that either company may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of the PKLB special shareholders meeting. These documents include periodic reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        You can obtain any of the documents incorporated by reference in this proxy statement/prospectus from the SEC through the SEC's web site at the address provided above, as well as at EDGAR Online, Inc.'s website at http://freedgar.com. Documents incorporated by reference are also available from BAS and PKLB without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain these documents by requesting them in writing or by telephone from BAS and PKLB at the following addresses:

Bioanalytical Systems, Inc. 2701 Kent Avenue West Lafayette, Indiana 47906 Attention: Investor Relations Telephone Number: (765) 463-4527	PharmaKinetics Laboratories, Inc. 302 West Fayette Street Baltimore, Maryland 21201 Attention: Investor Relations Telephone number: (410) 385-4500

        If you would like to request documents from either company, please do so by [            ], 2002, in order to receive them before the PKLB special shareholders meeting. If you request any incorporated documents from PKLB or BAS, they will be mailed to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

        We have not authorized anyone to give any information or make any representation about the merger of PKLB and BAS that differs from, or adds to, the information in this proxy statement/prospectus or the PKLB and BAS documents that are publicly filed with the SEC. Therefore, if anyone gives you different or additional information, you should not rely on it.

        If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers of exchange or to buy, the securities offered by this proxy statement/prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this proxy statement/prospectus does not extend to you.

        The information contained in this proxy statement/prospectus speaks only as of its date, unless the information specifically indicates that another date applies. Information about BAS has been supplied by BAS, and information about PKLB has been supplied by PKLB.

EXPERTS

        The consolidated financial statements of Bioanalytical Systems, Inc. incorporated by reference in Bioanalytical Systems, Inc.'s Form 10-K for the year ended September 30, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and included in this proxy statement/prospectus and incorporated herein by reference. Such consolidated financial statements are included and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of PharmaKinetics Laboratories, Inc. included in this proxy statement/prospectus as of June 30, 2002 and 2001 and for each of the three years in the period ended June 30, 2002 have been audited by PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the issuance of BAS common shares being offered by this document will be passed upon for BAS by Ice Miller, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS

        If the merger agreement is terminated, PKLB will hold its 2002 annual meeting of shareholders in accordance with its bylaws. As described in PKLB's proxy statement on Schedule 14A relating to its 2001 annual meeting of shareholders, shareholder proposals to be included with the proxy statement for the 2002 annual meeting must have been received by PKLB at its principal executive offices no later than June 30, 2002. In addition, the proxy solicited by PKLB's board of directors for its 2002 annual meeting of shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless PKLB received notice of such proposal on or before September 13, 2002. Shareholder proposals submitted after such date will be considered untimely. PKLB has not received any notice of shareholder proposals.

INDEX TO FINANCIAL STATEMENTS

BAS Consolidated Balance Sheets as of June 30, 2002, and September 30, 2001	F-1
BAS Consolidated Statements of Income for the Three Months and Nine Months Ended June 30, 2002 and June 30, 2001	F-3
BAS Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 2002 and June 30, 2001	F-4
BAS Notes to Consolidated Financial Statements (Unaudited)	F-5
BAS Report of Independent Auditors	F-7
BAS Consolidated Balance Sheets for the Years Ended September 30, 2001 and 2000	F-8
BAS Consolidated Statements of Operations for the Years Ended September 30, 2001, 2000 and 1999	F-10
BAS Consolidated Statements of Shareholders' Equity	F-11
BAS Consolidated Statements of Cash Flows for the Years Ended September 30, 2001, 2000 and 1999	F-12
BAS Notes to Consolidated Financial Statements	F-13
PKLB Report of Independent Accountants	F-25
PKLB Consolidated Balance Sheets for the Years Ended June 30, 3003 and 2001	F-26
PKLB Consolidated Statements of Operations for the Years Ended June 30, 2002, 2001 and 2000	F-27
PKLB Consolidated Statement of Changes in Stockholders' Equity	F-28
PKLB Consolidated Statements of Cash Flows for the Years Ended June 30, 2002, 2001 and 2000	F-29
PKLB Notes to Consolidated Financial Statements	F-30

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2002	September 30, 2001
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$209	$374
Accounts receivable, net	4,523	4,266
Inventories	2,712	2,391
Other current assets	193	71
Refundable income taxes	422	325
Deferred income taxes.	443	443
Total current assets	8,502	7,870
Property and equipment:
Land and improvements	496	496
Buildings and improvements	14,408	13,508
Machinery and equipment	12,826	10,795
Office furniture and fixtures	1,109	1,092
Construction in process	1,342	113
Total property and equipment	30,181	26,004
Less accumulated depreciation	(8,453)	(7,082)
Net property & equipment	21,728	18,922
Goodwill, less accumulated amortization of $337 and $281	907	963
Other assets	207	222

Total assets	$31,344	$27,977

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,324	$2,619
Income taxes payable	0	176
Accrued expenses	689	747
Customer advances	221	1,063
Revolving line of credit.	3,303	236
Current portion of capital lease obligation	261	261
Current portion of long-term debt.	279	233
Total current liabilities.	7,077	5,335
Capital lease obligation, less current portion	228	403
Long-term debt, less current portion	3,193	2,742
Deferred income taxes	1,960	1,667

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(continued)

	June 30, 2002	September 30, 2001
	(Unaudited)	(Note)

Shareholders equity:
Preferred Shares: 1,000,000 shares authorized; shares issued and outstanding	—	—
Common Shares: 19,000,000 shares authorized; 4,578,516 and 4,569,416 shares issued and outstanding	1,014	1,012
Additional paid-in capital	10,521	10,506
Retained earnings	7,392	6,345
Accumulated other comprehensive loss	(41)	(33)
Total shareholders’ equity	18,886	17,830

Total liabilities and shareholders’ equity	$31,344	$27,977

The balance sheet at September 30, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

See accompanying notes to consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2002	Three Months Ended June 30, 2001	Nine Months Ended June 30, 2002	Nine Months Ended June 30, 2001

Service revenue	$4,086	$3,693	$11,902	$11,056
Product revenue	2,490	2,707	8,082	7,612
Total revenue	6,576	6,400	19,984	18,668

Cost of service revenue	3,050	2,414	8,463	7,167
Cost of product revenue	1,034	886	3,326	2,507
Total cost of revenue	4,084	3,300	11,789	9,674

Gross profit	2,492	3,100	8,195	8,994

Operating expenses:
Selling	621	817	2,275	2,505
Research and development	393	390	1,105	1,201
General and administrative	1,170	925	3,275	2,710
Total operating expenses	2,184	2,132	6,655	6,416

Operating income	308	968	1,540	2,578

Interest income	0	2	2	5
Interest expense	(62)	(89)	(177)	(361)
Other income	13	10	65	15
Gain (loss) on sale of property and equipment	0	5	(13)	5

Income before income taxes	259	896	1,417	2,242
Income taxes (benefit)	(22)	381	370	950
Net income	$281	$515	$1,047	$1,292

Basic net income per common share	$.06	$.11	$.23	$.28
Diluted net income per common and common equivalent share	$.06	$.11	$.23	$.28

Basic weighted average common shares outstanding	4,578,261	4,563,547	4,575,146	4,563,395
Diluted weighted average common and common equivalent shares outstanding	4,614,622	4,601,040	4,620,150	4,589,095

See accompanying notes to consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended	Nine Months Ended
	June 30, 2002	June 30, 2001

OPERATING ACTIVITIES:
Net income	$1,047	$1,292
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,478	1,230
Loss on sale of property and equipment	13	(5)
Deferred income taxes	293	335
Changes in operating assets and liabilities:
Accounts receivable	(257)	(338)
Inventories	(321)	(193)
Other assets	(165)	(149)
Accounts payable	(295)	349
Income taxes payable	(273)	263
Accrued expenses and customer advances	(1,297)	5

Net cash provided by operating activities	223	2,789

Investing activities:
Capital expenditures	(3,786)	(884)
Net cash used by investing activities	(3,786)	(884)

FINANCING ACTIVITIES:
Borrowings of long-term debt	680	—
Payments of long-term debt	(358)	(354)
Borrowings on line of credit	3,774	1,213
Payments on line of credit	(707)	(2,865)
Net proceeds from the exercise of stock options	17	3
Net cash provided (used) by financing activities	3,406	(2,003)

Effects of exchange rate changes	(8)	21
Net decrease in cash and cash equivalents	(165)	(77)
Cash and cash equivalents at beginning of period	374	477
Cash and cash equivalents at end of period	$209	$400

See accompanying notes to consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)           DESCRIPTION OF THE BUSINESS

                Bioanalytical Systems, Inc. and its subsidiaries (“BAS”) engage in supporting drug development with products and research services supplied globally to pharmaceutical and biotechnology firms and research institutes. BAS provides productivity tools, software and services required to obtain numerical data supporting new drug and medical device applications. BAS personnel have special expertise for research on central nervous system diseases, diabetes, in vivo sampling devices, veterinary instrumentation and biosensors. Antidepressants, anti psychotics, chemotherapeutics, antihypertensives, antibiotics and antivirals are among the drug programs in which BAS has participated.

(2)           INTERIM FINANCIAL STATEMENT PRESENTATION

                The accompanying interim financial statements are unaudited and have been prepared by BAS pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements, and therefore these consolidated financial statements should be read in conjunction with BAS’s audited consolidated financial statements, and the notes thereto, for the year ended September 30, 2001. In the opinion of management, the consolidated financial statements for the three month periods and the nine month periods ended June 30, 2002 and 2001 include all normal and recurring adjustments which are necessary for a fair presentation of the results of the interim periods. The results of operations for the three month period and the nine month period ended June 30, 2002 are not necessarily indicative of the results for the year ending September 30, 2002.

(3)           INVENTORIES

                Inventories consisted of (in thousands):

	June 30, 2002	September 30, 2001

Raw materials	$1,415	$1,322
Work in progress	406	303
Finished goods	1,002	877
	2,823	2,502
LIFO reserve	(111)	(111)
	$2,712	$2,391

(4)           DEBT

                BAS has a revolving line of credit, which expires April 1, 2004 and allows borrowings of up to $3,500,000. Interest accrues monthly on the outstanding balance at the bank’s prime rate minus 25 to plus 75 basis points (4.50% at June 30, 2002) or at the London Interbank Offered Rate (LIBOR) plus 200 to 300 basis points, as elected by BAS, depending upon certain financial ratios. The line is collateralized by inventories and accounts receivable and requires BAS to maintain certain financial ratios. BAS pays a fee equal to 0.125 to 0.5 basis points, depending on certain financial ratios, on the unused portion of the line of credit. As of June 30, 2002 and September 30, 2001 interest on the entire outstanding balance was based on the prime rate minus 25 basis points. The balance outstanding on this line of credit at June 30, 2002 was $3,302,641.

                On June 24, 1999, BAS obtained a $3,500,000 commercial mortgage with a bank. The mortgage note requires 59 monthly principal payments of $19,444 plus interest, followed by a final payment for the unpaid principal amount of $2,352,804 due June 24, 2004. Interest is charged at the one-month LIBOR rate plus 200 basis points (3.84% at June 30, 2002).

                On April 30, 2002, BAS obtained a $680,000 commercial mortgage with a bank. The mortgage note requires 59 monthly principal payments of $3,800 plus interest, followed by a final payment for the unpaid principal amount of 455,800 due April 30, 2007. Interest is charged at the one-month LIBOR rate plus 200 basis points (3.84% at June 30, 2002).

(5)           SEGMENT INFORMATION

                BAS operated in two principal segments — analytical services and analytical products. BAS’s analytical services unit provides chemistry support on a contract basis directly to pharmaceutical companies. BAS’s products unit provides liquid chromatography, electrochemical and physiological monitoring products to pharmaceutical companies, universities, government research centers and medical research institutions. BAS evaluates performance and allocates resources based on these segments.

The following table presents required segment information:

(In thousands)	Three Months Ended June 30, 2002	Three Months Ended June 30, 2001	Nine Months Ended June 30, 2002	Nine Months Ended June 30, 2001

Services	$123	$547	$885	$1,828
Products	185	421	655	750
Total operating income	308	968	1,540	2,578
Corporate expenses	(49)	(72)	(123)	(336)
Income before income taxes	$259	$896	$1,417	$2,242

(6)           NEW ACCOUNTING PRONOUNCEMENTS

                In June 2001, the FASB issued Statements of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized, but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, BAS will apply the new accounting rules beginning October 1, 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of $77,000 (approximately $.02 per share) per year. BAS will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of October 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

                In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supercedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and also supercedes the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for segments of a business to be disposed of. Among its many provisions, SFAS No. 144 retains the fundamental requirements of both previous standards, however, it resolves significant implementation issues related to FASB Statement No. 121 and broadens the separate presentation of discontinued operations in the income statement required by APB Opinion No. 30 to include a component of an entity (rather than a segment of a business). The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001, with early application encouraged. BAS does not believe, based on current circumstances, the effect of adoption of SFAS No. 144 will be material.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders

Bioanalytical Systems, Inc.

We have audited the accompanying consolidated balance sheets of Bioanalytical Systems, Inc. as of September 30, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financing statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bioanalytical Systems, Inc. at September 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young, LLP

Indianapolis, Indiana
November 1, 2001

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,
	2001	2000
Assets
Current assets
Cash and cash equivalents	$373,738	$477,635
Accounts receivable
Trade	3,634,143	3,012,003
Grants	116,719	37,224
Unbilled revenues and other	514,997	313,220
Inventories	2,391,081	2,234,644
Deferred income taxes	442,903	410,796
Refundable income taxes	325,001	313,043
Prepaid expenses	71,062	55,998
Total current assets	7,869,644	6,854,563

Property and equipment
Land and improvements	495,624	495,390
Buildings and improvements	13,507,731	13,339,603
Machinery and equipment	10,795,295	9,536,275
Office furniture and fixtures	1,092,452	1,072,362
Construction in process	112,790	7,039
	26,003,892	24,450,669
Accumulated depreciation and amortization	(7,082,300)	(5,537,957)
	18,921,592	18,912,712

Goodwill, less accumulated amortization of $280,871 in 2001 and $213,169 in 2000	962,924	990,123
Other assets	222,494	139,208

Total assets	$27,976,654	$26,896,606

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(continued)

	SEPTEMBER 30,
	2001	2000
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,618,788	1,398,326
Income taxes payable	176,000	1,956
Accrued expenses	746,741	618,998
Customer advances	1,063,467	1,163,152
Revolving line of credit	235,687	2,267,281
Current portion of capital lease obligations	261,123	239,916
Current portion of long-term debt	233,328	234,097
Total current liabilities	5,335,134	5,923,726

Capital lease obligations, less current portion	402,276	663,399
Long-term debt, less current portion	2,741,684	2,975,012
Deferred income taxes	1,667,231	1,272,811
Shareholders’ equity
Preferred shares Authorized shares - 1,000,000 Issued and outstanding shares - none	—	—
Common shares, no par value Authorized shares - 19,000,000 Issued and outstanding shares 4,569,416 in 2001 and 4,562,645 in 2000	1,012,190	1,010,690
Additional paid-in capital	10,506,200	10,496,505
Retained earnings	6,344,666	4,577,909
Accumulated other comprehensive loss	(32,727)	(23,446)
Total shareholders’ equity	17,830,329	16,061,658
Total liabilities and shareholders’ equity	$27,976,654	$26,896,606

See accompanying notes to consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999

Service revenue	$15,202,066	$10,999,609	$9,992,670
Product revenue	10,072,582	8,223,692	9,858,271
Total revenue	25,274,648	19,223,301	19,850,941

Cost of service revenue	9,660,288	9,245,380	6,498,817
Cost of product revenue	3,494,258	2,973,787	3,943,437
Total cost of revenue	13,154,546	12,219,167	10,442,254

Gross profit	12,120,102	7,004,134	9,408,687
Operating expenses:

Selling	3,204,056	3,400,273	3,942,681

Research and development	1,611,045	1,805,933	1,955,673

General and administrative	3,814,601	2,990,234	2,549,806

Total operating expenses	8,629,702	8,196,440	8,448,160

Operating income (loss)	3,490,400	(1,192,306)	960,527

Interest income	5,910	15,483	30,842

Interest expense	(417,211)	(553,715)	(226,518)

Other income (expense)	46,479	(34,067)	93,520

Loss on sale of property and equipment	(18,671)	(48,708)	(11,293)

Income (loss) before income taxes	3,106,907	(1,813,313)	847,078

Income taxes (benefit)	1,340,150	(431,303)	277,501

Net income (loss)	$1,766,757	$(1,382,010)	$569,577

Net income (loss) per share:

Basic	$0.39	$(0.30)	$0.13

Diluted	$0.38	(0.30)	$0.12

Weighted average common shares outstanding:

Basic	4,564,620	4,550,336	4,505,819

Diluted	4,600,498	4,550,336	4,675,850

See accompanying notes to consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Preferred Shares	Common Shares	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance at September 30, 1998	$—	$995,778	$10,467,957	$5,390,342	$(10,568)	$16,843,509

Comprehensive income (loss)

Net income	—	—	—	569,577	—	569,577

Other comprehensive loss:

Foreign currency translation adjustments	—	—	—	—	(10,027)	(10,027)

Total comprehensive income						559,550

Exercise of stock options	—	4,214	14,021	—	—	18,235

Balance at September 30, 1999	$—	$999,992	$10,481,978	$5,959,919	$(20,595)	$17,421,294

Comprehensive income (loss)

Net income	—	—	—	(1,382,010)	—	(1,382,010)

Other comprehensive loss:

Foreign currency translation adjustments	—	—	—	—	(2,851)	(2,851)

Total comprehensive income						(1,384,861)

Exercise of stock options	—	10,698	14,527	—	—	25,225

Balance at September 30, 2000	$—	$1,010,690	$10,496,505	$4,577,909	$(23,446)	$16,061,658

Comprehensive income (loss)

Net income	—	—	—	1,766,757	—	1,766,757

Other comprehensive loss:

Foreign currency translation adjustments	—	—	—	—	(9,281)	(9,281)

Total comprehensive income						1,757,476

Exercise of stock options	—	1,500	9,695	—	—	11,195

Balance at September 30, 2001	$—	$1,012,190	$10,506,200	$6,344,666	$(32,727)	$17,830,329

See accompanying notes to financial statements.

BIOANALYTICAL SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999

OPERATING ACTIVITIES

Net income (loss)	$1,766,757	$(1,382,010)	$569,577
Adjustments to reconcile net income (loss) to net cash provided (used) by Operating Activities:
Depreciation	1,600,435	1,516,728	1,196,353
Amortization	161,274	119,685	81,208
Loss on sale of property and equipment	18,671	48,708	11,293
Deferred income taxes	362,313	(237,330)	31,901
Changes in operating assets and liabilities:
Accounts receivable	(903,212)	534,160	(637,781)
Inventories	(156,437)	(440,878)	89,947
Prepaid expenses and other assets	(232,425)	108,828	19,530
Accounts payable	1,220,462	(787,123)	79,374
Income taxes payable	162,086	(313,347)	(153,220)
Accrued expenses	127,743	(337,834)	463,367
Customer advances	(99,885)	631,253	(164,899)

Net cash provided (used) by operating activities	4,027,782	(539,160)	1,586,650

INVESTING ACTIVITIES

Capital expenditures	(1,673,411)	(1,572,627)	(4,054,319)
Proceeds from sale of property and equipment	45,425	13,972	42,492
Payments for purchase of net assets from TPS, Inc net of cash acquired	—	(446,469)	—

Net cash used by investing activities	(1,627,986)	(2,005,124)	(4,011,827)

FINANCING ACTIVITIES

Borrowings on line of credit	1,003,428	2,784,572	2,850,000
Payments on line of credit	(3,035,022)	(781,199)	(2,850,000)
Payments on capital lease obligations	(239,916)	(220,432)	(308,447)
Borrowings of long-term debt	—	—	3,500,000
Payments of long-term debt	(234,097)	(707,841)	(58,332)
Net proceeds from the exercise of stock options	11,195	25,225	18,235

Net cash provided (used) by financing activities	(2,494,412)	1,100,325	3,151,456
Effect of exchange rate changes	(9,281)	(2,815)	(10,027)

Net increase (decrease) in cash and cash equivalents	(103,897)	(1,446,774)	716,252
Cash and cash equivalents at beginning of year	477,635	1,924,409	1,208,157
Case and case equivalents at end of year	$373,738	$477,635	$1,924,409

See accompanying notes to consolidated financial statements.

BIOANALYTICAL SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             SIGNIFICANT ACCOUNTING POLICIES

Nature Of Business

                Bioanalytical Systems, Inc. and its subsidiaries engage in laboratory services, consulting and research related to human and animal health care. BAS also manufactures scientific instruments and software for use in the same activities. BAS’s customers include principally pharmaceutical companies and are located in the United States and throughout the world.

Principles Of Consolidation

                The consolidated financial statements include the accounts of BAS and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated.

Cash Equivalents

                BAS considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Financial Instruments

                Financial instruments that subject BAS to credit risk consist principally of trade accounts receivable. BAS performs periodic credit evaluations of its customers’ financial conditions and generally does not require collateral on trade accounts receivable.

                BAS’s cash and cash equivalents, accounts receivable, accounts payable and certain other accrued liabilities are all short term in nature and their carrying amounts approximate fair value. BAS’s bank debt has primarily variable interest rates, thus their carrying amounts approximate fair value.

Inventories

                Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method.

Goodwill

                Goodwill represents the excess of cost of acquisitions over the fair value of net assets acquired and is amortized by the straight-line method over periods ranging from 15 to 20 years.

Property And Equipment

                Property and equipment are recorded at cost, including interest capitalized in connection with the construction of major facilities. Depreciation, including amortization on capital leases, is computed using the straight-line method over the estimated useful lives of 3 through 40 years. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-Lived Assets

                The carrying value of the long-lived assets, including goodwill, is periodically reviewed by management. If management’s review indicates that the carrying value may be impaired, then the impairment amount will be written off.

Revenue Recognition

                BAS’s pharmaceutical service contracts generally have terms ranging from several weeks to several years. The typical contract is six months to one year in duration. A portion of the contract fee is generally payable upon acceptance of the agreement with the balance payable in installments over the life of the contract. A majority of BAS’s contracts are broken down into discrete units of deliverable services for which a fixed fee for each unit is established and revenue and related direct costs are recognized as units of deliverable services are fulfilled. For all other service contracts, BAS allocates a ratable portion of the total contract fee to the units of deliverable services and recognizes revenue and the related direct costs as the units of deliverable services are fulfilled. BAS recognizes revenues from the sale of its products and the related costs upon completion of the installation process. Revenue and the related costs of products not requiring installation are recognized upon shipment of the products to customers.

                Unbilled revenues represent revenues earned under contracts in advance of billings.

Advertising Expense

                BAS expenses advertising costs as incurred. Advertising expense was $195,833, $306,737 and $308,831 for 2001, 2000 and 1999, respectively.

New Accounting Pronouncements

                In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 was effective October 1, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Currently, BAS does not use derivatives.

                In June 2001, the FASB issued SFAS No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets.” Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized, but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, BAS will apply the new accounting rules beginning October 1, 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of $77,000 ($.02 per share) per year. BAS will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of October 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of BAS.

                In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supercedes FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and also supercedes the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for segments of a business to be disposed of. Among its many provisions, SFAS No. 144 retains the fundamental requirements of both previous standards, however, it resolves significant implementation issues related to FASB Statement No. 121 and broadens the separate presentation of discontinued operations in the income statement required by APB Opinion No. 30 to include a component of an entity (rather than a segment of a business). The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 with early application encouraged. BAS does not believe, based on current circumstances, the effect of adoption of SFAS No. 144 will be material.

Use Of Estimates

                The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Stock Options

                In accordance with Statement of Financial Accounting Standards No. 123 (SFAS No. 123), “Accounting for Stock-Based Compensation,” BAS uses the intrinsic value method to account for stock options, consistent with the existing rules established by Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees.”

Reclassifications

                Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation.

2.             EARNINGS PER SHARE

                Basic earnings per share is computed on the basis of the weighted average number of common shares outstanding. Diluted earnings per share is computed on the basis of the weighted average number of common and common equivalent shares outstanding. Common equivalent shares include the dilutive effect of employee and director options to purchase common shares and convertible preferred shares, which are assumed to be converted. The dilutive effect of employee and director options to purchase common shares was to increase the weighted average number of common shares outstanding by 35,878 and 170,031 shares in 2001 and 1999, respectively. There was no dilutive effect of employee and director options to purchase common shares for 2000.

3.             ACQUISITIONS

                Effective October 1, 1999, BAS acquired all of the capital stock of T.P.S., Inc. for cash approximating $400,000 and $740,000 in assumption of debt. The acquired business provides toxicology services to the pharmaceutical industry.

                The acquisition was accounted for using the purchase method of accounting, and the results of operations have been included in the consolidated financial statements since the effective date of acquisition. The purchase price was allocated to the net assets acquired based upon the fair market value at the date of acquisition.

                On an unaudited pro forma basis, revenue, net income and net income per common share (diluted) for the years ended September 30, 1999 was $21,790,000, $194,000 and $0.04. This pro forma data presents the consolidated results of operations as if the acquisition had occurred on October 1, 1998, after giving effect to certain adjustments, increased interest expense and related income tax effects.

                The pro forma results have been prepared for comparative purposes only and do not purport to indicate the results of operations which would actually have occurred had the acquisition been in effect on the date indicated, or which may occur in the future.

                Pro forma amounts for the year ended September 30, 1999 were computed using financial data for T.P.S., Inc. for the year ended December 31 as it was not practicable to determine the September 30 year-end results.

4.             INVENTORIES

Inventories at September 30 consisted of the following:

	2001	2000

Raw materials	$1,322,182	$1,288,121
Work in progress	302,706	374,950
Finished goods	876,646	671,361
	2,501,534	2,334,432
LIFO reserve	(110,453)	(99,788)
	$2,391,081	$2,234,644

5.             DEBT ARRANGEMENTS

                BAS has a revolving line of credit, which expires April 1, 2002 and allows borrowings of up to $3,500,000. Interest accrues monthly on the outstanding balance at the bank’s prime rate minus 25 to plus 75 basis points (5.25% at September 30, 2001) or at the London Interbank Offered Rate (LIBOR) plus 200 to 300 basis points, as elected by BAS, depending upon certain financial ratios. The line is collateralized by inventories and accounts receivable and requires BAS to maintain certain financial ratios. BAS pays a fee equal to 0.125 to 0.5 basis points, depending on certain financial ratios, on the unused portion of the line of credit. As of September 30, 2001 and 2000, interest on the entire outstanding balance was based on the prime rate minus 25 basis points and the prime rate minus 50 basis points, respectively. The balance outstanding on this line of credit at September 30, 2001 was $236,000.

                On June 24, 1999 the Company obtained a $3,500,000 commercial mortgage with a bank. The mortgage note requires 59 monthly principal payments of $19,444 plus interest, followed by a final payment for the unpaid principal amount of $2,352,804 due June 24, 2004. Interest is charged at the one-month LIBOR rate plus 200 basis points (5.58% at September 30, 2001).

                Cash interest payments of $329,544, $498,513 and $287,058 were made in 2001, 2000 and 1999, respectively. Cash interest payments for 1999 included interest of $64,833 which was capitalized. These amounts included interest required to be paid on a portion of the undistributed earnings of a subsidiary, which qualifies as a domestic international sales corporation.

6.             LEASE ARRANGEMENTS

                BAS has capital lease arrangements to finance the acquisition of equipment. Future minimum lease payments, based upon scheduled payments under the lease arrangements, as of September 30, 2001, are as follows:

2002	$307,494
2003	302,215
2004	126,932

Total minimum lease payments	736,641
Amounts representing interest	(73,242)

Present value of minimum lease payments	663,399
Less current portion	(261,123)
$402,276

                The total amount of property and equipment capitalized under capital lease obligations as of both September 30, 2001 and 2000 was $1,917,625. Accumulated amortization on capital leases at September 30, 2001 and 2000 was $855,100 and $668,852, respectively.

                BAS leases office space under a noncancelable operating lease that terminates in 2004. This lease contains renewal options ranging from one to five years. Total rental expense was $22,903, $32,499 and $33,849 in 2001, 2000 and 1999, respectively.

                Future minimum lease payments at September 30, 2001 are as follows:

2002	$19,890
2003	19,890
2004	3,315
$43,095

7.             INCOME TAXES

                Significant components of BAS’s deferred tax liabilities and assets as of September 30 are as follows:

	2001	2000
Deferred tax liabilities:
Tax over book depreciation	$1,383,003	$1,226,170
Deferred DISC income	170,321	170,321
Total deferred liabilities	1,553,324	1,396,491

Deferred tax assets:
Inventory pricing	123,008	117,636
Accrued vacation	155,935	154,982
Tax credit carry forward	32,587	205,000
Other-net	17,466	56,858
Foreign net operating loss	484,314	396,697
Total deferred tax assets	813,310	931,173

Valuation allowance for deferred tax assets	(484,314)	(396,697)

Net deferred tax assets	328,996	534,476

Net deferred tax liabilities	$1,224,328	$862,015

                Significant components of the provision (benefit) for income taxes are as follows:

	2001	2000	1999
Current:
Federal	$680,469	$(245,378)	$146,471
State	297,368	51,405	99,129

Total current	977,837	(193,973)	245,600
Deferred:
Federal	337,601	(230,925)	25,581
State	24,712	(6,405)	6,320

Total deferred	362,313	(237,330)	31,901

	$1,340,150	$(431,303)	$277,501

                The effective income tax rate varied from the statutory federal income tax rate as follows:

	2001	2000	1999

Statutory federal income tax rate:	34.0%	34.0%	34.0%

Increases (decreases):
Amortization of goodwill and other nondeductible expenses	0.9	(0.6)	2.9
Benefit of foreign sales corporation, net	(0.9)	1.5	(5.7)
State income taxes, net of federal tax benefit	5.8	(1.6)	8.2
Research and development credit	(1.0)	—	(7.2)
Nondeductible foreign losses	3.4	(11.5)	1.1
Other	0.9	2.0	(0.5)
	43.1%	23.8%	32.8%

                In fiscal 2001, 2000 and 1999, BAS’s foreign operations generated a loss before income taxes of $359,297, $612,496 and $26,771, respectively.

                Payments made in 2001, 2000 and 1999 for income taxes amounted to $1,095,000, $67,000 and $212,400, respectively.

                BAS has foreign net operating loss carry forwards that begin to expire in fiscal 2021.

8.             STOCK OPTION PLANS

                During fiscal year 1989, BAS established an Outside Director Stock Option Plan whereby options to purchase shares of the Company’s common shares at fair market value can be granted to outside directors. Options granted become exercisable in four equal installments beginning two years after the date of the grant. The plan terminated on January 1, 1999.

                During fiscal year 1990, BAS established an Employee Incentive Stock Option Plan whereby options to purchase shares of BAS’s common shares at fair market value can be granted to employees of BAS. Options granted become exercisable in four equal installments beginning two years after the date of the grant. The plan terminated in 2000.

                BAS adopted new stock option plans, discussed below, in connection with its initial public offering and accordingly does not plan to grant any more options pursuant to the plans discussed above.

                During fiscal 1998, BAS established an Employee Stock Option Plan whereby options to purchase shares of BAS’s common shares at fair market value can be granted to employees of BAS. Options granted become exercisable in four equal installments beginning two years after the date of grant. The plan terminates in fiscal 2008.

                During fiscal 1998, BAS established an Outside Director Stock Option Plan whereby options to purchase shares of BAS’s common shares at fair market value can be granted to outside directors. Options granted become exercisable in four equal installments beginning two years after the date of grant. The plan terminates in fiscal 2008.

                A summary of BAS’s stock option activity and related information for the years ended September 30 is as follows:

	2001		2000		1999
	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE	OPTIONS	WEIGHTED AVERAGE EXERCISE PRICE
Outstanding- beginning of year	134,235	$4.27	206,299	$3.35	164,343	$2.70
Exercised	(6,771)	1.65	(48,296)	0.52	(19,030)	0.96
Granted	—	—	5,000	2.88	73,000	4.25
Terminated	(2,500)	5.00	(28,768)	3.75	(12,014)	3.73
Outstanding - end of year	124,964	$4.39	134,235	$4.27	206,299	$3.35

WEIGHTED AVERAGE RANGE OF EXERCISE PRICES	NUMBER OUTSTANDING SEPTEMBER 30, 2001	AVERAGE REMAINING CONTRACTUAL LIFE	WEIGHTED AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE SEPTEMBER 30, 2001	WEIGHTED AVERAGE EXERCISE PRICE
$1.01 - 1.50	2,271	0.28	$1.33	2,271	$1.33
$1.51 - 2.10	36,943	1.47	$1.70	36,943	$1.70
$2.11 - 8.00	85,750	6.85	$5.64	33,000	$5.95
	124,964			72,214

                Disclosure of pro forma information regarding net income and earnings per share is required by SFAS No. 123 as if BAS has accounted for its employee stock options granted subsequent to December 31, 1994, under the fair value method as defined by that Statement. The fair value for options granted by BAS was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

Risk-free interest rate	5.50%
Dividend yield	0.00%
Volatility factor of the expected market price of BAS’s common stock	0.53 (0.53 in 2000, 0.43 in 1999)
Expected life of the options (years)	7.0

                The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because BAS’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                For purposes of pro forma disclosures, the estimated fair value of the options are amortized to expense over the related vesting period.

                BAS’s pro forma information giving effect to the estimated compensation expense related to stock options is as follows:

	2001	2000	1999
Pro forma net income (loss)	$1,746,501	$1,415,284)	$504,268
Pro forma net income (loss) per share	$0.38	$(0.31)	$0.11

                The weighted average fair value of options granted was $1.64 and $2.29 in 2000 and 1999, respectively. No options were granted in 2001.

9.             RETIREMENT PLAN

                Effective July 1, 1984, BAS established an Internal Revenue Code Section 401 (k) Retirement Plan (the “Plan”) covering all employees over twenty-one years of age with at least one year of service. Under the terms of the Plan, BAS contributes 2% of each participant’s total wages to the Plan. The Plan also includes provisions for various contributions which may be instituted at the discretion of the Board of Directors of BAS. The contribution made by the participant may not exceed 18% of the participant’s annual wages. BAS made no discretionary contributions under the plan in 2001, 2000 and 1999. Contribution expense was $324,674, $256,107 and $227,022 in 2001, 2000 and 1999, respectively.

10.           SEGMENT INFORMATION

                BAS operates in two principal segments - analytical services and analytical products. BAS’s analytical services unit provides analytical chemistry support on a contract basis directly to pharmaceutical companies. BAS’s analytical products unit provides liquid chromatography, electrochemical and physiological monitoring products to pharmaceutical companies, universities, government research centers and medical research institutions. BAS evaluates performance and allocates resources based on these segments. The accounting policies of theses segments are the same as those described in the summary of significant accounting policies.

Operating Segments

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999
		(in thousands)
REVENUE
Service	$15,202	$10,999	$9,993
Product	10,073	8,224	9,858
Total revenue	$25,275	$19,223	$19,851

OPERATING INCOME (LOSS)
Service	$2,629	$(409)	$2,075
Product	861	(783)	(1,114)
Total operating income (loss)	3,490	(1,192)	961
Corporate expenses	(383)	(621)	(114)
Income (loss) before income taxes	$3,107	$(1,813)	$847

IDENTIFIABLE ASSETS
Service	$18,396	$17,772	$16,523
Product	9,581	9,125	9,798
Total assets	$27,977	$26,897	$26,321

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999
		(in thousands)

DEPRECIATION AND AMORTIZATION
Service	$1,242	$1,218	$912
Product	520	418	366
Total depreciation and amortization	$1,762	$1,636	$1,278

CAPITAL EXPENDITURES
Service	$1,584	$1,269	$3,285
Product	89	304	769
Total capital expenditures	$1,673	$1,573	$4,054

	YEAR ENDED SEPTEMBER 30,
	2001	2000	1999
		(in thousands)

GEOGRAPHIC INFORMATION
Sales to external customers:
North America	$20,536	$13,891	$13,012
Pacific Rim:
Japan	242	580	716
Other	660	232	695
Europe	2,337	2,317	2,776
Other	1,500	2,203	2,652
	$25,275	$19,223	$19,851
Long-lived assets:
North America	$18,691	$18,467	$16,991
Europe	1,416	1,575	1,609
	$20,107	$20,042	$18,600

Major Customers

                During 2001, 2000 and 1999, a major United States-based pharmaceutical company accounted for approximately 18.9%, 21.0% and 22.2%, respectively, of BAS’s total revenues and 23.6% and 16.4% of total trade accounts receivable at September 30, 2001 and 2000, respectively.

                During 2001 and 2000, another major United States-based pharmaceutical company accounted for approximately 11.7% and 12.2%, respectively, of BAS’s total revenues and 10.7% and 13.8% of total trade accounts receivable at September 30, 2001 and 2000, respectively.

11.           LITIGATION

                In April 1997, CMA Microdialysis Holding A.B. (CMA) filed an action against BAS in the United States District Court for the District of New Jersey in which CMA alleged that BAS’s microdialysis probes infringe U.S. Patent No. 4,693,832. During the quarter ended December 31, 2000, BAS settled this case for an immaterial amount.

12.           COMMITMENT

                During 2001, BAS signed a letter of intent to expand facilities at its preclinical site in Evansville, Indiana. The commitment is for approximately $2.5 million. Construction of the facilities expansion is expected to be completed in December 2002.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
PharmaKinetics Laboratories, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of PharmaKinetics Laboratories, Inc. and its subsidiary at June 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has suffered recurring losses from operations and has negative working capital. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainly.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Baltimore, Maryland
July 26, 2002

PHARMAKINETICS LABORATORIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30
	2002	2001
ASSETS
Current assets
Cash and cash equivalents	$46	$414
Accounts receivable, net	676	1,443
Contracts in process	50	130
Prepaid expenses and other current assets	143	204
Total current assets	915	2,191
Property, plant and equipment, net	3,164	3,445
Other assets	—	66
	$4,079	$5,702

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,310	$756
Notes payable	550
Deposits on contracts in process	313	1,557
Total current liabilities	2,173	2,313

Commitments and Contingent Liabilities

Stockholders’ Equity
Preferred stock, no par value; authorized 1,500,000 shares
Class A convertible preferred stock, no par value; Issued and outstanding, 833,300 shares at June 30, 2002 and 2001, respectively	4,938	4,938
Class B convertible preferred stock, no par value; Issued and outstanding, 250,000 shares at June 30, 2002 and 2001, respectively	273	273
Common stock, $005 par value; authorized, 10,000,000 shares; issued and outstanding, 2,496,129 shares at June 30, 2002 and 2001, respectively	12	12
Additional paid-in capital	11,930	11,930
Accumulated deficit	(15,247)	(13,764)
Total stockholders’ equity	1,906	3,389
	$4,079	$5,702

See accompanying notes to consolidated financial statements.

PHARMAKINETICS LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Fiscal Years Ended June 30,
	2002	2001	2000

Revenues	$6,798	$8,913	$8,024
Cost and expenses:
Cost of contracts	6,464	7,469	8,514
Selling, general and administrative expenses	1,742	1,880	2,462
Research and development expenses	80	113	158
Total costs and expenses	8,286	9,462	11,134
Loss from operations	(1,488)	(549)	(3,110)
Other income and expenses
Interest income	14	50	52
Interest expense	(9)	(14)	(20)
Other expenses	—	—	(34)
Gain on sale of investment	—	—	154
	5	36	152
Net loss applicable to common stockholders	$(1,483)	$(513)	$(2,958)

Basic and diluted loss per common share	$(0.59)	$(0.21)	$(1.19)

Weighted-average shares used to compute basic and diluted loss per common share	2,496	2,496	2,496

See accompanying notes to consolidated financial statements.

PHARMAKINETICS LABORATORIES, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share data)

	Preferred Stock
	Class A		Class b		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance, July 1, 1999	833,300	$4,938		$—-	2,496,129	$12	$11,930	$(10,293)	$6,587
Comprehensive loss:
Net loss								(2,958)	(2,958)
Other comprehensive loss									—
Total comprehensive loss									(2,958)
Issuance of preferred stock in settlement of lawsuit			250,000	273					273
Balance, June 30, 2000	833,300	$4,938	250,000	$273	2,496,129	$12	$11,930	$(13,251)	$3,902
Comprehensive loss:
Net loss								(513)	(513)
Other comprehensive loss									—
Total comprehensive loss									(513)
Balance, June 30, 2001	833,300	$4,938	250,000	$273	2,496,129	$12	$11,930	$(13,764)	$3,389
Comprehensive loss:
Net loss								(1,483)	(1,483)
Other compre-hensive loss									—
Total comprehensive loss									(1,483)
Balance, June 30, 2002	833,300	$4,938	250,000	$273	2,496,129	$12	$11,930	$(15,247)	$1,906

See accompanying notes to consolidated financial statements.

PHARMAKINETICS LABORATORIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Years Ended June 30,
	2002	2001	2000

Cash flows from operating activities:
Net Loss	$(1,483)	$(513)	$(2,958)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	546	574	653
Issuance of preferred stock in settlement of lawsuit	—	—	273
(Gain) loss on disposal of equipment	(35)	—	34
Gain on sale of investment	—	—	(154)
Bad debt expense	15	37	—
Changes in operating assets and liabilities:
Accounts receivable, net	752	(319)	357
Contracts in process	80	608	112
Prepaid expenses and other assets	127	43	24
Accounts payable and accrued expenses	554	(489)	183
Deposits on contracts in process	(1,244)	216	(141)
Net cash provided by (used in) operating activities	(688)	157	(1,617)
Cash flows from investing activities:
Purchases of property and equipment	(265)	(28)	(355)
Proceeds from disposal of equipment	35	—	—
Proceeds from sale of investment	—	—	178
Net cash used in investing activities	(230)	(28)	(177)
Cash flows from financing activities:
Proceeds from issuance of notes payable	700	—	—
Payments on notes payable	(150)	—	—
Payments on capital lease obligations	—	(62)	(92)
Net cash provided by (used in) financing activities	550	(62)	(92)

Net increase (decrease) in cash and cash equivalents	(368)	67	(1,886)
Cash and cash equivalents at the beginning of year	414	347	2,233
Cash and cash equivalents at the end of year	$46	$414	$347

Supplemental disclosures of cash flow information:
Interest paid	$3	$12	$19

See accompanying notes to consolidated financial statements.

PHARMAKINETICS LABORATORIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             ORGANIZATIONS AND DESCRIPTION OF BUSINESS

                PharmaKinetics Laboratories, Inc. (“PKLB”) is a contract research organization (“CRO”), located in Baltimore, Maryland, providing a range of clinical research and development services to the worldwide pharmaceutical and biotechnology industries in the development of prescription and non-prescription drug products. These services include Phase I clinical research, bioanalytical laboratory testing, and the management and monitoring of multi-center clinical trials. PKLB offers ancillary services in these areas such as protocol development, case report form design, data management, biostatistics and regulatory consulting.

2.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

Principles of Consolidation

                The accompanying consolidated financial statements include the results of PKLB and the PKLB Limited Partnership, a wholly owned subsidiary, which owns the building PKLB occupies. PKLB includes 100% of the building operations in its financial statements.

Segment Information

                PKLB operates in one industry segment, the testing and related research of pharmaceutical products. PKLB is managed and operated as one business. A single management team that reports to the Chief Executive Officer comprehensively manages the entire business. PKLB does not operate separate lines of business or separate business entities. In addition, PKLB operates from its corporate headquarters located within the United States. PKLB does not have separately reportable segments as defined by Statement of Financial Accounting Standards (“SFAS”) SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information.

Cash Equivalents

                PKLB classifies all highly liquid investments with an original maturity of three months or less at the time of purchase as cash equivalents.

Accounts Receivable

                PKLB grants unsecured credit to its customers. At June 30, 2002, and 2001, accounts receivable is shown net of the allowance for doubtful accounts of $100,150 and $85,000, respectively.

Investments

                PKLB classifies investments at the time of purchase as either available-for-sale or held-to-maturity. Investments in securities that are classified as available-for-sale are carried at their fair values. Unrealized holding gains and losses on available-for-sale securities are excluded from current earnings (loss) and are reported as a separate component of stockholders’ equity as “Accumulated other comprehensive income (loss)”. Realized gains and losses on available-for-sale securities are determined on a specific identification basis.

                A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary is an impairment that would result in a reduction in the carrying amount to fair value. Such impairment, if any, is charged to current earnings, and an adjusted cost basis for the security is established.

Fair Value of Financial Instruments

                PKLB’s cash and cash equivalents, accounts receivable, accounts payable and certain other accrued liabilities are all short term in nature and their carrying amounts approximate fair value. The carrying values of PKLB’s notes payable approximates their fair values based on borrowing rates available at the reporting date for indebtedness with similar terms and maturities.

Property, Plant and Equipment

                Property, plant and equipment are stated at cost. Depreciation and amortization are calculated on the straight-line method over the estimated useful lives of the assets, generally five years for furniture and equipment and fifteen to thirty-six years for building and improvements. Upon the disposition of assets, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the Consolidated Statements of Operations. Expenditures for repairs and maintenance are expensed as incurred.

Contracts in Process and Deposits on Contracts in Process

                Contracts in process include direct and indirect costs related to contract performance. Deposits on contracts represent interim payments. Upon completion of the contract, the customer is billed for the total contract amount less any deposits or interim payments.

Revenue Recognition

                Revenues associated with testing services, which are short-term in duration, are earned and recognized upon completion of all required clinical and laboratory analysis. Operating revenue attributable to the performance of long-term testing is recorded by contract by determining the status of work performed to date in relation to total services to be provided. Revenues under fixed-rate contracts include a proration of the earnings expected to be realized on the contract based upon the ratio of costs incurred to estimated total costs. Projected losses on contracts are provided for in their entirety when known.

                License fee income is recognized as a percentage of licensed product sales as reported to PKLB from the licensee under a license agreement, which expires in fiscal year 2004. PKLB recognized license fee income of $38,988, $32,452, and $67,579 during fiscal years ended June 30, 2002, 2001, and 2000, respectively.

                PKLB conducts studies for a number of companies outside of the United States (U.S.), primarily in Canada and Europe, in addition to many domestic companies. This work is billed and paid in U.S. dollars, so there is no currency exchange risk to PKLB. The following table approximates revenue recognized by the Company from its clients outside of the United States (in thousands).

	Year ended June 30,
	2002	2001	2000
Canada	$176	$944	$964
Europe & other	124	616	402
Total	$300	$1,560	$1,366

Significant Clients

                A single client contributed in excess of 10% of contract revenue, accounting for approximately 43%, 16% and 13% of contract revenue, for the fiscal years ended June 30, 2002, 2001 and 2000, respectively. In addition, another client contributed in excess of 16% of contract revenue for the fiscal year ended June 30, 2000.

Accounting for Income Taxes

                Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion of or all of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that such tax rate changes are enacted.

Research and Development Expenses

                The nature of PKLB’s bioanalytical laboratory services requires the Company to develop new assay methods for use in testing pharmaceutical products in order to determine the amount of drug present in each of the biological specimens tested. Each drug being tested requires the development of a unique assay method, the accuracy and precision of which must be documented according to current scientific standards to meet requirements established by the United States Food and Drug Administration (“FDA”). PKLB’s research and development group develops and validates these unique assay methods. These research and development costs are expenses as incurred.

Stock-Based Compensation

                PKLB discloses information relating to stock-based compensation awards in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. (“SFAS 123”), and has elected to apply the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), to such compensation awards. Under PKLB’s employee stock option plans, PKLB grants employee stock options at an exercise price equal to the fair market value at the date of grant. No compensation expense is recorded with respect to such stock option grants. Compensation expense for options granted to non-employees is determined in accordance with SFAS 123 as the fair value of the consideration received or the fair value of the equity instruments issued whichever is more reliably measured.

Earnings (Loss) per Share

                Basic earnings (loss) per share (“EPS”) is computed by dividing earnings (loss) by the weighted-average number of shares outstanding for the period. The computation of Diluted EPS is similar to Basic EPS except that the weighted-average number of shares outstanding for the period is increased to include the number of additional shares that would have been outstanding if the dilutive potential common shares had been used. Potential common shares are excluded if the effect on earnings (loss) per share is antidilutive.

                The following table presents the computations of basic and diluted EPS (in thousands, except per share data):

	2002	2001	2000
Net loss	$(1,483)	$(513)	$(2,958)
Weighted-average shares outstanding	2,496	2,496	2,496
Basic and diluted EPS applicable to common stockholders	$(0.59)	$(0.21)	$(1.19)

                There were common stock equivalents of 2,058,261, 2,058,261 and 1,750,962 at June 30, 2002, 2001, and 2000, respectively, that were considered antidilutive and accordingly excluded in the above calculation.

Concentration of Credit Risk

                PKLB is subject to credit risk related to cash balances with financial institutions in excess of insured amounts. The risk is mitigated by the fact that, at the close of each business day, excess funds in PKLB’s operating accounts are placed in an overnight investment account collateralized by government securities held by the financial institution.

                One client accounted for 41% and three clients accounted for 54% of the outstanding accounts receivable balance at June 30, 2002 and 2001, respectively. Clients outside the U.S. comprise 0.14% and 24.8% of the outstanding accounts receivable balance at June 30, 2002, and 2001, respectively.

Reclassifications

                Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

                The preparation of PKLB’s financial statements in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual amounts may differ from these estimates.

Uncertainties

                PKLB is subject to various risks common to many contracted research organizations. These include, but are not limited to, dependence on product development cycles of its clients; dependence on key personnel; the ability to continuously develop new methodologies for clinical and analytical applications; competition and consolidation within the market place and compliance with government regulations and agencies, including the U.S. Food and Drug Administration.

3.             PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following (in thousands):

	June 30,
	2002	2001

Land	$200	$200
Building and improvements	3,118	3,118
Furniture and equipment	4,017	3,918
	$7,335	$7,236
Accumulated depreciation	(4,171)	(3,791)
	$3,164	$3,445

                Certain assets classified as a capital lease expired at the end of the lease term in fiscal year 2002. At June 30, 2001, assets classified as a capital lease were $340,165 with accumulated depreciation of $238,115.

4.             ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                Accounts payable and accrued expenses consists of the following (in thousands):

	June 30,
	2002	2001
Trade accounts payable	$1,044	$510
Accrued payroll and related expenses	98	116
Other accrued expenses	168	130
	$1,310	$756

5.             INVESTMENT IN HYBRIDON, INC.

                At June 30, 1999, PKLB held 44,642 shares of common stock and warrants to acquire 11,161 shares of common stock, at an exercise price of $2.40 per share, of Hybridon, Inc. (OTCBB:HYBN) with a carrying value of $23,716 as determined by the average of the bid and ask prices of the stock reported by the National Quotation Bureau on June 30, 1999, which was $0.53 per share. PKLB received the stock and warrants in fiscal 1998 in exchange for an accounts receivable in the amount of $89,284. The warrants expire on May 4, 2003, and are not subject to a call provision.

                At June 30, 1999, the market value of the Hybridon Stock was less than the adjusted cost basis of $89,284. The difference of $65,568 was recorded as a write-down of the investment and was reflected in the Consolidated Statements of Operations, as the impairment of such investment was considered to be other than temporary.

                During fiscal year 2000, PKLB liquidated its common stock holdings in Hybridon, Inc. generating cash proceeds of $177,874 and a gain on the sale of $154,158.

6.             INCOME TAXES

                Significant components of PKLB’s deferred tax assets and liabilities are shown below (in thousands):

	June 30,
	2002	2001
Deferred tax assets:
Accounts receivable	$39	$33
Accrued liabilities	39	23
Net operating loss carryforwards	4,890	4,308
Alternative minimum tax credits	4	4
General business credits	1,431	1,558
Valuation allowance	(6,157)	(5,738)
Total deferred tax assets	246	187
Deferred tax liabilities:
Property, plant and equipment	(246)	(187)
	(246)	(187)
Net deferred income taxes	$—	$—

Based on the weight of evidence available at June 30, 2002 and 2001, in management’s opinion, a full valuation allowance is required and recorded against PKLB’s deferred income tax assets.

                At June 30, 2002, PKLB had tax loss carryforwards of approximately $13.0 million, which begin expiring in 2006 through 2022, and general business credits of approximately $1.4 million that begin expiring in 2003 through 2015. Approximately $6.4 million of net operating loss carryforwards and general business credits are currently subject to limitations under Section 382 of the Internal Revenue Code. In the event of a change in ownership (see Note 12), utilization of PKLB’s net operating loss carryforwards generated prior to the ownership change would be subject to an annual limitation under Section 382 of the Internal Revenue Code, which could substantially reduce or defer the utilization of these losses.

                The principal differences between the actual effective tax rate and the statutory federal tax rate are as follows:

	Fiscal year ended June 30,
	2002	2001	2000

Statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes - net of federal benefit	(4.9)	(4.9)	(4.9)
Valuation Allowance	38.9	38.9	38.9
Effective tax rate	—%	—%	—%

                Lease expense for all operating leases, including leases with terms of less than one year, amounted to $92,700, $85,551 and $84,100, for the years ended June 30, 2002, 2001 and 2000, respectively. The future expected payout of operating leases with terms in excess of one year is as follows:

Fiscal Year ending June 30,
2003	$27,420
2004	16,530
2005	1,488
2006 and thereafter	—
$45,438

8.             CAPITAL TRANSACTIONS

Class A Preferred Stock and Warrants

                In December 1997, PKLB issued 833,300 shares of a newly created Class A Convertible Preferred Stock and warrants to purchase 1,250,000 shares of PKLB’s common stock, and entered into a Registration Rights Agreement and Technology Sharing Agreement in connection therewith, to investors including certain affiliates of Aster S.A. and CAI Advisors & Co. (collectively, the “Purchasers”). The securities were issued pursuant to a Preferred Share and Warrant Purchase Agreement (the “Agreement”).

                The Agreement provided for the sale to the Purchasers of a total of 833,300 shares of Class A Convertible Preferred Stock for $4,937,500 or $5.925 per share. The preferred stock is convertible at any time into shares of common stock at a conversion ratio of one (1) share of preferred stock for two point one seven (2.17) shares of PKLB’s common stock. The conversion ratio is subject to adjustment under certain circumstances to prevent dilution. In the event of liquidation of PKLB, the holders of the shares of preferred stock who do not convert their shares into common stock are entitled to receive $5.925 per share, prior to any distributions being made to the holders of any other class or series of PKLB’s capital stock.

                In addition, the Agreement provided for the sale to the Purchasers, for $62,500, warrants to purchase 1,250,000 shares of PKLB’s common stock, exercisable at $6.00 per share. These warrants expired on December 23, 2000.

Class B Preferred Stock and Warrants

                In April 2000, PKLB issued 250,000 shares of a newly created Class B Convertible Preferred Stock and warrants to purchase 100,000 shares of PKLB’s common stock to Altana, Inc. in settlement of a civil action. The preferred stock is convertible at any time into shares of common stock at a conversion ratio of one (1) share of preferred stock for one (1) share of common stock. The conversion ratio is subject to adjustment under certain circumstances to prevent dilution. There are no liquidation preferences.

                The warrants are fully exercisable at $6.00 per share and expire in April 2003. Altana can elect to exchange shares of the preferred stock for future studies performed by PKLB. No shares have been exchanged for future studies through June 30, 2002.

9.             STOCK OPTION PLAN

Employee Stock Option Plans

                PKLB has stock option plans under which incentive and non-qualified stock options may be granted to key employees. As of June 30, 2002, there were 336,340 options outstanding, 220,907 of which were exercisable, but not exercised, and 186,370 available for future issuance. To date, 42,130 options have been exercised. A total of 564,840 options have been authorized for issuance under the plans, at no less than the fair market value of the shares on the date of grant. Options may be granted for terms up to but not exceeding ten years and are generally fully vested after four years from the date granted.

Non-Employee Directors’ Stock Option Plan

                In November 1996, the Board of Directors elected to discontinue cash compensation for its non-employee directors and to adopt a Non-Employee Directors Stock Option Plan (the “1996 Plan”) effective November 25, 1996. The 1996 Plan was amended by resolution of the Board of Directors (the “Board) on January 20, 1998 in order to increase the number of shares of PKLB’s common stock subject to options available for grant under the 1996 Plan. Each non-employee director shall be granted options to purchase 24,000 shares of PKLB’s common stock, at the fair market value of the stock on the effective date of the grant, which shall vest in four equal installments over four years. The first year’s grant will be pro-rated for directors joining the Board after the effective date. The first installment shall vest on the effective date of the grant. Thereafter, on the date of each of the next three annual meetings of stockholders at which elections to the Board are conducted, an installment of 6,000 shares shall vest in each serving director who is re-elected to the Board. The 1996 Plan, as amended, shall be administered by the Board or the Compensation Committee established by the Board and provides that the number of shares of stock that may be issued pursuant to options granted under the 1996 Plan shall not exceed in the aggregate 200,000 shares. As of June 30, 2002, there were 78,500 options outstanding, 72,500 of which were exercisable, but not exercised, and 109,500 options were available for future issuance. To date, 12,000 options have been exercised.

Non-Employee Grants

                PKLB granted non-qualified options to purchase 211,420 shares of PKLB’s common stock to non-employees. As of June 30, 2002, there were 80,000 options outstanding, all were exercisable, but not exercised. Options were granted at fair market value on the effective date of the grant, vesting over a four- year period with a life of ten years from the date of grant.

                The following is a summary of PKLB’s share option activity and balances as of and for the fiscal years ended June 30, 2002, 2001 and 2000:

	Number	Weighted-Average
	of Shares	Exercise Price

Balance, July 1, 1999	453,660	$4.40
Granted	368,600	1.54
Exercised	—	—
Forfeited	(233,910)	4.27

Balance, June 30, 2000	588,350	2.66
Granted	133,000	0.73
Exercised	—	—
Forfeited	(48,490)	3.24

Balance, June 30, 2001	672,860	2.23
Granted	25,000	0.63
Exercised	—	—
Forfeited	(203,020)	2.59

Balance, June 30, 2002	494,840	$2.01

                Share options outstanding and exercisable by price range are as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding as of June 30, 2002	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Exercisable as of June 30, 2002	Weighted- Average Exercise Price

$0.63 to $5.00	418,540	7.6	$1.14	282,107	$1.22
$5.01 to $7.50	76,300	5.7	6.78	76,300	6.78
	494,840	7.3	$2.01	358,407	$2.40

                Using the Black-Scholes option pricing model, the per share weighted-average fair value of all share options granted at market value on the date of grant during fiscal years 2002, 2001 and 2000 were $0.63, $0.49 and $0.81, respectively, and $0.16 during fiscal year 2000 for those options granted with an exercise price greater than market value on the date of grant, with the following weighted-average assumptions.

	2002	2001	2000
Expected dividend yield	0%	0%	0%
Weighted average risk-free interest rate	4.66%	5.86%	6.44%
Volatility	80.0%	80.0%	80.8%
Expected life in years	5 years	5 years	2 to 5 years

                PKLB applies APB 25 in accounting for share options granted to employees and, accordingly, no compensation expense has been recognized related to such share options to the extent that such share options were granted at an exercise price that equaled the fair market value at the grant date. Had PKLB determined compensation cost based on the fair value at the grant date for its share options under SFAS 123, (using the Black-Scholes pricing model), PKLB’s net loss would have been adjusted to the pro forma amounts indicated below (in thousands, except per share data):

	Fiscal Year Ended June 30,
	2002	2001	2000
Net loss applicable to common stockholders — as reported	$(1,483)	$(513)	$(2,958)
Net loss applicable to common stockholders — pro forma	$(1,549)	$(726)	$(2,956)
Basic and diluted loss per share — as reported	$(0.59)	$(0.21)	$(1.19)
Basic and diluted loss per share — pro forma	$(0.62)	$(0.29)	$(1.18)

10.           401(k) PROFIT SHARING PLAN

                PKLB’s 401(k) Profit Sharing Plan (the “401(k) Plan”) is available to all employees meeting certain eligibility criteria and permits participants to contribute up to certain limits as established by the Internal Revenue Code. PKLB may make cash contributions equal to a percentage of a participant’s contribution or may contribute a discretionary amount to the 401(k) Plan.

                PKLB matches employee contributions equal to 1% contributed to such employee’s 401(k) Plan account subject to certain limitations as established by the Internal Revenue Service. Such amounts vest 25% per year after the first two years and are fully vested after six years of service with PKLB. PKLB has made contributions of approximately $21,400, $23,800 and $25,400 for the fiscal years ended June 30, 2002, 2001, and 2000, respectively.

11.           QUARTERLY FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

Fiscal Year 2002	September 30,	December 31,	March 31,	June 30,
Revenue	$2,182	$1,726	$1,921	$969
Gross profit	$(98)	$341	$363	$(272)
Net loss	$(581)	$(112)	$(56)	$(734)
Basic loss per share	$(0.23)	$(0.04)	$(0.02)	$(0.29)
Diluted loss per share	$(0.23)	$(0.04)	$(0.02)	$(0.29)

Fiscal Year 2001	September 30,	December 31,	March 31,	June 30,
Revenue	$2,642	$2,694	$1,423	$2,154
Gross profit	$632	$567	$134	$110
Net earnings (loss)	$80	$86	$(309)	$(370)
Basic earnings (loss) per share	$0.03	$0.03	$(0.12)	$(0.15)
Diluted earnings (loss) per share	$0.02	$0.02	$(0.12)	$(0.15)

12.           MERGER WITH BIOANAYTICAL SYSTEMS, INC.

                On June 20, 2002, PKLB entered into a Merger Agreement with Bioanalytical Systems, Inc. (“BAS”) Shares of PKLB common stock outstanding at the effective time of the merger will be converted into shares of BAS common stock at a rate of one BAS share for each 12 PKLB shares; shares of PKLB Series A Convertible Preferred Stock will be converted into 6% subordinated convertible promissory notes issued by BAS in an aggregate principal amount of $5 million; and shares of PKLB Series B Convertible Preferred Stock will be converted into shares of BAS common stock at a rate of one BAS share for every 12 PKLB common shares into which the shares of PKLB series B Convertible Preferred Stock are convertible. The convertible promissory notes issued to holders of PKLB Class A Convertible Preferred Stock in the merger will mature on January 1, 2008, will not bear interest for the first year following the effective time of the merger, and will be convertible at the option of the holder into BAS common stock at a conversion price of $16 per share, after the expiration of one year following the date of the merger.

                The closing of the transaction is subject to the approval of the board of directors of BAS and customary closing conditions, including registration of the BAS securities to be issued in the merger and the approval of PKLB’s shareholders.

13.           RELATED PARTY TRANSACTIONS

                During the last half of fiscal year 2002, PKLB issued notes payable of $500,000 in the aggregate to Mr. Leslie Daniels, a director, to cover short-term operating requirements. These notes carry an annual interest rate of 8% and are payable upon demand. At June 30, 2002, PKLB had $350,000 in outstanding notes payable to Mr. Daniels, which are included in the accompanying Consolidated Balance Sheets as “Notes payable”. PKLB recorded $5,344 as interest expense for the twelve months ended June 30, 2002.

                In June 2002, PKLB issued notes payable of $200,000 in the aggregate to BAS to cover short-term operating requirements. These notes carry an annual interest rate of 8% and are due December 2002. At June 30, 2002, PKLB had $200,000 in outstanding notes payable to BAS, which are included in the accompanying Consolidated Balance Sheets as “Notes payable”. PKLB recorded $467 as interest expense during the twelve months ended June 30, 2002.

14.           FINANCIAL RESULTS AND LIQUIDITY

                PKLB had cash and cash equivalents of $46,371 at June 30, 2002. PKLB’s primary source of funds is cash flow from operations although, beginning in the quarter ended March 31, 2002, PKLB from time to time has borrowed funds from a director and BAS to cover short-term operating requirements. During the twelve-month period ended June 30, 2002, cash and cash equivalents decreased by $368,000. The decrease is due to the acquisition of key laboratory equipment in the amount of $265,000 and cash used in operations in the amount of $688,000 partly offset by the issuance of notes payable of $550,000 (net of repayments) to a director and BAS.

                The operating environment confronting PKLB raises significant uncertainty about PKLB’s ability to continue as a going concern. PKLB’s near term and long-term operating strategies focus on its sales and marketing efforts to gain new as well as previous customers. In addition, PKLB has and is pursuing cost cutting measures and is taking other appropriate steps to manage PKLB’s cash balances.

                On June 20, 2002, PKLB entered into a Merger Agreement with BAS. Shares of PKLB common stock outstanding at the effective time of the merger will be converted into shares of BAS common stock at a rate of one BAS share for each 12 PKLB shares; shares of PKLB Series A Convertible Preferred Stock will be converted into 6% subordinated convertible promissory notes issued by BAS in an aggregate principal amount of $5 million; and shares of PKLB Series B Convertible Preferred Stock will be converted into shares of BAS common stock at a rate of one BAS share for every 12 PKLB common shares into which the shares of PKLB series B Convertible Preferred Stock are convertible. The convertible promissory notes issued to holders of PKLB Class A Convertible Preferred Stock in the merger will mature on January 1, 2008, will not bear interest for the first year following the effective time of the merger, and will be convertible at the option of the holder into BAS common stock at a conversion price of $16 per share, after the expiration of one year following the date of the merger. The proposed transaction is subject to the satisfaction of certain closing conditions, including, among others, shareholder approval.

                PKLB cannot guarantee that the results from operations will be sufficient to support PKLB’s liquidity requirements through June 30, 2003 and beyond. There can be no assurance that the proposed transaction with BAS will be completed or the strategies will be accomplished or whether they will be adequate to allow PKLB to meet its cash needs.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

BIOANALYTICAL SYSTEMS, INC.,
PI ACQUISITION CORP.,

and

PHARMAKINETICS LABORATORIES, INC.

June 20, 2002

(Restated to give effect to the Amendment No. 1 to
Agreement and Plan of Merger dated as of July 24, 2002)

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INDEX OF DEFINED TERMS

Term	Section

Acquisition Proposal	Section 7.5(c)
Affiliate	Section 5.13(e)(iii)
Agreed Courts	Section 10.8
Agreement	Introduction
Applicable Laws	Section 5.1(d)
Articles of Incorporation	Section 1.1
Articles of Merger	Section 1.3
Assets	Section 10.12
Break-Up Fee	Section 9.2(b)
Bylaws	Section 1.1
Certificates	Section 3.1(b)
CERCLA	Section 10.12
Claim	Section 5.12
Class A Certificates	Section 3.1(b)
Class A Preferred	Background Information
Class B Certificates	Section 3.1(b)
Class B Consideration	Section 2.4(a)
Class B Preferred	Background Information
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 5.13(c)
Code	Section 3.1(l)
Common Certificates	Section 3.1(b)
Company	Introduction
Company Benefit Plan	Section 5.13(e)(i)
Company Board	Background Information
Company Disclosure Schedule	Article V, Introduction
Company Expenses	Section 9.2(f)
Company Liquidated Damages	Section 9.2(e)
Company Material Adverse Effect	Section 5.1(a)
Company Properties	Section 5.10(a)
Company SEC Reports	Section 5.6
Company Stock Plans	Section 2.5
Company Subsidiary	Section 2.5
Computer Software	Section 10.12
Confidentiality Agreement	Section 7.6
Effective Time	Section 1.3

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INDEX OF DEFINED TERMS (continued)

Term	Section

Environmental Claim	Section 10.12
Environmental Permit	Section 5.11
Environmental Law	Section 10.12
Environmental Matters	Section 10.12
Environmental Reports	Section 10.12
ERISA	Section 5.13(b)
Exchange Act	Section 4.1(d)
Exchange Agent	Section 3.1(a)
Exchange Fund	Section 3.1(a)
Form 10-K	Section 5.10(a)
GAAP	Section 4.2(k)
Governmental Entity	Section 4.1(d)
Hazardous Substance	Section 10.12
Indemnified Parties	Section 7.10(a)
Injunction	Section 8.1(d)
Intellectual Property	Section 10.12
Investment Assets	Section 10.12
Investment Advisers Act	Section 5.22
Investment Company Act	Section 5.22
Liability	Section 10.12
License	Section 10.12
Liens	Section 5.10(a)
Maintains (re: Company Benefit Plan)	Section 5.13(e)(ii)
Maryland Secretary of State	Section 1.3
Material Contracts	Section 5.18
Merger	Background Information
Merger Consideration	Section 2.4(a)
MergerCo	Introduction
MergerCo Board	Section 4.1(b)
MergerCo Common Stock	Section 2.1
MergerCo Expenses	Section 9.2(d)
Merger Law	Background Information
MergerCo Liquidated Damages	Section 9.2(c)
MergerCo Material Adverse Effect	Section 4.1(a)
MGCL	Background Information
Multiemployer Plan	Section 5.13(e)(iv)
Notes	Section 2.3(a)
Option	Section 2.5
Other Filings	Section 7.2

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INDEX OF DEFINED TERMS (continued)

Term	Section

Parent	Introduction
Parent Common	Background Information
Parent Material Adverse Effect	Section 4.2(a)
Parent SEC Reports	Section 4.2(k)
Parties	Background Information
Permitted Liens	Section 10.12
Person	Section 10.12
Plan	Section 8.2(f)
PKLB Common	Background Information
Proxy Statement	Section 7.1(a)(ii)
Registration Statement	Section 7.1(a)(ii)
Release	Section 10.12
SEC	Section 10.12
Securities Act	Section 4.1(d)
Securities Laws	Section 4.2(k)
Shareholder Representative	Section 2.3(a)
Shareholders	Background Information
Special Meeting	Section 7.1(a)(i)
Subsidiary	Section 10.2
Superior Acquisition Proposal	Section 7.5(c)
Surviving Corporation	Section 1.1
Taxes	Section 5.9(b)
Tax Returns	Section 5.9(c)
Tax Ruling	Section 10.12
Transactions	Background Information
Warrantholder	Section 2.5
Warrantholder	Section 2.5

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INDEX OF SCHEDULES AND EXHIBITS

Exhibits

1.                    Exhibit 1.1 - Amendments to the Articles of Incorporation of the Company following the Merger

2.                    Exhibit 2.3 - Form of the Note

3.                    Exhibit 4.2(i) - Voting Securities of the Parent

4.                    Exhibit 4.2(m) - Certain Changes to Parent Exceptions

5.                    Exhibit 6.2 - Conduct of Business by Parent; Exceptions

6.                    Exhibit 8.2 - Form of Registration Rights Agreement

Schedules

1.                    Company Disclosure Schedules:

a.                         Section 5.1: Exceptions to Existence, Good Standing, Authority and Compliance with Law

b.                        Section 5.3: Capitalization; Agreements Relating to Company Stock

c.                         Section 5.4: Subsidiaries

d.                        Section 5.5: Violation of Agreements

e.                         Section 5.8: Exceptions to Absence of Certain Changes

f.                           Section 5.9: Taxes

g.                        Section 5.10(a): Properties - Real Property

h.                        Section 5.10(b): Properties - Disposal of Assets Not in Ordinary Course

i.                            Section 5.11: Environmental Permits

j.                            Section 5.12: General Liability; Legal Proceedings

k.                         Section 5.13: Employee Benefit Plans

l.                            Section 5.17: Material Contracts and Commitments

m.                      Section 5.18: Related Party Transactions

n.                        Section 5.19: Exceptions to Absence of Undisclosed Liabilities

o.                        Section 5.24: Definition of Company’s Knowledge

p.                        Section 8.1(d): Required Consents to Merger

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AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this “Agreement”) is made as of June 20, 2002, among Bioanalytical Systems, Inc., an Indiana corporation (“Parent”), PI Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of Parent (“MergerCo”), and PharmaKinetics Laboratories, Inc., a Maryland corporation (the “Company”).

Background Information

        A.         The respective Boards of Directors of MergerCo and the Company have approved the merger of MergerCo with and into the Company (the “Merger”) in accordance with the Maryland General Corporation Law (the “MGCL” or the “Merger Law”). Furthermore, upon the terms and subject to the conditions set forth in this Agreement: (x) the holders of common shares of the Company (“PKLB Common”) issued and outstanding immediately prior to the Effective Time (as hereinafter defined) will be entitled to the right to receive shares of the common stock of Parent (“Parent Common”), (y) the holders of the Class A Convertible Preferred Stock of the Company (“Class A Preferred”) issued and outstanding immediately prior to the Effective Time will be entitled to the right to receive a Note (as hereinafter defined), and (z) the holders of the Class B Convertible Preferred Stock of the Company (“Class B Preferred”) issued and outstanding immediately prior to the Effective Time will be entitled to the right to receive shares of Parent Common. The holders of shares of PKLB Common, Class A Preferred and Class B Preferred are sometimes hereinafter collectively referred to as the “Shareholders”.

        B.         The Board of Directors of the Company (the “Company Board”) has, in light of and subject to the terms and conditions set forth in this Agreement, determined that the Merger Consideration (as hereinafter defined) to be paid in the Merger is fair to the Shareholders of the Company from a financial point of view and that the Merger is otherwise in the best interests of the Company and the Shareholders. The Company Board has approved this Agreement and the transactions contemplated or required by this Agreement, including the Merger (collectively, the “Transactions”), and has recommended approval and adoption by the Shareholders of this Agreement and the Transactions.

        C.         MergerCo, Parent and the Company (collectively, the “Parties”) desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions.

Statement of Agreement

        The Parties acknowledge the accuracy of the foregoing Background Information and agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Maryland, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The articles of incorporation of the Company (the “Articles of Incorporation”), as in effect immediately prior to the Effective Time, as amended in accordance with Exhibit 1.1 hereto, shall be the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until further amended in accordance with law and such Articles of Incorporation. The bylaws of the Company (the “Bylaws”) as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation from and after the Effective Time until further amended in accordance with law, the Articles of Incorporation and such Bylaws. The Merger shall have the effects specified in the Merger Law.

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        Section 1.2    Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII hereof, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Indianapolis, Indiana, time, on the second business day after satisfaction or waiver (by the applicable party entitled to the benefit thereof) of all of the conditions set forth in Article VIII hereof (the “Closing Date”), at the offices of Ice Miller, One American Square, Indianapolis, Indiana 46282, unless another time, date or place is agreed to in writing by the Parties.

        Section 1.3     Effective Time. Subject to the conditions set forth in Article VIII of this Agreement, on the Closing Date, MergerCo and the Company shall duly execute and file articles of merger (the “Articles of Merger”) with the Secretary of State of Maryland (the “Maryland Secretary of State”) all in accordance with the Merger Law, and the Merger shall become effective (the “Effective Time”) upon the last to occur of (a) the filing of the Articles of Merger with the Maryland Secretary of State, or (b) such later time as the Parties may agree to designate in such filing; provided, however, that the Effective Time shall not be more than thirty-one (31) days from the date of such filings. Upon the terms and subject to the conditions of this Agreement, the Parties shall use all reasonable efforts to assure that the filings contemplated hereby are made, and the Effective Time occurs, as soon as is practicable.

        Section 1.4      Directors and Officers. The directors and officers of MergerCo immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

        Section 2.1      Effect on Capital Stock of MergerCo. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of PKLB Common or any holder of shares of capital stock of MergerCo, each common share of MergerCo (the “MergerCo Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation, and all certificates formerly representing shares of MergerCo shall be deemed cancelled and of no further effect. As soon as practicable following the Closing, a certificate representing the shares of the Surviving Corporation described in the preceding sentence shall be issued and delivered to the Parent.

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        Section 2.2      Conversion of PKLB Common. At the Effective Time, by virtue of the Merger and without any action on the part of MergerCo, the Company or the holders of any shares of PKLB Common:

        (a)    Subject to the other provisions of this Section 2.2 and to Section 3.1(k) and (l), each share of PKLB Common issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one-twelfth (1/12) of a share of Parent Common, upon surrender of the Common Certificate (as defined below) representing such shares of PKLB Common.

        (b)     All such shares of PKLB Common, when converted as provided in Section 2.2(a), shall no longer be considered outstanding and shall automatically be canceled and retired and shall cease to exist, and each Common Certificate previously evidencing such shares shall thereafter represent only the right to receive the number of shares of Parent Common set forth in Section 2.2(a). The holders of Common Certificates (as defined below) previously evidencing shares of PKLB Common outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the PKLB Common, except as otherwise provided herein or by law, and, upon the surrender of Common Certificates in accordance with Section 3.1, shall only have the right to receive for their shares of PKLB Common the number of shares of Parent Common as set forth in Section 2.2(a), without any interest thereon.

        Section 2.3      Conversion of Class A Preferred. At the Effective Time, by virtue of the Merger and without any action on the part of MergerCo, the Company or the holders of any shares of Class A Preferred:

        (a)     Subject to the other provisions of this Section 2.3 and to Section 3.1(l), each share of Class A Preferred issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a six percent (6%) convertible subordinated note substantially in the form attached hereto as Exhibit 2.3 (the “Notes”, and each individually a “Note”) issued by Parent in a principal amount of Six Dollars ($6.00), upon surrender of the Class A Certificate (as defined below) representing such shares of Class A Preferred.

        (b)     All such shares of Class A Preferred, when converted as provided in Section 2.3(a), shall no longer be considered outstanding and shall automatically be canceled and retired and shall cease to exist, and each Class A Certificate previously evidencing such shares shall thereafter represent only the right to receive a Note in accordance with Section 2.3(a). The holders of Class A Certificates (as defined below) previously evidencing shares of Class A Preferred outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Class A Preferred, except as otherwise provided herein or by law, and, upon the surrender of Class A Certificates in accordance with Section 3.1, shall only have the right to receive for their shares of Class A Preferred a Note in accordance with Section 2.3(a), without any interest thereon other than expressly stated therein.

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         Section 2.4      Conversion of Class B Preferred.

        (a)     Subject to the other provisions of this Section 2.4 and to Section 3.1(k) and (l), each share of Class B Preferred issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of shares of Parent Common which is equal to the number of shares of Parent Common into which such share would have been converted pursuant to Section 2.2(a) of this Agreement if such share of Class B Preferred had been converted into PKLB Common in accordance with the terms of the Class B Preferred immediately prior to the Effective Time (the “Class B Consideration”, and, collectively with the Parent Common and the Notes, the “Merger Consideration”), upon surrender of the Class B Certificate (as defined below) representing such shares of Class B Preferred.

        (b)     All such shares of Class B Preferred, when converted as provided in Section 2.4(a), shall no longer be considered outstanding and shall automatically be canceled and retired and shall cease to exist, and each Class B Certificate previously evidencing such shares shall thereafter represent only the right to receive the Class B Consideration set forth in Section 2.4(a). The holders of Class B Certificates (as defined below) previously evidencing shares of Class B Preferred outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Class B Preferred, except as otherwise provided herein or by law, and, upon the surrender of Class B Certificates in accordance with Section 3.1, shall only have the right to receive for their shares of Class B Preferred the Class B Consideration set forth in Section 2.4(a) as provided herein, without any interest thereon.

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        Section 2.5     Company Stock Options. As of and subject to the occurrence of the Effective Time, each outstanding option, warrant or similar right (including any related stock appreciation right) (an “Option”) issued, awarded or granted pursuant to any plan, agreement or arrangement of the Company or any Subsidiary (as defined below) of the Company (a “Company Subsidiary”) and entitling the holder thereof to purchase one or more shares of PKLB Common, Class A Preferred or Class B Preferred (the “Company Stock Plans”), other than the Warrants (as defined below), shall, as of the Effective Time, be cancelled regardless of the vesting schedule contained in any Option agreement or any of the Company Stock Plans. As of the Effective Time, the warrants to purchase 100,000 shares of PKLB Common issued by the Company to Altana AG (the “Warrantholder”) pursuant to that certain Common Stock Purchase Warrant dated as of April 18, 2000 (the “Warrants”), shall, by virtue of the Merger and without further action by BAS, the Company or the Warrantholder, be converted into and become warrants to purchase 8,333 shares of BAS Common at a price of $72.00 per share.

ARTICLE III

EXCHANGE PROCEDURE

        Section 3.1     Exchange of Shares of PKLB Common, Class A Preferred and Class B Preferred.

        (a)     Prior to the Effective Time, MergerCo shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”). At or prior to the Effective Time, MergerCo shall deposit, or MergerCo shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent in an account (the “Exchange Fund”) the aggregate Merger Consideration to which holders of shares of PKLB Common, Class A Preferred and Class B Preferred shall be entitled at the Effective Time pursuant to Sections 2.2(a), 2.3(a) and 2.4(a).

        (b)     Promptly after the Effective Time, MergerCo shall cause the Exchange Agent to mail to: (i) each record holder of certificates that immediately prior to the Effective Time represented shares of PKLB Common (the “Common Certificates”), (ii) each record holder of certificates that immediately prior to the Effective Time represented shares of Class A Preferred (the “Class A Certificates”), and (iii) each record holder of certificates that immediately prior to the Effective Time represented shares of Class B Preferred (the “Class B Certificates”, and, collectively with the Common Certificates and the Class A Certificates, the “Certificates”), a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent.

        (c)     To the extent that Common Certificates are delivered by any Shareholder to the Exchange Agent, duly endorsed, the Exchange Agent shall promptly, and in no event later than five (5) business days, deliver to any such holder certificates registered in the name of the holder representing the Parent Common to which the Common Certificates entitle him or her under the terms of this Agreement. Upon such delivery such Common Certificate shall forthwith be canceled.

        (d)     To the extent that Class A Certificates are delivered by any Shareholder to the Exchange Agent, duly endorsed, the Exchange Agent shall promptly, and in no event later than five (5) business days, deliver to any such holder the Note registered in the name of such holder in the amount to which the Class A Certificates entitle such holder under this Agreement. Upon such delivery such Class A Certificate shall forthwith be canceled.

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        (e)     To the extent that Class B Certificates are delivered by any Shareholder to the Exchange Agent, duly endorsed, the Exchange Agent shall promptly, and in no event later than five (5) business days, deliver to any such holder the Class B Consideration to which the Class B Certificates entitle him or her under the terms of this Agreement. Upon such delivery such Class B Certificate shall forthwith be canceled.

        (f)     From and after the Effective Time until surrendered in accordance with paragraphs (c), (d) and (e) above, each Certificate shall represent solely the right to receive the Merger Consideration relating thereto. Except for interest paid or accured on the Notes pursuant to the terms thereof, no interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered therefor is registered, it shall be a condition to the right to receive such Merger Consideration that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Certificate shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        (g)     Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates representing Parent Common, Notes, Class B Consideration, surrendered Certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of any Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Consideration relating thereto without any interest or dividends thereon.

        (h)     After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of PKLB Common, Class A Preferred or Class B Preferred which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of PKLB Common, Class A Preferred or Class B Preferred are presented to the Surviving Corporation or the Exchange Agent, they shall be surrendered and canceled in return for the payment of the Merger Consideration relating thereto, as provided in this Article III.

        (i)     None of MergerCo, the Company or the Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in good faith pursuant to any applicable abandoned property, escheat or similar law.

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        (j)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision of reasonable and customary indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable to such person pursuant to this Agreement.

        (k)     No certificates or scrip representing fractional shares of Parent Common shall be issued in the Merger and no holder of any such fractional share interest shall be entitled to vote, to receive any dividends or other distributions paid or declared on Parent Common, or to exercise any other rights as a shareholder of Parent with respect to such fractional share interest. Each holder of PKLB Common or Class B Preferred who would otherwise be entitled to receive a fractional share of Parent Common in exchange for such holders’ PKLB Common or Class B Preferred in the Merger shall be entitled, upon surrender of Certificates representing PKLB Common or Class B Preferred in accordance with this Section 3.1, to receive in lieu of such fractional share an amount in cash equal to the amount of such fraction multiplied by the average of the closing prices for Parent Common as reported by Nasdaq for the ten (10) trading days ending on the last trading day immediately prior to the Effective Time.

        (l)     The Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of PKLB Common, Class A Preferred, or Class B Preferred such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of PKLB Common, Class A Preferred, or Class B Preferred with respect to which such deduction and withholding was made by the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERGERCO AND PARENT

        Section 4.1     Representations and Warranties of MergerCo. MergerCo and Parent, jointly and severally, hereby represent and warrant to the Company as follows:

        (a)     Organization. MergerCo is a corporation duly organized validly existing and in good standing under the laws of the State of Maryland. MergerCo has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being and proposed to be conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of MergerCo (a “MergerCo Material Adverse Effect”).

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        (b)     Authorization, Validity of Agreement; Necessary Action. MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by MergerCo of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of MergerCo (the “MergerCo Board”) and by the shareholders of MergerCo, and no other corporate action on the part of MergerCo is necessary to authorize the execution and delivery by MergerCo of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by MergerCo and, assuming the due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of MergerCo enforceable against MergerCo in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

(c) Ownership. MergerCo is a wholly owned Subsidiary of Parent.

        (d)     Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933, (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state securities or state “Blue Sky” laws, none of the execution, delivery or performance of this Agreement by MergerCo, the consummation by MergerCo of the Transactions or compliance by MergerCo with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of MergerCo, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (as hereinafter defined), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MergerCo is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, regulation or other law applicable to MergerCo or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect. For purposes of this Agreement, “Governmental Entity” means any governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, department or other instrumentality or political unit or subdivision, whether domestic or foreign.

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        (e)     Formation of MergerCo, No Prior Activities. MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

        Section 4.2     Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows:

        (a)     Organization. Parent is a corporation duly organized and validly existing under the laws of the State of Indiana, for which the most recent required biennial report has been filed in the office of the Indiana Secretary of State and no articles of dissolution have been filed in such office, and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not reasonably be expected to have a material adverse effect on the business, results of operations or condition (financial or otherwise) of Parent (a “Parent Material Adverse Effect”).

        (b)     Authorization, Validity of Agreement; Necessary Action. Upon the approval by the Board of Directors of Parent of this Agreement and the Transactions, Parent has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions (subject to the authorizations, consents, and approvals described in Section 4.2(c), below), the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions have been duly authorized by all necessary action on the part of Parent, and no other action on the part of Parent is necessary to authorize the execution and delivery by Parent of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

        (c)     Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, and state securities or state “Blue Sky” laws, none of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Transactions or compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which it or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule, regulation or other law applicable to Parent or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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        (d)     Litigation. There are no actions, suits, proceedings, investigations or claims pending against MergerCo or Parent, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality, whether federal, state, local or foreign, or before any arbitrator, that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Transactions or to have a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

        (e)     No Brokers. Neither MergerCo nor Parent has entered into any contract, arrangement or understanding with any person or firm, which may result in the obligation of such entity or the Company to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

        (f)     Compliance with Laws. MergerCo and Parent are in compliance with all Applicable Laws (as hereinafter defined), except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

        (g)     Contracts; Debt Instruments. Neither Parent nor any of its Subsidiaries has received a written notice that Parent or any of its Subsidiaries is in violation of or in default under any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor does any violation or default exist, except to the extent such violation or default would not, individually or in the aggregate, have a Parent Material Adverse Effect or a MergerCo Material Adverse Effect, as the case may be.

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(h) Investment Company Act of 1940. Neither Parent nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act (as defined below).

        (i)     Capitalization; Parent Common. As of March 31, 2002, the authorized Capital Stock of Parent consists of (i) 19,000,000 shares of common stock, no par value, of which 4,569,416 shares were, as of March 31, 2002, outstanding, (ii) 1,000,000 shares of preferred stock, no par value, of which no shares were, as of March 31, 2002, outstanding. As of March 31, 2002, there were 124,964 outstanding options. As of March 31, 2002, all of the outstanding shares of Parent were validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder of Parent. The shares of Parent Common to be issued as a result of the Merger will be validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive or similar rights of any shareholder of Parent. Except as set forth on Exhibit 4.2(i), there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter and there are no outstanding options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent to issue, transfer or sell any shares of capital stock of Parent.

        (j)     Complete Disclosure. No representation or warranty by Parent or MergerCo in this Agreement contains, or will contain as of the Effective Time, any untrue statement of a material fact or omits, or will omit as of the Effective Time, a material fact necessary to make the statements contained herein or therein not misleading.

        (k)     SEC Documents, Financial Matters. Parent has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the “Parent SEC Reports”), in accordance with the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the “Securities Laws”). Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as applicable, of Parent and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

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        (l)     Litigation. Except as disclosed in the Parent SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of Parent, threatened against Parent, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality (including, without limitation any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), whether federal, state, local or foreign, or before any arbitrator.

        (m)     Absence of Certain Changes. Except as set forth in Exhibit 4.2(m) and except as disclosed in the Parent SEC Reports filed after June 30, 2001, since July 1, 2001, Parent and its subsidiaries have conducted their businesses in the ordinary course of business and there has not been any event or events that have taken place that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        (n)     Limitation on the Company’s Representations. Parent acknowledges that in entering into this Agreement it has not relied on any representations or warranties of the Company or on any materials given to or made available to Parent or any of its subsidiaries, or any of their respective agents or representatives by the Company or any of its agents or representatives other than the representations and warranties of the Company set forth in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedules delivered at or prior to the execution hereof to MergerCo (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and MergerCo as follows:

         Section 5.1    Existence; Good Standing; Authority Compliance With Law.

        (a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of formation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power, authority, and governmental approvals would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the ownership of its property or the conduct of its business makes such qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, an event shall be deemed to have a “Company Material Adverse Effect” if such event has a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company.

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        (b)     Except as set forth in Section 5.1 of the Company Disclosure Schedule, each of the Company Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not reasonably be expected to have a Company Material Adverse Effect.

        (c)     Except as set forth in Section 5.1 of the Company Disclosure Schedule, to the knowledge of the Company, the Company and the Company Subsidiaries possess all licenses, permits and other authorizations required to conduct their businesses as now conducted by them, except where the failure to possess such licenses, permits and other authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (d)     Except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal, state or local court or Governmental Entity applicable to the Company or to any of the Company Subsidiaries or to their respective businesses or properties (collectively, the “Applicable Laws”), except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 5.2     Authorization, Validity and Effect of Agreements. Each of the Company and the Company Subsidiaries, as applicable, has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Company Board has approved this Agreement and the Transactions. Subject only to the approval of this Agreement by the Shareholders, the execution by the Company of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, subject to approval by Shareholders, and assuming due and valid authorization, execution and delivery thereof by MergerCo and Parent, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

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        Section 5.3     Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares, $.005 par value, of PKLB Common, and 1,500,000 preferred shares, no par value, of the Company (including the shares of both the Class A Preferred and the Class B Preferred). As of the date of this Agreement, (a) 2,496,129 shares of PKLB Common were issued and outstanding; (b) 833,300 shares of Class A Preferred were issued and outstanding; (c) 250,000 shares of Class B Preferred were issued and outstanding; and (d) there are 7,503,871 shares of PKLB Common and 416,700 preferred shares authorized but unissued. All such issued and outstanding shares of PKLB Common, Class A Preferred and Class B Preferred have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 5.3 of the Company Disclosure Schedule, (i) there are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter, (ii) there are no outstanding options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company, (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company or any Company Subsidiary, and (iv) neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act. As of the date hereof, there are no declared but unpaid dividends outstanding with respect to the PKLB Common, the Class A Preferred or the Class B Preferred.

        Section 5.4     Subsidiaries. Section 5.4 of the Company Disclosure Schedule sets forth a list of the Company Subsidiaries. Except as set forth in Section 5.4 of the Company Disclosure Schedule, the Company owns directly or indirectly each of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth in Section 5.4 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities and trade receivables).

        Section 5.5     No Violation; Consents. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the Transactions in accordance with the terms hereof will conflict with or result in a breach of any provisions of the Articles of Incorporation, Bylaws, or other organizational documents of the Company or of any Company Subsidiary. Except as set forth in Section 5.5 of the Company Disclosure Schedule, to the knowledge of the Company, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Company Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (a) any note, bond, mortgage, indenture, deed of trust or (b) any license, permit, contract, agreement or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries or any of their properties is bound, except as would not (i) prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or (ii) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Other than the filings provided for in the Exchange Act, the Securities Act or applicable state securities and “Blue Sky” laws, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions do not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except as would not (A) prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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        Section 5.6     SEC Documents, Financial Matters. The Company has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the “Company SEC Reports”), in accordance with the Securities Laws. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as applicable, of the Company and the Company Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

        Section 5.7     Litigation. Except as disclosed in the Company SEC Reports or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Company, threatened against the Company, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality (including, without limitation any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), whether federal, state, local or foreign, or before any arbitrator.

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        Section 5.8     Absence of Certain Changes. Except as set forth in Section 5.8 of the Company Disclosure Schedule and except as disclosed in the Company SEC Reports filed after June 30, 2001, since July 1, 2001, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business and there has not been: (a) any event or events that have taken place that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (b) except as required by any Applicable Law, any action taken by the Company that would require the consent of MergerCo under Section 6.1 if taken after the execution of this Agreement.

        Section 5.9    Taxes.

        (a)     Except as set forth in Section 5.9 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has filed all Tax Returns (as hereinafter defined) which the Company or the Company Subsidiaries were required to file (after giving effect to any filing extension granted by a Governmental Entity), and has paid all Taxes (as hereinafter defined) required to be paid by it, except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. Except as set forth in Section 5.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, or agreement for an exemption with any Governmental Entity.

        (b)     For purposes of this Agreement, “Taxes” means all federal, state, local and foreign income, property, sales, franchise, employment, payroll, withholding, estimated minimum, excise and other taxes, tariffs and governmental charges of any nature whatsoever, together with any interest, penalties or additions to tax with respect thereto.

        (c)     For purposes of this Agreement, “Tax Returns” means all reports, returns, declarations, statements and other information required to be supplied to a taxing authority in connection with Taxes, including any amendments thereof.

        Section 5.10     Properties

        (a)     All of the real estate properties owned or leased by the Company or any of the Company Subsidiaries are set forth in Section 5.10 of the Company Disclosure Schedule. Except as set forth in Section 5.10 of the Company Disclosure Schedule, the Company or a Company Subsidiary owns good and marketable title to each of the owned real properties identified in Section 5.10 of the Company Disclosure Schedule (the “Company Properties”) free and clear of all liens, mortgages, hypothecations, deeds of trust, deeds to secure debt, pledges, security interests, charges, claims, levies or other encumbrances of any kind (collectively, “Liens”), other than Liens which secure indebtedness which is properly reflected in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (the “Form 10-K”), or in a Company SEC Report filed subsequent to the filing of the Form 10-K.

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        (b)     The Company and the Company Subsidiaries own or lease all machinery, equipment and other tangible personal property and assets necessary for the conduct of their business as presently conducted. The Company and the Company Subsidiaries own good title, free and clear of all Liens, to all of the personal property and assets reflected in the Form 10-K or in a Company SEC Report filed subsequent to the filing of the Form 10-K, except for (i) assets which have been disposed of to nonaffiliated third parties in the ordinary course of business (except as set forth in Section 5.10 of the Company Disclosure Schedule) or (ii) Liens which secure indebtedness which is properly reflected in the Form 10-K or in a Company SEC Report filed subsequent to the filing of the Form 10-K.

        Section 5.11     Environmental Matters.

        (a)     The Company and each Company Subsidiary have, and at all times have had, all permits, licenses, consents, approvals, directions, registrations and authorizations (“Environmental Permits”) which are required under applicable Environmental Laws, and all Environmental Permits of the Company and the Company Subsidiaries are listed in Section 5.11 of the Company Disclosure Schedule. The Company and each Company Subsidiary are, and to the knowledge of the Company, at all times have been, in material compliance with the terms and conditions of all such Environmental Permits and with all such Environmental Laws; all real property and all buildings, equipment and assets of the Company and the Subsidiaries are in material compliance with all Environmental Laws and have been in material compliance with all Environmental Laws since the Company and the Subsidiaries have been in control of any such real property, buildings, equipment and assets.

        (b)     There has been no Release of any Hazardous Substance by the Company or any Subsidiary which requires investigation, notification of applicable Governmental Entity or remediation pursuant to any Environmental Law and no notification of a Release of Hazardous Substances has been filed by or on behalf of the Company or any Company Subsidiary. No site or facility now or previously owned, operated or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List, CERCLIS, or any other similar federal, state, or local lists of sites requiring investigation or cleanup.

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        (c)     There are no civil, criminal, or administrative actions, suits, claims, legal proceedings, investigations or any other proceedings, including citizen suits, pending, or to the knowledge of the Company, threatened, against the Company or any Company Subsidiary based on Environmental Laws, or otherwise arising from the Company’s or any Company Subsidiary’s activities involving Hazardous Substances, including proceedings under Environmental Laws based on the generation, transportation, treatment, storage, recycling or disposal of Hazardous Substances or the failure to have any required Environmental Permit.

        (d)     To the knowledge of the Company, there are no underground or aboveground storage tanks, or piping associated with such tanks located on any property owned, occupied or used by the Company or any Company Subsidiary. All underground storage tanks which have been removed from the real property have been removed pursuant to a permit validly issued by a Governmental Entity where such permit was required.

(e) True and complete copies of all Environmental Reports in possession of the Company, the Subsidiaries and the Selling Shareholders have been provided to Parent.

        (f)     Neither the Company nor any Company Subsidiary have received any written notice that it is a potentially responsible person or otherwise liable in connection with any waste disposal site or location allegedly containing any Hazardous Substance.

        (g)     Neither the Company nor any Company Subsidiaries has manufactured, imported, used, generated, refined, treated, handled, transported, stored or disposed of any Hazardous Substance other than in compliance with Environmental Laws.

        (h)     No Hazardous Substance has been buried on the real property and no Hazardous Substance has been otherwise disposed of on the real property other than in the ordinary course of business in accordance with and pursuant to an Environmental Permit.

        Section 5.12     General Liability. Except as set forth in Section 5.12 of the Company Disclosure Schedule, there has been no litigation, action, suit, claim or proceeding against the Company or any Company Subsidiary involving claims commenced, or to the knowledge of the Company, threatened or anticipated against the Company or the Company Subsidiaries relating to any products sold or services performed by the Company or the Company Subsidiaries (each a “Claim”) in the past ten (10) years. Based on the Company’s and the Company Subsidiaries’ past loss experience, the Company and the Company Subsidiaries have no reason to believe that their insurance coverage for claims (including insurance relating to the manufacture and design of its products) is inadequate. There are no other actions, suits, claims or proceedings, or to the knowledge of the Company, are any threatened or anticipated, against the Company or the Company Subsidiaries before any Governmental Entity involving the products sold or service performed in the past ten (10) years by the Company or any Company Subsidiary.

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        Section 5.13     Employee Benefit Plans.

        (a)     Section 5.13 of the Company Disclosure Schedule sets forth a list of each Company Benefit Plan (as hereinafter defined) that is maintained by the Company or an Affiliate (as hereinafter defined) on the date hereof.

        (b)     Except as set forth in Section 5.13 of the Company Disclosure Schedule, (i) each Company Benefit Plan (and any related trust, insurance contract or fund) complies in form and in operation in all material respects with all Applicable Laws, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code; and (ii) all contributions to, payments to be made from, or premiums owing with respect to, any Company Benefit Plan for all periods ending on or prior to the Closing Date have been paid or accrued in accordance with GAAP and are reflected in the Form 10-K or in the Company SEC Reports filed subsequent to the filing of the Form 10-K. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending, to the knowledge of the Company, or threatened with respect to any such Company Benefit Plan.

        (c)     Neither the Company nor any Affiliate has ever maintained a Multiemployer Plan (as hereinafter defined). Except as set forth in Section 5.13 of the Company Disclosure Schedule, the Company has complied with the health care coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (“COBRA”), and the Company has no obligation under any Company Benefit Plan or otherwise to provide life or health insurance benefits to current or future terminated or retired employees of the Company, except as specifically provided by COBRA.

        (d)     With respect to each Company Benefit Plan, complete and correct copies of the following documents (if applicable to such Company Benefit Plan) have previously been delivered or made available to MergerCo: (i) all documents embodying or governing such Company Benefit Plan, and any funding medium for such Company Benefit Plan, trust agreement or insurance contract, as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Company Benefit Plan under Code Section 401(a), and any applications for determination or approval subsequently filed with the IRS; (iii) if applicable, the three most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the current summary plan description for such Company Benefit Plan (or other descriptions of such Company Benefit Plan provided to employees) and all modifications thereto; and (v) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Benefit Plan.

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(e) For purposes of this Section:

        (i)     “Company Benefit Plan” means (A) all employee benefit plans within the meaning of ERISA Section 3(3) maintained by the Company or any Affiliate, including without limitation multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes, and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A), above, maintained by the Company or any Affiliate, including without limitation any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors maintained by the Company or any Affiliate. In the case of a Company Benefit Plan funded through a trust or any other insurance contract each reference to such Company Benefit Plan shall include a reference to such trust, organization or insurance contract;

        (ii)     An entity “maintains” a Company Benefit Plan if such entity contributes to or provides benefits under or through such Company Benefit Plan or has any obligation (by agreement or under applicable law) to contribute to, or provide benefits under, or through such Company Benefit Plan, or if such Company Benefit Plan provides benefits to, or otherwise covers, employees of such entity (or their spouses, dependents, or beneficiaries);

        (iii)     An entity is an “Affiliate” of the Company for purposes of this Section 5.12 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company for purposes of ERISA Section 302(d)(8)(C); and

        (iv)     “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements as defined in ERISA Section 3(37).

        Section 5.14     Labor Matters. Neither the Company nor any Company Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, except for any such proceeding which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or of any of the Company Subsidiaries.

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        Section 5.15     No Brokers. Neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of such entity or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

        Section 5.16     Insurance. The Company and the Company Subsidiaries are insured by financially sound and reputable insurers with respect to their properties and the conduct of their businesses in such amounts and against such risks as are sufficient for compliance with law and as are in accordance with normal industry practice.

        Section 5.17     Contracts and Commitments. Section 5.17 of the Company Disclosure Schedule lists each written and, to the knowledge of the Company, each oral contract, agreement, instrument, arrangement and understanding to which either the Company or any Company Subsidiary is a party, including all amendments and supplements thereto, which is not included in the Company SEC Reports, and which is material to the business operations, assets, properties, or condition (financial or otherwise) of the Company or any Company Subsidiary (collectively, the “Material Contracts” and each a “Material Contract”), including without limitation the following:

        (a)     All employment, consultation, retirement, termination, sign-on, buy-out or other contracts with any present or former officer, director, trustee, employee, agent, broker or independent contractor of the Company or any Company Subsidiary (including, but not limited to, loans or advances to any such Person (as defined below) or any Affiliate of such Person) providing for annual compensation of $75,000 or more or for compensation over the term of the contract, and any renewal thereof, of $150,000 or more (including, but not limited to, base salary, bonus and incentive payments and other payments or fees, whether or not any portion thereof is deferred);

        (b)     All contracts with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant (i) limiting the ability of the Company or any Company Subsidiary to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person or (ii) limiting the ability of any Person to compete with or obtain products or services from the Company or any Company Subsidiary, which, in the case of any such contract described in clauses (i) and (ii) is, individually or together with other such contracts, reasonably likely to have a Company Material Adverse Effect;

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        (c)     All contracts relating to the borrowing of money in excess of $100,000 by the Company or any Company Subsidiary or the direct or indirect guarantee by the Company or any Company Subsidiary of any obligation of any Person for borrowed money or other financial obligation of any Person in excess of $100,000, or any other Liability of the Company or any Company Subsidiary in respect of indebtedness for borrowed money or other financial obligation of any Person in excess of $100,000, including, but not limited to, any Contract relating to or containing provisions with respect to (i) the maintenance of compensating balances that are not terminable by the Company or any Company Subsidiary without penalty upon not more than ninety (90) days’ notice, (ii) any lines of credit or similar facilities, (iii) the payment for property, products or services of any other Person even if such property, products or services are not conveyed, delivered or rendered, or (iv) any obligation to satisfy any financial obligation or covenants, including, but not limited to, take-or-pay, keep-well, make-whole or maintenance of working capital, capital or earnings levels or financial ratios or to satisfy similar requirements;

        (d)     All contracts (other than contracts entered into in the ordinary course of business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by the Company or any Company Subsidiary of any Person which is reasonably likely to result in a Liability to the Company or any of the Company Subsidiaries of $100,000 or more;

        (e)     All leases or subleases of real property used in the conduct of the business of the Company or any Company Subsidiary and all other leases, subleases or rental or use contracts providing for annual rental payments to be paid by or on behalf of the Company or any Company Subsidiary, involving, in the case of each of the foregoing, annual payments in excess of $50,000;

        (f)     All contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of fast refusal) or future acquisition of any interest in any business enterprise, and all contracts relating to the future disposition of a material portion of the Assets of the Company or any Company Subsidiary, other than in each case Assets to be acquired or disposed of in the ordinary course of business;

        (g)     All other contracts (other than (i) employment contracts that are not otherwise required to be set forth in the Company Disclosure Schedule, (ii) contracts solely between the Company or any Company Subsidiary, on the one hand, and any Company Subsidiary, on the other hand, and (iii) other contracts which are expressly excluded under any other subsection of this Section 5.17) that involve or are reasonably likely to involve the payment pursuant to the terms of such contracts by or to the Company or any Company Subsidiary of $50,000 or more or the termination of which is reasonably likely to have a Company Material Adverse Effect;

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        (h)     All contracts or arrangements (including, but not limited to, those relating to allocations of expenses, personnel, services or facilities) between or among the Company and any Subsidiary or Affiliate of the Company, other than those contracts disclosed in the Company SEC Reports;

        (i)     All outstanding proxies (other than routine proxies in connection with annual meetings), powers of attorney or similar delegations of authority of the Company or any Company Subsidiary to an unrelated Person; and

(j) All contracts the terms of which provide that the Merger will give rise to a severance Liability for the Company, any Company Subsidiary or the Surviving Company.

        Each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of each of the Company and the Company Subsidiaries to the extent that it is a party thereto. Neither the Company nor any Company Subsidiary is in breach or default of any Material Contract except where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 5.18     Related Party Transactions. Except as set forth in Section 5.18 of the Company Disclosure Schedule, the Company SEC Reports set forth a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries (which are or will be in effect as of or after the date of this Agreement) involving payments in excess of $60,000 with any person who is an officer, director or affiliate of the Company or any of the Company Subsidiaries, any relative of any of the foregoing, or any entity of which any of the foregoing is an affiliate.

        Section 5.19     Absence of Undisclosed Liabilities. Except as set forth in Section 5.19 of the Company Disclosure Schedule, and except as and to the extent reflected in the Form 10-K or in a Company SEC Report filed subsequent to the filing of the Form 10-K, neither the Company nor any Company Subsidiary has, or is subject to, any liability or obligation of any nature required to be reflected in a balance sheet prepared in accordance with GAAP, whether accrued, absolute, contingent or otherwise, other than liabilities or obligations arising in the ordinary course since the date of the last such filing.

        Section 5.20     [Reserved]

        Section 5.21     Investment Company. None of the Company Subsidiaries maintains any separate accounts. Neither the Company nor any Company Subsidiary conducts activities of or is otherwise deemed under applicable law to control an “investment adviser” as such tern is defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), whether or not registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Neither the Company nor any Company Subsidiary is an “investment company” as defined under the Investment Company Act, and neither the Company nor any Company Subsidiary sponsors any Person that is such an investment company.

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        Section 5.22     No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company, including without limitation any financial information, whether historical or projected, delivered or made available to Parent or MergerCo or their respective agents and representatives.

        Section 5.23     Limitation on Parent’s and MergerCo’s Representations. The Company acknowledges that in entering into this Agreement it has not relied on any representations or warranties of Parent or MergerCo or on any materials given to or made available to the Company or any Company Subsidiary or any of their respective agents or representatives by Parent or MergerCo or any of their respective agents or representatives other than the representations and warranties of Parent and MergerCo, respectively, set forth in this Agreement.

        Section 5.24     Definition of the Company’s Knowledge. As used in this Agreement, the phrase “to the knowledge of the Company” or any similar phrase means the knowledge of those individuals identified in Section 5.24 of the Company Disclosure Schedule.

        Section 5.25     Complete Disclosure. No representation or warranty by the Company in this Agreement or the Company Disclosure Schedule contains, or will contain as of the Effective Time, any untrue statement of a material fact or omits, or will omit as of the Effective Time, a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.1     Conduct of Business by the Company. The Company covenants and agrees as to itself and the Company Subsidiaries that, at all times up to and including the Effective Time, unless Parent shall otherwise consent in writing, or as otherwise expressly permitted or contemplated by this Agreement or as set forth on the Company Disclosure Schedule:

        (a)     The Company shall, and shall cause each Company Subsidiary to, conduct its business only in the ordinary course and in substantially the same manner as heretofore conducted since June 30, 2001, and the Company and each Company Subsidiary shall use all reasonable efforts to preserve intact its present business organization and preserve its regular services to, and maintain its relationships with, customers, suppliers and all others having business dealings with it;

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        (b)     Except as contemplated by this Agreement, the Company shall not, and shall not permit any Company Subsidiary to, make or propose to make any change in its dividend practices or policies or in its pricing or investments, in any material respect; and the Company agrees that it will notify Parent and provide Parent with information in reasonable detail regarding any material transactions, whether involving a purchase or sale, that it or any Company Subsidiary is seriously considering;

(c) The Company shall not make any material change in accounting methods or practices, except as required by Applicable Law or GAAP;

        (d)     The Company shall not, and shall not permit any Company Subsidiary to, (i) amend its charter or by-laws (unless contemplated hereby), (ii) incur any individual Liability or series of related Liabilities in excess of $50,000 other than in the ordinary course of business consistent with past practice, (iii) incur any indebtedness for money borrowed in the aggregate for the Company and the Company Subsidiaries in excess of $100,000, (iv) agree to any merger, consolidation, acquisition, redomestication, sale of all or a substantial portion of its Assets, or other similar reorganization, arrangement or business combination, (v) enter into any partnership, joint venture or profit sharing contract, (vi) enter into any contract limiting the ability of the Company or of any Company Subsidiary to engage in any business, to compete with any Person, to do business with any Person or in any location or to employ any Person, (vii) enter into any contract relating to the direct or indirect guarantee of any obligation of any Person in respect of indebtedness for borrowed money or other financial obligation of any Person, (viii) enter into any contract that is reasonably likely to materially and adversely affect the consummation of the transactions contemplated hereby, or (ix) modify any contract with respect to the subject of any of the foregoing clauses;

        (e)     The Company shall not, nor shall it permit any Company Subsidiary to, issue or sell any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or to receive any payment based on the value of, the capital stock of or other equity interests in or any securities convertible into shares of any capital stock of or other equity interests in the Company or any Company Subsidiary;

        (f)     Except (x) as set forth in the Company Disclosure Schedule, (y) in the ordinary course of business consistent with past practice, or (z) as required by the terms of agreements or plans already in effect or Applicable Law, the Company shall not, and shall not permit any Company Subsidiary to (i) adopt or implement, or commit to adopt or implement, or materially amend, any collective bargaining, compensation, employment, consulting, pension, profit sharing, bonus, incentive, group insurance, termination, retirement or other employee benefit contract, plan or policy, (ii) enter into or materially amend any severance contract, (iii) increase in any manner the compensation of, or enter into any contract relating to the borrowing of money by, its directors, officers or other employees, except pursuant to the terms of agreements or plans as currently in effect, (iv) increase by more than 5% the aggregate number of its employees, (v) pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of any existing plan, agreement or arrangement to any director, officer or other employee, whether past or present, (vi) voluntarily recognize, or involuntarily become subject to, any labor organization or any other Person as a collective bargaining representative of one or more bargaining units comprising a material number of employees, or (vii) other than obligations that arise by operation of law or under the by-laws of a party as they exist on the date of this Agreement, or as contemplated by this Agreement, enter into, adopt or increase any indemnification or hold harmless arrangements with any directors, officers or other employees or agents of such party or any of its Subsidiaries or any other Person;

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        (g)     Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, make any capital expenditures or expenditures or commitments for expenditures for the purchase or lease of any products or services or group of products or services which in one or a series of related transactions exceed $50,000 or which in the aggregate for the Company and the Company Subsidiaries taken as a whole exceed $100,000, except for expenditures relating to this Agreement and the consummation of the transactions contemplated hereby, and expenditures required to be made pursuant to existing contracts to which the Company or any Company Subsidiary is a party;

        (h)     Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, waive any rights with a value in excess of $50,000 or any other rights which are material to any contract or make any payment, direct or indirect, of any Liability in excess of $50,000 before the same comes due in accordance with its terms, in each case;

        (i)     The Company shall not, and shall not permit any Company Subsidiary to, other than in the ordinary course of business, consistent with past practice, sell, lease, mortgage, encumber or otherwise grant any interest in or dispose of any of its Assets which, individually or in the aggregate, are material to the financial condition of the Company, any Company Subsidiary, or the Company and the Company Subsidiaries taken as a whole, and, in addition, in the case of Liens, for Permitted Liens (as defined below);

        (j)     Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, enter into any material contract or amend or waive any material provision of any material contract which would involve the payment by the Company or any Company Subsidiary of $50,000 or more;

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        (k)     Other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, settle or compromise any claim in any action, proceeding or investigation which could result in an expenditure for the Company and the Company Subsidiaries in excess of $25,000;

        (l)     The Company shall not, and shall not permit any Company Subsidiary to, purchase or otherwise acquire, except pursuant to a contract in effect on the date of this Agreement, (i) any controlling equity interest in any Person, (ii) any non-publicly traded securities in excess of $1,000,000 per transaction or $1,000,000 per issuer or credit, or (iii) any real property or mortgage investments except in the ordinary course of managing the existing portfolio of real property and mortgage investments, including foreclosing purchase money mortgages, extensions and refinancings;

        (m)     The Company shall, and shall cause each Company Subsidiary to, maintain uninterrupted its existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies if such coverage is available, except for insurance coverage the failure to so keep would not have a Company Material Adverse Effect;

        (n)     Neither the Company nor any Company Subsidiary shall (i) make or rescind any material express or deemed election relating to Taxes, (ii) make a request for a tax ruling or enter into a Tax Ruling (as defined below), settlement or compromise with respect to any material Tax matter, or (iii) with respect to any material Tax matter, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending June 30, 2001, except as may be required by Applicable Law;

        (o)     Neither the Company nor any Company Subsidiary shall declare, set aside or pay any dividends or distributions (whether in cash, stock or property) in respect of any capital stock of the Company or any Company Subsidiary or redeem, purchase or otherwise acquire any of the capital stock of the Company or any Company Subsidiary; and

(p) Neither the Company nor any Company Subsidiary shall agree, in writing or otherwise, to take any of the actions prohibited by the foregoing clauses (a) through (o).

        Section 6.2     Conduct of Business by Parent. Parent covenants and agrees as to itself and its subsidiaries that, at all times up to and including the Effective Time, unless the Company shall otherwise consent in writing, or as otherwise expressly permitted or contemplated by this Agreement or except as set forth in Exhibit 6.2 hereto:

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        (a)     Parent and MergerCo shall conduct their respective business in all material respects in the ordinary course consistent with past practice and shall use all reasonable efforts to substantially preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement; and

        (b)     Except to the extent necessary to comply with the requirements of applicable laws and regulations, Parent shall not, and shall not permit any of its subsidiaries to, (i) take, or agree or commit to take, any action that would make any representations and warranty of Parent hereunder inaccurate, in any material respect, at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate, in any material respect, at any such time; provided, however that Parent shall be permitted to take or omit to take any such action which (without any uncertainty) can be cured, and is in fact cured, at or prior to the Effective Time, or (iii) take or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VIII not being satisfied, or (iv) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Parent.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1     Shareholders Meeting.

(a) The Company, acting through the Company Board, shall, in accordance with applicable law:

        (i)     Duly call, give notice of, convene and hold a special meeting of the Shareholders (the “Special Meeting”) as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Transactions; and

        (ii)     Together with Parent and MergerCo prepare and file with the SEC a registration statement (the “Registration Statement”) relating to the Parent Common and Notes to be issued in connection with this Agreement and the Transactions, including the proxy statement/prospectus to be included as part thereof (the “Proxy Statement”), and use its reasonable efforts to (1) obtain and furnish the information required to be included by the SEC in the Registration Statement and, after consultation with Parent and MergerCo, assist Parent and MergerCo in responding promptly to any comments made by the SEC with respect to the Registration Statement and cause the Proxy Statement to be mailed to the Shareholders; (2) obtain the necessary approval of this Agreement and the Transactions by the Shareholders; and (3) include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of this Agreement and the Transaction.

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        (b)     The Company shall furnish all information about itself, its business and operations and its owners and all financial information to Parent and MergerCo as may be reasonably necessary in connection with the preparation of the Registration Statement. Parent and MergerCo shall give the Company and its counsel the opportunity to review, prior to their being filed with, or sent to the SEC, (i) the Registration Statement and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments. Each of the Company, on the one hand, and Parent and MergerCo, on the other hand, agrees to correct promptly any information provided by it for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all necessary steps to cause the Proxy Statement as so corrected to be disseminated to the Shareholders to the extent required by applicable Securities Laws. Parent and MergerCo shall notify the Company of the receipt of any comments of the SEC with respect to the Registration Statement.

        (c)     None of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the Registration Statement, or (ii) the Other Filings (as hereinafter defined) will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to shareholders and at the time of any meeting of shareholders to be held in connection with the Merger, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, insofar as it relates to the Company or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company makes no representation, warranty or covenant with respect to information concerning MergerCo or Parent or their affiliates included in the Registration Statement or information supplied by MergerCo or Parent or their affiliates for inclusion in the Registration Statement.

        (d)     None of the information supplied by MergerCo or Parent or their affiliates specifically for inclusion or incorporation by reference in (i) the Registration Statement, or (ii) the Other Filings, will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, as of the date it or any amendment or supplement thereto is mailed to shareholders and at the time of any meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, insofar as it relates to MergerCo or Parent or their affiliates or other information supplied by MergerCo or Parent or their affiliates for inclusion therein, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. MergerCo and Parent make no representations, warranties or covenants with respect to information concerning the Company included in the Registration Statement or information supplied by the Company for inclusion in the Registration Statement.

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        Section 7.2     Other Filings. As promptly as practicable, each of the Company and MergerCo shall prepare and file any other filings required under the Securities Act, the Exchange Act or any other federal or state law relating to the Merger and the Transactions (collectively, the “Other Filings”). Each of the Company and MergerCo shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company and MergerCo shall supply the other with copies of all correspondence between it and each of its Subsidiaries and representatives, on the one hand, and the SEC or the members of its staff or any other appropriate governmental official, on the other hand, with respect to any of the Other Filings. Each of the Company and MergerCo shall use its reasonable best efforts to obtain and furnish the information required to be included in any of the Other Filings.

        Section 7.3     Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its commercially reasonable best efforts (a) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions or authorizations by or from any public or private third party, including without limitation any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which MergerCo, the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, (b) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, (c) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, (d) to effect all necessary registrations and Other Filings, and (e) to execute and deliver any additional instruments necessary to consummate the Transactions and to carry out fully the purposes of this Agreement. The Company will use its commercially reasonable best efforts to ensure that the conditions set forth in Sections 8.1 and 8.3 hereof are satisfied, insofar as such matters are within the control of the Company, and MergerCo and Parent will use their commercially reasonable best efforts to ensure that the conditions set forth in Sections 8.1 and 8.2 hereof are satisfied, insofar as such matters are within the control of MergerCo and Parent.

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        Section 7.4     Fees and Expenses. Except as set forth in Section 9.2 hereof, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses.

        Section 7.5     No Solicitations.

        (a)     The Company represents and warrants that it has terminated any discussions or negotiations relating to, or that could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined). Except as explicitly permitted hereunder, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it, directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or (iii) enter into any agreements, definitive or otherwise, regarding an Acquisition Proposal; provided, however, that, at any time prior to the approval of this Agreement by the shareholders of the Company, if the Company receives an Acquisition Proposal that was unsolicited or that did not otherwise result from a breach of this Section 7.5(a), the Company may furnish non-public information with respect to the Company and the Company Subsidiaries to the person who made such Acquisition Proposal and may participate in discussions and negotiations regarding such Acquisition Proposal if the Company Board determines (A) based on the advice of legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, and (B) that such Acquisition Proposal is reasonably likely to lead to a Superior Acquisition Proposal (as defined below).

        (b)     At any time prior to the approval of this Agreement by the shareholders of the Company, the Company Board shall not (i) withdraw or modify in a manner adverse to MergerCo its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal to its shareholders or (iii) cause the Company to enter into any agreement with respect to an Acquisition Proposal, unless in any such case the Company Board shall have determined in good faith, based on the advice of legal counsel, that failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law and, in the case of clause (iii) above, the Company shall have complied with the provisions of Section 9.1(c)(i) hereof.

        (c)     As used in this Agreement, the term “Acquisition Proposal” shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or the Company Subsidiaries representing 25% or more of the consolidated assets of the Company and the Company Subsidiaries, (iii) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 25% or more of the votes associated with the outstanding securities of the Company, (iv) tender or exchange offer in which (A) any person shall acquire beneficial ownership (as such term is defined in Rule l3d-3 under the Exchange Act) or the right to acquire beneficial ownership of or (B) any “group” (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 25% or more of the outstanding shares of PKLB Common, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the Merger and the Transactions. The term “Superior Acquisition Proposal” shall mean an Acquisition Proposal that the Company Board determines based on the advice of its financial advisors is more favorable to the Shareholders of the Company than the Transactions (taking into account all the terms and conditions of such Acquisition Proposal and the Transactions, including without limitation the price, any conditions to consummation, and the likelihood of such Superior Acquisition Proposal and the Transactions being consummated).

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        (d)     The Company shall advise MergerCo promptly (but in any event within 48 hours) in writing of (i) the receipt of any inquiry, indication of interest or proposal relating to an Acquisition Proposal, (ii) the status of any material developments in the negotiations with respect thereto and (iii) the taking of any action referred to in Section 7.5(a) or (b).

        (e)     Nothing in this Section 7.5 shall (i) permit the Company to terminate this Agreement other than pursuant to Article IX hereof or (ii) affect any other obligation of the Company under this Agreement.

        Section 7.6     Access to Information; Confidentiality. From the date hereof until the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and each of the Company’s and Company Subsidiaries’ officers, employees and agents to, afford to Parent and MergerCo and to the officers, employees and agents of Parent and MergerCo, respectively, complete access at all reasonable times and upon reasonable advance notice (which notice shall not be required to be in writing) to such officers, employees, agents, properties, books, records and contracts, and shall furnish Parent and MergerCo such financial, operating and other data and information as Parent and MergerCo may reasonably request. Parent and MergerCo shall hold in confidence all such information on the terms and subject to the conditions contained in that certain agreement between the Company and Parent dated November 27, 2001 (the “Confidentiality Agreement”). MergerCo hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement with the same force and effect as if it had executed the Confidentiality Agreement as Parent, and the Company is an intended third party beneficiary of the obligations of MergerCo arising thereunder. At the Effective Time, the Confidentiality Agreement shall terminate.

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        Section 7.7     Public Announcements. The Company and MergerCo shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law if it has (i) used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner and (ii) faxed a copy of such press release or public statement to such other party at a reasonable time prior to issuing such release or making such statement. In this regard, the parties agree that the initial press release to be issued with respect to the Merger will be in a form agreed to by the parties hereto prior to the execution of this Agreement.

        Section 7.8     Notification of Certain Matters. Each party shall give prompt written notice to the other of the receipt of any notice or other communication from any Governmental Entity in connection with the Transactions.

        Section 7.9     Additional Director of Parent. Parent shall take, or cause to be taken, all actions necessary to cause Leslie B. Daniels to be appointed to the Board of Directors of Parent immediately prior to the Effective Time.

        Section 7.10     Company Indemnification Provisions.

        (a)     Parent agrees that all rights to indemnification (and rights to advancement of expenses) existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of the Company Subsidiaries (collectively, the “Indemnified Parties”) as provided in the Articles of Incorporation or Bylaws or the certificate or articles of incorporation, bylaws or similar organizational documents of any of the Company Subsidiaries as in effect as of the date hereof or pursuant to the terms of any indemnification agreements entered into between the Company and any of the Indemnified Parties as of the date hereof with respect to matters occurring on or prior to the Effective Time including, without limitation, the Transactions, shall survive the Merger and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties’ right of indemnification), to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified Parties against the Surviving Corporation and Parent.

        (b)     To the extent that Section 7.10(a) shall not serve to indemnify and hold harmless an Indemnified Party, for a period of three (3) years after the Effective Time, Parent and the Surviving Corporation shall, subject to the terms set forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provide the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person in not entitled to indemnification), each Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising our or of pertaining to the Transactions. In the event any claim or claims are asserted or made within such three (3) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

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ARTICLE VIII

CONDITIONS TO THE MERGER

        Section 8.1     Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

        (a)     Shareholder Approval. This Agreement and the Transactions, including the Merger, shall have been approved and adopted by the affirmative vote of the Shareholders of the Company to the extent required by the MGCL and the Company’s Articles of Incorporation.

        (b)     Regulatory Approvals. Any consent, authorization, order or approval of (or filing or registration with) any Governmental Entity required to be made or obtained by the Company or any of the Company Subsidiaries or MergerCo, as the case may be, or their respective affiliates, in connection with the execution, delivery and performance of the Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a MergerCo Material Adverse Effect, as the case may be, or would not, individually or in the aggregate, materially impair or significantly delay the ability of the Company and MergerCo to consummate the Merger.

(c) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

        (d)     Other Consents. All consents and approvals by third parties (other than Governmental Entities) (i) that are identified as conditions to closing in Section 8.1(d) of the Company Disclosure Schedule, (ii) that are required in order to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any instrument, contract, lease, license or other agreement, or (iii) that are required by MergerCo will have been obtained on terms and conditions reasonably satisfactory to MergerCo.

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        (e)     No Injunctions, Orders or Restraints, Illegality. No actions, suits, proceedings, investigations or claims shall be, to the knowledge of the Company, pending or threatened, at law or in equity, or before or by any court, commission, governmental department, board, bureau, agency, administrative officer or executive, or instrumentality with respect to the transactions contemplated by this Agreement, whether federal, state, local or foreign, or before any arbitrator and no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Entity (an “Injunction”), nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity, shall be in effect which would (i) make the consummation of the Merger illegal, or (ii) otherwise prevent or prohibit the consummation of any of the Transactions, including the Merger, provided, however, that prior to invoking this condition, each party shall use its reasonable best efforts to have any such Injunction vacated.

(f) Approval of Parent Board of Directors. This Agreement and the Transactions, including the Merger, shall have been approved by the Board of Directors of Parent.

        Section 8.2     Conditions to Obligations of MergerCo and Parent. The obligations of MergerCo and Parent to effect the Merger are further subject to the following conditions:

        (a)     Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), and those representations and warranties of the Company set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

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        (b)     Performance and Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement, including without limitation the covenants contained in Articles 6 and 7 hereof, in all material respects.

        (c)     Material Adverse Change. There shall not have occurred any change or changes concerning the Company and the Company Subsidiaries taken as a whole which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Registration Rights Agreement. The holders of the Class A Preferred shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit 8.2.

        (e)    Company Secretary’s Certificate. The Secretary of the Company shall have executed and delivered a closing certificate to Parent and MergerCo in form and substance reasonably acceptable to Parent and MergerCo.

        (f)     Consent of Holders of Options. Each holder of options issued pursuant to the PharmaKinetics Laboratories, Inc. 1996 Non-Employee Directors Stock Option Plan (the “Plan”) consent in writing to the termination of the Plan and to the cancellation of all options issued thereunder.

        Section 8.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

        (a)     Representations and Warranties. Those representations and warranties of MergerCo and Parent set forth in this Agreement which are qualified by materiality or a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, or words of similar effect shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations shall be true and correct as of such date), and those representations and warranties of MergerCo and Parent set forth in this Agreement which are not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except as contemplated by this Agreement and except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date).

        (b)     Performance of Obligations of MergerCo and Parent. MergerCo and Parent shall have performed all obligations required to be performed by them under this Agreement, including without limitation the covenants contained in Articles 6 and 7 hereof, in all material respects.

        (c)     Material Adverse Change. There shall not have occurred any change or changes concerning MergerCo and Parent taken as a whole which would, individually or in the aggregate, reasonably be expected to have a MergerCo Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

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(d) Registration Rights Agreement. Parent shall have executed and delivered the Registration Rights Agreement substantially in the form attached hereto as Exhibit 8.2.

(e) Parent Secretary’s Certificate. The Secretary of Parent shall have executed and delivered a closing certificate to the Company in form and substance reasonably acceptable to the Company.

(f) MergerCo. The Secretary of MergerCo shall have executed and delivered a closing certificate to the Company in form and substance reasonably acceptable to the Company.

        Section 8.4     Frustration of Closing Conditions. Neither the Company, on one hand, nor Parent and MergerCo, on the other, may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        Section 9.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after shareholder approval thereof:

(a) by the mutual written consent of MergerCo and the Company;

(b) by either of the Company or MergerCo:

(i) if the Shareholders of the Company shall have voted on this Agreement and the Merger and the votes shall not have been sufficient to satisfy the condition set forth in Section 8.1(a); or

        (ii)     if any Governmental Entity shall have issued an Injunction or taken any other action (which Injunction or other action the parties shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger, and such Injunction shall have become final and non-appealable; or

(iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before December 31, 2002; or

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(c) by the Company:

        (i)     in connection with entering into a definitive agreement to effect a Superior Acquisition Proposal in accordance with Section 7.5 hereof; provided, however, that prior to terminating this Agreement pursuant to this Section 9.1(c)(i), (A) the Company shall have paid the Break-Up Fee and MergerCo Expenses (as those terms are hereinafter defined) as set forth in Section 9.2(b), and (B) the Company shall have provided MergerCo with five days’ prior written notice of the Company’s decision so to terminate. Such notice shall indicate in reasonable detail the terms and conditions of such Superior Acquisition Proposal, including without limitation the amount and form of the proposed consideration and whether such Superior Acquisition Proposal is subject to any material conditions; or

        (ii)     if MergerCo or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement (except where such representations, warranties, covenants or other agreements are qualified by materiality or MergerCo Material Adverse Effect or Parent Material Adverse Effect, in which case MergerCo’s or Parent’s breach, as the case may be, shall not be qualified as to materiality), which breach cannot be or has not been cured within 15 days after the giving of written notice to MergerCo or Parent; or

(d) by MergerCo:

        (i)     if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (except where such representations, warranties, covenants or other agreements are qualified by materiality or Company Material Adverse Effect, in which case the Company’s breach shall not be qualified as to materiality), which breach cannot be or has not been cured within 15 days after the giving of written notice to the Company; or

        (ii)     if (A) the Company enters into a definitive agreement to effect a Superior Acquisition Proposal, or (B) the Company Board withdraws or modifies in a manner adverse to MergerCo its approval or recommendation of this Agreement or the Merger to the Shareholders of the Company; or

        (iii)     if holders of PKLB Common that own or beneficially own ten percent (10%) or more of the PKLB Common have filed written objections to the Transactions with the Company pursuant to Section 3-203 of the MGCL at or before the Special Meeting in order to exercise appraisal rights pursuant to Section 3-202 of the MGCL, and such objections have not been effectively withdraw.

        Section 9.2     Effect of Termination.

        (a)     Subject to the provisions of this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its affiliates, trustees, directors, officers or shareholders and all rights and obligations of any party shall cease except for the agreements contained in Section 7.4 and Article IX.

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        (b)     If the Company terminates this Agreement pursuant to Section 9.1(c)(i) or if MergerCo terminates this Agreement pursuant to Section 9.1(d)(ii), then the Company shall pay to MergerCo an amount in cash equal to the Break-Up Fee and MergerCo Expenses (as defined below), payable fifty percent (50%) on the date on which this Agreement is so terminated and fifty percent (50%) within ninety (90) days from the date thereof. For purposes of this Agreement, the “Break-Up Fee” shall be an amount equal to $200,000.

        (c)     If MergerCo terminates this Agreement pursuant to Section 9.1(d)(i), and the breach by the Company was willful, then the Company shall pay to MergerCo an amount in cash equal to $200,000 (the “MergerCo Liquidated Damages”), plus MergerCo Expenses (as defined below).

        (d)     If MergerCo terminates this Agreement pursuant to Section 9.1(d)(i), but the breach by the Company was not willful, then the Company shall pay to MergerCo an amount in cash equal to the MergerCo Expenses. For purposes of this Agreement, “MergerCo Expenses” shall mean an amount equal to Parent’s and MergerCo’s out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions, including without limitation reasonable fees and disbursements of its outside legal counsel, accountants and other consultants retained by or on behalf of Parent and MergerCo together with the other out-of-pocket costs incurred by Parent or MergerCo in connection with analyzing and structuring the Transactions, negotiating the terms and conditions of this Agreement and any other agreements or other documents relating to the Transactions, arranging financing (including without limitation commitment fees), and conducting due diligence and other activities related to this Agreement and the Transactions.

        (e)     If the Company terminates this Agreement pursuant to Section 9.1(c)(ii), and the breach by MergerCo or Parent was willful, then Parent shall pay to the Company an amount in cash equal to $200,000 (the “Company Liquidated Damages”), plus Company Expenses (as defined below).

        (f)     If the Company terminates this Agreement pursuant to Section 9.1(c)(ii), but the breach by MergerCo or Parent was not willful, then Parent shall pay to the Company an amount in cash equal to the Company Expenses. For purposes of this Agreement, the “Company Expenses” shall mean an amount equal to the Company’s out-of-pocket costs and expenses incurred in connection with this Agreement and the Transactions, including without limitation fees and disbursements of its outside legal counsel, accountants and other consultants retained by or on behalf of the Company together with the other out-of-pocket costs incurred by the Company in connection with analyzing and structuring the Transactions, negotiating the terms and conditions of this Agreement and any other agreements or other documents relating to the Transactions, arranging financing (including without limitation commitment fees), and conducting due diligence and other activities related to this Agreement and the Transactions.

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        (g)     Except as provided in Section 9.1(c)(i) hereof, any payment required by this Section 9.2 shall be due and payable within five business days after the date of termination by wire transfer of immediately available funds to an account designated by the payee. In the event that either the Company fails to pay the Break-Up Fee (if payable), the MergerCo Liquidated Damages (if payable), or the MergerCo Expenses (if payable) when due or Parent fails to pay the Company Liquidated Damages (if payable) or the Company Expenses (if payable) when due, the terms “Break-Up Fee” or “MergerCo Liquidated Damages” or “Company Liquidated Damages” or “MergerCo Expenses” or “Company Expenses,” as applicable, shall be deemed to include (i) interest on such unpaid amount commencing on the date such amount becomes due, at a rate per annum equal to the rate of interest publicly announced by Bank One, N.A. from time to time, in Chicago, Illinois, as such bank’s Prime Rate, and (ii) any and all costs and expenses (including without limitation, attorneys’ fees and disbursements) incurred by MergerCo or the Company, as applicable, in enforcing its rights under this Section 9.2(i). The payments made by the Company to MergerCo, or by Parent to the Company, as set forth in Section 9.2 shall represent the sole and exclusive remedy at law or in equity to which MergerCo or the Company, as applicable, and their respective officers, directors, representatives and affiliates shall be entitled in the event this Agreement is terminated. Such payments shall be made without duplication, and, accordingly, neither MergerCo nor the Company shall be entitled to payments under Section 9.2 in more than one instance.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a) if to Parent or MergerCo:

Bioanalytical Systems, Inc.
2701 Kent Avenue
Purdue Research Park
West Lafayette, Indiana 47906
Attention: Peter T. Kissinger, Ph.D.
Facsimile: (765) 497-1102

with a copy to:

Ice Miller
One American Square Box 82001
Indianapolis, Indiana 46282-0002
Attention: Stephen J. Hackman, Esq.
Facsimile: (317) 236-2219

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(b) if to the Company:

PharmaKinetics Laboratories, Inc.
302 West Fayette Street
Baltimore, Maryland 21201
Attention: James M. Wilkinson, III, Ph.D.
Facsimile: (410) 385-1957

with a copy to:

Strasburger & Price, LLP
901 Main Street
Dallas, Texas 75202.3794
Attention: David K. Meyercord, Esq.
Facsimile: (410) 244-7742

        Section 10.2     Interpretation. When a reference is made in this Agreement to a subsidiary or subsidiaries of MergerCo or the Company, the word “subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by MergerCo or the Company, as the case may be. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 10.3     Non-Survival of Representations and Warranties. None of the representations, and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either MergerCo, Parent, or the Company or any of their respective officers, directors or shareholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party, express or implied.

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        Section 10.4     No Personal Liability. None of the directors, officers, representatives, agents or legal counsel of any party shall have any liability in damages, rescission or otherwise to any other party under or on account of this Agreement or any of the Transactions.

        Section 10.5     Miscellaneous. This Agreement (a) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule, and the Exhibits hereto, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) subject to Section 10.5, shall be binding upon and inure to the benefits of the parties and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder, and (c) may be executed in two or more counterparts which together shall constitute a single agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Agreed Court (as hereinafter defined), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties.

        Section 10.6     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties.

        Section 10.7     Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

        Section 10.8     Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the laws of the State of Indiana without regard to its rules of conflict of laws. Each of the parties hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Indiana and of the United States located in the State of Indiana (the “Agreed Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Agreed Courts and agrees not to plead or claim in any Agreed Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, that service of process may be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the preceding sentence shall have the same legal force and effect as if served upon such party personally within the State of Indiana.

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        Section 10.9     No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Board of Directors of the Company has approved, for purposes of Section 3-105 of the MGCL and any applicable provision of the Articles of Incorporation, the terms of this Agreement, and (b) this Agreement is executed by the parties.

        Section 10.10     Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, or committees thereof, as the case may be, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant; and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

        Section 10.11     Amendment. This Agreement may be amended by the parties by an instrument in writing signed on behalf of each of the parties at any time before the Effective Time; provided, however, that after this Agreement is approved by the Company’s Shareholders, no such amendment or modification shall reduce the amount or change the form of consideration to be delivered to the Shareholders of the Company.

        Section 10.12     Additional Definitions. When used in this Agreement, the following words or phrases have the following meanings:

        (a)     “Assets” shall mean, as to a Person, all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, and choses in action thereunto belonging, including, but not limited to, Environmental Permits (as defined below), Investment Assets, Intellectual Property (as defined below), Licenses, privileges and all other assets whatsoever, tangible or intangible, of such Person.

(b) “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act.

        (c)     “Computer Software” shall mean any and all computer software consisting of sets of statements or instructions to be used, directly or indirectly, in a computer, including, but not limited to, the following: (i) all source code, object code and natural language code therefor and all component modules thereof, (ii) all versions thereof, (iii) all screen displays and designs thereof and (iv) all user, technical, training and other documentation relating to any of the foregoing.

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        (d)     “Environmental Claim” shall mean any investigation, notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising: (i) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law (as defined below); (ii) in connection with any Hazardous Substances (as defined below) or actual or alleged activity associated with any Hazardous Substances; (iii) from any abatement, removal, remedial, corrective or other response action in connection with any Hazardous Substances, Environmental Law or other order or directive of any federal, state or local Governmental Entity; or (iv) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment. Environmental Claim shall not include claims for coverage by an insured.

        (e)     “Environmental Law” shall mean any applicable local, state or federal statute, rule, regulation, order, code, directive or ordinance and any binding judicial or administrative interpretation thereof or requirements thereunder pertaining to: (i) the regulation and protection of human health and safety and the outdoor environment; (ii) the protection or use of surface water and ground water; (iii) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Substances; or (iv) pollution (including any release into air, land, surface water and ground water); and includes without limitation the following federal statutes (and their implementing regulations and the analogous state statutes and regulations): CERCLA, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984; and the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977.

        (f)     “Environmental Matters” shall mean with respect to the Company or the Company Subsidiaries any matter arising out of, relating to, or resulting from, and one or more of pollution, contamination, protection of the natural environment, and emissions, discharges or releases of Hazardous Substances into the air, surface water, groundwater, soil, land surface or subsurface, or otherwise arising out of, relating to, or resulting from the processing, distribution, use, treatment, storage, disposal, transport, handling or release of Hazardous Substances.

        (g)     “Environmental Reports” means the environmental reports, assessments, studies, and investigations (including, without limitation, the results of any soil or groundwater sampling relating thereto) in the possession of the Company or the Subsidiaries, in each case relating to Environmental Matters with respect to the Company or the Subsidiaries (including without limitation, any Hazardous Substances at, on, about, under or within any real property of the Company or the Subsidiaries.)

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        (h)     “Hazardous Substance” shall mean chemicals, products, compounds, byproducts, pollutants, contaminants, hazardous wastes or toxic or hazardous substances regulated under any Environmental Law, including, but not limited to, asbestos or asbestos-containing materials, pesticides and oils, petroleum and petroleum products, as well as any constituents, compounds or chemicals, any form of natural gas, lease, building construction materials and debris, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation that are regulated by, or may form the basis of liability under, any Environmental Law and includes the meaning of all such terms in any Environmental Law.

        (i)     “Intellectual Property” shall mean: trademarks, service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, good will associated with the foregoing and registrations of the foregoing and any extension, modification or renewal of any such registrations or applications; inventions, discoveries and ideas, whether patentable or not in any jurisdiction; patents, applications for patents (including but not limited to divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; provided, that Intellectual Property shall include Computer Software.

        (j)     “Liability” shall mean a liability, obligation, claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown), including, but not limited to, any liability, obligation, claim or cause of action arising pursuant to or pursuant to any Environmental Claim.

        (k)     “License” shall mean a license, certificate of authority, franchise, permit or other authorization to transact an activity or business, whether granted by a Governmental Entity or by any other Person.

        (l)     “Permitted Liens” shall mean (i) those Liens set forth in the Company Disclosure Schedule, or otherwise approved in writing by Parent, (ii) any Lien that is set forth in the public records or in title reports or title insurance binders that have been made available to Parent relating to any interest in the real property set forth in the Company Disclosure Schedule, (iii) Liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith, (iv) Liens arising from securities lending activities undertaken in the ordinary course of business of a Person, (v) mortgages or security interests shown in any of the Company SEC Reports as securing specified liabilities or obligations, (vi) mortgages or security interests incurred in connection with the purchase of property or assets in the ordinary course of business after the date of any of the Company SEC Reports (such mortgages and security interests being limited to the property or assets so acquired), (vii) minor imperfections of title, if any, none of which is substantial in amount or materially detracts from the value or impairs the use of the property subject thereto, (viii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of the property subject thereto, (ix) other Liens (including, but not limited to, mechanic’s, courier’s, worker’s, repairer’s, materialman’s, warehouseman’s and other similar Liens) arising or incurred in the ordinary course of business as would not, individually or in the aggregate, materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, and (x) Liens arising or resulting from any action taken by Parent or any of its Subsidiaries (but not including the execution, delivery or performance of this Agreement or the Merger).

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        (m)     “Person” shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, trust, joint venture, labor union, estate, unincorporated organization or other entity.

(n) “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of a Hazardous Substance.

(o) “SEC” shall mean the United States Securities and Exchange Commission or any successor entity.

(p) “Tax Ruling” shall mean a written ruling of a taxing authority relating to Taxes.

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        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BIOANALYTICAL SYSTEMS, INC.

By:    /s/  Peter T. Kissinger, Ph.D.
          Peter T. Kissinger, Ph.D.
          Chief Executive Officer

PI ACQUISITION CORP.

By:    /s/  Peter T. Kissinger, Ph.D.
          Peter T. Kissinger, Ph.D.
          Director

PHARMAKINETICS LABORATORIES, INC.

By:    /s/  James M. Wilkinson, II, Ph.D.
          James M. Wilkinson, II, Ph.D.
          President and Chief Executive Officer

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ANNEX B

Subtitle 2.  Rights of Objecting Stockholders

        3-201    DEFINITION.—(a)    In this subtitle, except as provided in subsection (b) of this section, “successor” includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.
        (b)     When used with reference to a share exchange, “successor” means the corporation the stock of which was acquired in the share exchange. (Last amended by Ch. 657, L. ‘85, eff. 7-1-85.)

        3-202    RIGHT TO FAIR VALUE OF STOCK—(a)     Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:
        (1)     The corporation consolidates or merges with another corporation;
        (2)     The stockholder’s stock is to be acquired in a share exchange;
        (3)     The corporation transfers its assets in a manner requiring action under §3-105(e) of this title;
        (4)     The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation; or
        (5)     The transaction is governed by §3-602 of this title or exempted by §3-603(b) of this title.
        (b)(1)     Fair value is determined as of the close of business:
        (i)     With respect to a merger under §3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the day notice is given or waived under §3-106; or
        (ii)     With respect to any other transaction, on the day the stockholders voted on the transaction objected to.
        (2)     Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.
        (3)     In any transaction governed by §3-602 of this title or exempted by §3-603(b) of this title, fair value shall be value determined in accordance with the requirements of §3-603(b) of this title.
        (c)     Unless the transaction is governed by §3-602 of this title or is exempted by §3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:
        (1)     The stock is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.,or is designated for trading on the NASDAQ small cap market:
        (i)     With respect to a merger under §3-106 of this title of a 90 percent or more owned subsidiary with or into its parent corporation, on the date notice is given or waived under §3-106; or
        (ii)     With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

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        (2)     The stock is that of the successor in a merger, unless:
        (i)     The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or
        (ii)     The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;
        (3)     The stock is not entitled to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;
        (4)     The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or
        (5)     The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value. (Last amended by Ch. 642, L. ‘00, eff. 6-1-00.).

        3.203    PROCEDURE BY STOCKHOLDER—(a) A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:
        (1)     Shall file with the corporation a written objection to the proposed transaction:
        (i)     With respect to a merger under §3-106 of this title of a 90 percent or more owned subsidiary or into its parent corporation, within 30 days after notice is given or waived under §3-106; or
        (ii)     With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under §2-505(b) of this article, within 10 days after the corporation gives the notice required by §2-505(b) of this article;
        (2)     May not vote in favor of the transaction; and
        (3)     Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.
        (b)     A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment. (Last amended by Ch. 642, L. ‘00, eff. 6-1-00.)

        3-204    EFFECT OF DEMAND ON DIVIDEND AND OTHER RIGHTS.—A stockholder who demands payment for his stock under this subtitle:
        (1)     Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under §3-202 of this subtitle; and
        (2)     Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value. (Last amended by Ch. 567, L. ‘76, eff. 7-1-76.)

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        3-205    WITHDRAWAL OF DEMAND.—A demand for payment may be withdrawn only with the consent of the successor.
         Revisor’s Note: This section presently appears as the second sentence of Art. 23, §73(i). The only changes are in style.

        3-206    RESTORATION OF DIVIDEND AND OTHER RIGHTS.—(a) The rights of a stockholder who demands payment are restored in full, if:
        (1)     The demand for payment is withdrawn;
        (2)     A petition for an appraisal is not filed within the time required by this subtitle;
        (3)     A court determines that the stockholder is not entitled to relief; or
        (4)     The transaction objected to is abandoned or rescinded.
        (b)     The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.
         Revisor’s Note: This section presently appears as the last sentence of Art. 28, §73(i). Sec. 3-204 provides that a demand may be withdrawn only with the consent of the successor. Therefore, similar language in subsection (a)(1) is deleted. The only other changes are in style. The provisions relating to the filing of a petition for an appraisal are contained in §3-207.

        3-207    PROCEDURE BY SUCCESSOR.—(a)(1)    The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.
        (2)     The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:
        (i)     A balance sheet as of a date not more than six months before the date of the offer;
        (ii)     A profit and loss statement for the 12 months ending on the date of the balance sheet; and
        (iii)     Any other information the successor considers pertinent.
        (b)     The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by registered mail at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock. (Last amended by Ch. 10, L. ‘85, eff. 7-1-85.)
         Revisor’s Note: This section presently appears as Art. 23, §73(c). References to “post-office” addresses have been deleted as unnecessary in light of the definition of “address” in §1-101 of this article. The only other changes are in style. See Art. 1, §20 for a provision permitting the use of certified mail as a substitute for registered mail.

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        3-208    PETITION FOR APPRAISAL; CONSOLIDATION OF PROCEEDINGS; JOINDER OF OBJECTORS.—(a) Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.
        (b)(1)     If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.
        (2)     Two or more objecting stockholders may join or be joined in an appraisal proceedings.
         Revisor’s Note: This section presently appears as Art. 23, §73(d). The only changes are in style. Although CJ §6-201 provides a general venue provision, the narrower venue is required here to facilitate the mandatory consolidation of suits required by subsection (b) of this section. In this regard, it should be noted that this section supersedes M.R. 503.

        3-209    CERTIFICATE MAY BE NOTED.—(a) At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.
        (b)     If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.
         Revisor’s Note: This section presently appears as Art. 23, §73(e). The only changes are in style.

        3-210    APPRAISAL OF FAIR VALUE.—(a) If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.
        (b)     Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.
        (c)     The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.
        (d)(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.
        (2)     Within 15 days after the report is filed, any party may object to it and request a hearing.
        Revisor’s Note: This section is new language derived without substantive change from the first paragraph of Art. 23, §73(f). The time as of which the fair value is determined appears in §3-201 of this article.

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        3-211    CONSIDERATION BY COURT OF APPRAISERS’ REPORT.—(a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:
        (1)     Confirms, modifies, or rejects it; and
        (2)     If appropriate, sets the time for payment to the stockholder.
        (b)(1)     If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.
        (2)     If the appraisers’ report is rejected, the court may:
        (i)     Determine the fair value of the stock and enter judgment for the stockholder; or
        (ii)     Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.
        (c)(1)     Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as to which fair value is to be determined under §3-202 of this subtitle, and
        (2)     The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under §3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
        (i)     The price which the successor offered for the stock;
        (ii)     The financial statements and other information furnished to the stockholder; and
        (iii)     Any other circumstances it considered relevant.
        (d)(1)     The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under §3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
        (i)     The price which the successor offered for the stock;
        (ii)     The financial statements and other information furnished to the stockholder; and
        (iii)     Any other circumstances it considers relevant.
        (2)     Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:
        (i)     The successor did not make an offer for the stock under §3-207 of this subtitle; or
        (ii)     The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.
        (e)     The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment. (Last amended by Ch. 567, L. ‘76, eff. 7-1-76.)

        3-212    SURRENDER OF STOCK.—The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:
        (1)     The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or
        (2)     Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.
         Revisor’s Note: This section presently appears as Art. 23, §73(j). The only changes are in style.

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        3-213    RIGHT OF SUCCESSOR WITH RESPECT TO STOCK.—(a) A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under §3-202 of this subtitle.
        (b)     After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.
        (c)     Unless the articles provide otherwise stock in the successor of a consolidation merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock. (Last amended by Ch. 567, L. ‘76, eff. 7-1-76.)

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PART II

ITEM 20. Indemnification of Directors and Officers.

        The Indiana Business Corporation Law ("IBCL"), the provisions of which govern the Registrant, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

        The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's articles of incorporation otherwise provide, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

        Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine that indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the stockholders of the corporation.

        In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provisions of the articles of incorporation or bylaws, resolution of the board of directors or stockholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

        Reference is made to Article V of the Second Amended and Restated Articles of Incorporation of the Registrant concerning indemnification of directors, officers, employees and agents.

        At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

        BAS has insured its directors and officers against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 21. Exhibits and Financial Statement Schedules.

(a)
Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 20, 2002, among Bioanalytical Systems, Inc., PI Acquisition Corp. and PharmaKinetics Laboratories, Inc., amended and restated to give effect to Amendment No. 1 to Agreement and Plan of Merger, dated as of July 24, 2002 (included in this proxy statement/prospectus as Annex A).
*3.1	Second Amended and Restated Articles of Incorporation of Bioanalytical Systems, Inc.
*3.2	Second Restated Bylaws of Bioanalytical Systems, Inc.
4.1	Form of 6% Subordinated Convertible Note due 2008.
5.1	Opinion of Ice Miller as to the legality of the securities being registered and consent to the use of the opinion in this registration statement.
**10.1	Form of Employee Confidentiality Agreement.
**10.2	Bioanalytical Systems, Inc. Outside Director Stock Option Plan.
**10.3	Form of Bioanalytical Systems, Inc. Outside Director Stock Option Agreement.
**10.4	Bioanalytical Systems, Inc. 1990 Employee Incentive Stock Option Plan.
**10.5	Form of Bioanalytical Systems, Inc. 1990 Employee Incentive Stock Option Agreement.
**10.6	Real Estate Mortgage by and between Bioanalytical Systems, Inc. and Bank One, Lafayette, NA, dated July 19, 1996.
**10.7	Security Agreement by and between Bioanalytical Systems, Inc. and Bank One, Lafayette, N.A., dated August 22, 1996.
**10.8	Bioanalytical Systems, Inc. 1997 Employee Incentive Stock Option Plan.
**10.9	Form of Bioanalytical Systems, Inc. 1997 Employee Incentive Stock Option Agreement.
**10.10	1997 Bioanalytical Systems, Inc. Outside Director Stock Option Plan.
**10.11	Form of Bioanalytical Systems, Inc. 1997 Outside Director Stock Option Agreement.
10.12	Voting Agreement among certain shareholders of PharmaKinetics Laboratories, Inc., dated June 20, 2002.
10.13	Form of Class B Preferred Shareholder Warrant.
23.1	Consent of Ernst & Young, LLP.
23.2	Consent of PricewaterhouseCoopers LLP (independent accountants for PharmaKinetics Laboratories, Inc.).
23.3	Consent of Ice Miller (included in exhibit 5.1).
24	Power of Attorney (see signature page).
99.1	Form of proxy for the Special Meeting of Shareholders of PharmaKinetics Laboratories, Inc.

*
Incorporated by reference to BAS's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

**
Incorporated by reference to BAS's Registration Statement on Form S-1, Registration No. 333-36429.

ITEM 22. Undertakings.

(A)
The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)
The undersigned Registrant hereby undertakes:

(1)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4)
To supply by means of a post-effective amendment all information concerning a transaction, and BAS being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Lafayette, and State of Indiana, on the 11th day of September, 2002.

BIOANALYTICAL SYSTEMS, INC.

By:	/s/ Peter T. Kissinger
	Name:	Peter T. Kissinger
	Title:	Chairman of the Board, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1993, as amended, this registration statement has been signed by the following persons in the capacities and on the dates as indicated.

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, That the undersigned hereby constitute and appoint Peter T. Kissinger, Michael P. Silvon and Douglas P. Wieten, or any of them, their true and lawful attorneys-in-fact and agents, and each of them with full power to act without the others, for them and in their name, place, and stead, in any and all capacities, to do any and all acts and things and execute any and all instruments which said attorneys and agents may deem necessary or desirable to enable BIOANALYTICAL SYSTEMS, INC., an Indiana corporation, to comply with the Securities Act of 1933, as amended, to file a registration statement or statements covering not to exceed 228,856 shares of common stock of this Corporation which may be issued in connection with the acquisition of PharmaKinetics Laboratories, Inc. and any and all registration and/or qualification (or exemption therefrom) of the Corporation's common stock for issue, offer, sale, or trade under the Blue Sky or securities laws of any of the states of the United States of America or the District of Columbia and in connection therewith to prepare, execute, certify, acknowledge, verify, deliver, file or cause to be published any applications, reports, consents to service of process, appointments of attorneys to receive service of process, and all other documents or instruments which may be required under such laws, and to take any and all further action which, they may deem necessary or as required by law.

Signature	Title
/s/ Peter T. Kissinger Peter T. Kissinger	Chairman of the Board, President, Chief Executive Officer and Director
/s/ Douglas P. Wieten Douglas P. Wieten	Vice President—Finance, Principal Financial and Accounting Officer
/s/ Ronald E. Shoup Ronald E. Shoup	Director
/s/ Candice B. Kissinger Candice B. Kissinger	Director
/s/ William E. Baitinger William E. Baitinger	Director
/s/ John A. Kraeutler John A. Kraeutler	Director
/s/ W. Leigh Thompson W. Leigh Thompson	Director

S-1

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of June 20, 2002, among Bioanalytical Systems, Inc., PI Acquisition Corp. and PharmaKinetics Laboratories, amended and restated to give effect to that Amendment No. 1 to Agreement and Plan of Merger, dated as of July 24, 2002 (included in this proxy statement/prospectus as Annex A).
*3.1	Second Amended and Restated Articles of Incorporation of Bioanalytical Systems, Inc.
*3.2	Second Restated Bylaws of Bioanalytical Systems, Inc.
4.1	Form of 6% Subordinated Convertible Note due 2008.
5.1	Opinion of Ice Miller as to the legality of the securities being registered and consent to the use of the opinion in this registration statement.
**10.1	Form of Employee Confidentiality Agreement.
**10.2	Bioanalytical Systems, Inc. Outside Director Stock Option Plan.
**10.3	Form of Bioanalytical Systems, Inc. Outside Director Stock Option Agreement.
**10.4	Bioanalytical Systems, Inc. 1990 Employee Incentive Stock Option Plan.
**10.5	Form of Bioanalytical Systems, Inc. 1990 Employee Incentive Stock Option Agreement.
**10.6	Real Estate Mortgage by and between Bioanalytical Systems, Inc. and Bank One, Lafayette, NA, dated July 19, 1996.
**10.7	Security Agreement by and between Bioanalytical Systems, Inc. and Bank One, Lafayette, N.A., dated August 22, 1996.
**10.8	Bioanalytical Systems, Inc. 1997 Employee Incentive Stock Option Plan.
**10.9	Form of Bioanalytical Systems, Inc. 1997 Employee Incentive Stock Option Agreement.
**10.10	1997 Bioanalytical Systems, Inc. Outside Director Stock Option Plan.
**10.11	Form of Bioanalytical Systems, Inc. 1997 Outside Director Stock Option Agreement.
10.12	Voting Agreement among certain shareholders of PharmaKinetics Laboratories, Inc., dated June 20, 2002.
10.13	Form of Class B Preferred Shareholder Warrant.
23.1	Consent of Ernst & Young, LLP.
23.2	Consent of PricewaterhouseCoopers LLP (independent accountants for PharmaKinetics Laboratories, Inc.).
23.3	Consent of Ice Miller (included in exhibit 5.1).
24	Power of Attorney (see signature page).
99.1	Form of proxy for the Special Meeting of Shareholders of PharmaKinetics Laboratories, Inc.

*
Incorporated by reference to BAS's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

**
Incorporated by reference to BAS's Registration Statement on Form S-1, Registration No. 333-36429.

QuickLinks

[PHARMAKINETICS LABORATORIES, INC. LOGO]
PharmaKinetics Laboratories, Inc. 302 West Fayette Street Baltimore, Maryland 21201
[PHARMAKINETICS LABORATORIES, INC. LOGO]
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER , 2002
ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
PharmaKinetics Laboratories, Inc. 302 West Fayette Street Baltimore, Maryland 21201 Attention: Investor Relations Telephone Number: (410) 385-4500
SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE SPECIAL SHAREHOLDERS MEETING
THE MERGER
THE MERGER AGREEMENT
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
THE BUSINESS OF BIOANALYTICAL SYSTEMS, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BIOANALYTICAL SYSTEMS, INC.
THE BUSINESS OF PHARMAKINETICS LABORATORIES, INC.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PHARMAKINETICS LABORATORIES, INC.
UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS.
UNAUDITED CONDENSED PRO FORMA COMBINED BALANCE SHEET AS OF JUNE 30, 2002
UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 2002
UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2001
NOTES TO UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
COMPARISON OF SHAREHOLDER RIGHTS
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS
SHAREHOLDER PROPOSALS FOR ANNUAL MEETINGS
INDEX TO FINANCIAL STATEMENTS
PART II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX